Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

FIRSTSUN CAPITAL BANCORP

and

FiRST FOUNDATION INC.

_____________________

Dated October 27, 2025

i

ii

iii

9.12	Specific Performance	97
9.13	Severability	98
9.14	Confidential Supervisory Information	98
9.15	Delivery by Electronic Transmission	98

Exhibit A – Form of First Foundation Support Agreement

Exhibit B – Form of FirstSun Support Agreement

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Form of Bank Merger Agreement

Exhibit E – Form of FirstSun Article Amendment

Exhibit F – Board Representative Letter Agreement

Exhibit G – Form of Warrant Exercise and Termination Agreement

Exhibit H – Form of Claims Letter

Exhibit I – Form of Partial Termination Agreement

Exhibit J – Form of Amendment No. 2 to Registration Rights Agreement

iv

Definitions

Term	Section
Acceptable Confidentiality Agreement	6.14(a)
Acquisition Proposal	6.14(a)
Advisers Act	3.27(a)
Advisory Agreement	3.28(a)
Advisory Client	3.28(a)
Affiliate	9.6
Agreement	Preamble
Alternative Acquisition Agreement	6.4(a)
Bank Merger	Recitals
Bank Merger Agreement	1.1(b)
Bank Merger Certificates	1.1(b)
Bank Merger Effective Time	1.1(b)
BHC Act	3.1(a)
Business Day	9.6
Cares Act	3.10(d)
Certificate of Merger	1.3
Chosen Courts	9.9(b)
Client Consent	6.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	6.3(b)
Consolidated Tangible Stockholders’ Equity	6.21
Continuing Employee	6.7(a)
Delaware Secretary	1.3
DGCL	1.1(a)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
Excess Shares	1.5(c)
Exchange Act	3.6(c)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
FDI Act	3.1(b)
FDIC	3.1(b)
Federal Reserve Board	3.4
First Annual Meeting	6.13(a)
First Foundation	Preamble
First Foundation 401(k) Plan	6.7(c)

 i

First Foundation Agent	3.30(a)
First Foundation Bank	Recitals
First Foundation Benefit Plans	3.11(a)
First Foundation Board Recommendation	6.4(a)
First Foundation Bylaws	3.1(a)
First Foundation Articles	3.1(a)
First Foundation Common Stock	1.5(a)
First Foundation Contract	3.14(a)
First Foundation Disclosure Schedule	ARTICLE III
First Foundation Equity Awards	1.7(e)
First Foundation 2024 Equity Plan	1.7(a)
First Foundation ERISA Affiliate	3.11(a)
First Foundation Indemnified Parties	6.8(a)
First Foundation Insiders	6.19
First Foundation Insurance Subsidiary	3.30(a)
First Foundation Leased Properties	3.19
First Foundation Meeting	6.4(a)
First Foundation Owned Properties	3.19
First Foundation Preferred Stock	3.2(a)
First Foundation PSU Award	1.7(b)
First Foundation Qualified Plans	3.11(c)
First Foundation Real Property	3.19
First Foundation Regulatory Agencies	3.5
First Foundation Regulatory Agreement	3.15
First Foundation Reports	3.12
First Foundation RSU Award	1.7(a)
First Foundation Securities	3.2(a)
First Foundation Series A Preferred Stock	1.5(b)
First Foundation Series C NVCE Stock	1.5(b)
First Foundation Subsidiary	3.1(b)
First Foundation Subsidiary Securities	3.2(b)
First Foundation Support Agreement	Recitals
First Foundation Stock	1.5(d)
First Foundation Tax Certificate	6.20
First Foundation Termination Fee	8.2(b)
First Foundation Warrants	Recitals
FirstSun	Preamble
FirstSun 401(k) Plan	6.7(c)
FirstSun Agent	4.29(a)
FirstSun Articles	4.1(a)
FirstSun Articles Amendment	1.8
FirstSun Benefit Plans	4.11(a)
FirstSun Board Recommendation	6.4(a)
FirstSun Bylaws	4.1(a)

FirstSun Common Stock	1.5(a)
FirstSun Contract	4.14(a)
FirstSun Converted PSU	1.7(b)
FirstSun Converted RSU Award	1.7(a)
FirstSun Disclosure Schedule	ARTICLE IV
FirstSun Equity Awards	4.2(a)
FirstSun ERISA Affiliate	4.11(a)
FirstSun Insurance Subsidiary	4.29(a)
FirstSun Meeting	6.4(a)
FirstSun Non-Voting Common Stock	1.5(b)
FirstSun Preferred Stock	4.2(a)
FirstSun PSU Awards	4.2(a)
FirstSun Qualified Plans	4.11(c)
FirstSun Regulatory Agencies	4.5
FirstSun Regulatory Agreement	4.15
FirstSun Reports	4.12
FirstSun Restricted Shares Awards	4.2(a)
FirstSun RSU Awards	4.2(a)
FirstSun Securities	4.2(a)
FirstSun Options	4.2(a)
FirstSun Subsidiary	4.1(b)
FirstSun Support Agreement	Recitals
FirstSun Tax Certificate	6.20
FirstSun Termination Fee	8.2(b)
Fraud	8.2(a)
GAAP	3.1(a)
Governmental Entity	3.4
Informational Systems Conversion	6.22(c)
Intellectual Property	3.20
Intended Tax Treatment	1.1(c)
Investment Advisory Services	3.27(a)
Investment Company Act	3.28
IRS	3.11(b)
Joint Proxy Statement	3.4
knowledge	9.6
Legacy First Foundation Directors	6.13(a)
Legacy FirstSun Directors	6.13(a)
Liens	3.2(b)
Loans	3.25(a)
Lock-Up Agreements	Recitals
made available	9.6
Material Adverse Effect	3.1(a)
Materially Burdensome Regulatory Condition	6.1(c)
Meetings	6.4(a)

Merger	Recitals
Mergers	Recitals
Merger Consideration	1.5(a)
Multiemployer Plan	3.11(a)
Multiple Employer Plan	3.11(d)
NASDAQ	2.2(e)
New Certificates	2.1
New Client	6.2(a)
NYSE	3.4
OCC	3.4
Old Certificate	1.5(d)
Outstanding First Foundation Preferred Stock	1.5(b)
Permitted Encumbrance	3.19
person	9.6
Personal Data	3.13(b)
Premium Cap	6.8(b)
Preferred Stock Adjustment Event	1.5(g)
Recommendation Change	6.4(a)
Regulatory Agencies	3.5
Representatives	6.14(a)
Requisite First Foundation Vote	3.3(a)
Requisite Regulatory Approvals	6.1(b)
Requisite FirstSun Vote	4.3(a)
RIA Subsidiary	3.27(a)
S-4	3.4
Sarbanes-Oxley Act	3.6(c)
SEC	3.4
Securities Act	3.12
Security Breach	3.13(d)
Servicing Agreement	3.25(e)
SRO	3.5
Subsidiary	3.1(a)
Sunflower Bank	Recitals
Superior Proposal	6.14(a)
Supporting First Foundation Stockholders	Recitals
Supporting FirstSun Stockholders	Recitals
Surviving Bank	Recitals
Surviving Entity	Recitals
Takeover Statutes	3.22
Tax or Taxes	3.10(e)
Tax Return	3.10(f)
Termination Date	8.1(c)
the date hereof	9.6
transactions contemplated by this Agreement	9.6

transactions contemplated hereby	9.6
Unexercised First Foundation Warrant	1.5(e)
Unexercised First Foundation Warrant Agreement	1.5(e)
Warrant Adjustment Event	1.5(g)
Warrant Agreement	Recitals
WETA	Recitals
willful and material breach	8.2(a)

 v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2025 (this “Agreement”), by and between FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and First Foundation Inc., a Delaware corporation (“First Foundation”).

Recitals

A.           The Boards of Directors of FirstSun and First Foundation have determined, by unanimous vote of the directors present at the applicable meetings, that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which First Foundation will, subject to the terms and conditions set forth herein, merge with and into FirstSun (the “Merger”), so that FirstSun is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger.

B.           In furtherance thereof, the Boards of Directors of FirstSun and First Foundation have approved, by unanimous vote of the directors present at the applicable meetings, the Merger and declared advisable and adopted this Agreement, have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and have resolved to submit this Agreement to their respective stockholders for approval and to recommend that their respective stockholders adopt this Agreement.

C.           For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

D.           Simultaneous with entering into this Agreement, and as a condition and inducement to FirstSun’s willingness to enter into this Agreement, each of the persons listed on Section 1.1(a) of the First Foundation Disclosure Schedule and each member of the Board of Directors of First Foundation who holds shares of First Foundation Common Stock (collectively, the “Supporting First Foundation Stockholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, have determined that it is in their best interests to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, are entering into a support agreement, substantially in the form attached hereto as Exhibit A (the “First Foundation Support Agreement”), pursuant to which, among other things, each of the Supporting First Foundation Stockholders is agreeing, subject to the terms of the First Foundation Support Agreement, to vote all shares of First Foundation Common Stock owned by such Supporting First Foundation Stockholder in favor of the approval of this Agreement.

E.            Simultaneous with entering into this Agreement, and as a condition and inducement to FirstSun’s willingness to enter into this Agreement, certain holders of First Foundation Stock have entered into Lock-Up Agreements dated as of the date hereof and substantially in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”), which contain certain restrictions on the post-Merger transfer by such persons of shares of FirstSun Common Stock.

F.            Simultaneous with entering into this Agreement, and as a condition and inducement to FirstSun’s willingness to enter into this Agreement, certain holders of warrants to acquire shares of First Foundation Series C NVCE Stock, with an issue date of July 8, 2024 (the “First Foundation Warrants”) and each applicable warrant agreement (the “Warrant Agreement”), have entered into a Warrant Exercise and Termination Agreement (the “WETA”) in the form attached hereto as Exhibit G, pursuant to which said holder has agreed to exercise and terminate its First Foundation Warrants in connection with the Merger.

G.           Simultaneous with entering into this Agreement, and as a condition and inducement to First Foundation’s willingness to enter into this Agreement, each of the persons listed on Section 1.1(a) of the FirstSun Disclosure Schedule and each member of the Board of Directors of FirstSun who holds shares of FirstSun Common Stock (collectively, the “Supporting FirstSun Stockholders”), being supportive of this Agreement and the transactions contemplated hereby, including the Merger, has determined that it is in their best interest to provide for their collective support for this Agreement and such transactions and, concurrently with the execution of this Agreement, is entering into a support agreement, substantially in the form attached hereto as Exhibit B (the “FirstSun Support Agreement”), pursuant to which, among other things, each of the Supporting FirstSun Stockholders is agreeing, subject to the terms of the FirstSun Support Agreement, to vote all shares of FirstSun Common Stock owned by such Supporting FirstSun Stockholder in favor of the approval of this Agreement.

H.           Immediately following the Merger, and subject to it occurring, First Foundation Bank, a California state chartered bank and wholly owned Subsidiary of First Foundation (“First Foundation Bank”), will merge (the “Bank Merger” and, together with the Merger, the “Mergers”) with and into Sunflower Bank, National Association, a national banking association and wholly owned Subsidiary of FirstSun (“Sunflower Bank”), so that Sunflower Bank is the surviving entity (the “Surviving Bank”) in the Bank Merger.

I.             In this Agreement, the parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger and Bank Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”), at the Effective Time, First Foundation shall merge with and into FirstSun pursuant to this Agreement. FirstSun shall be the Surviving Entity in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of First Foundation shall terminate.

(b)          At the Bank Merger Effective Time, First Foundation Bank will merge with and into Sunflower Bank. Sunflower Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of First Foundation Bank shall cease. The Bank Merger shall be implemented pursuant to an agreement and plan of merger between First Foundation Bank and Sunflower Bank in form and substance reasonably acceptable to First Foundation and FirstSun, as set forth in Exhibit D (the “Bank Merger Agreement”), which shall be entered into by First Foundation Bank and Sunflower Bank concurrently with this Agreement. Each of First Foundation and FirstSun shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of First Foundation Bank and Sunflower Bank, respectively, and First Foundation and FirstSun shall, and shall respectively cause First Foundation Bank and Sunflower Bank to, execute certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective immediately following the Effective Time or at such later time and date as specified in the Bank Merger Agreement in accordance with applicable law (the “Bank Merger Effective Time”).

(c)          It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (together with the intended tax treatment for the Merger set forth in Section 1.10, the “Intended Tax Treatment”), and the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.2          Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m. Central time on a date which shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided that, upon the election of FirstSun, the parties shall cause the Closing to occur no later than the first calendar day of the calendar month following the calendar month in which the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof first occurs (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by First Foundation and FirstSun. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3          Effective Time. On or (if agreed by First Foundation and FirstSun) prior to the Closing Date, FirstSun and First Foundation, respectively, shall cause to be filed a certificate of merger and such other required instruments or reports with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL (the “Certificate of Merger”). The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Delaware Secretary or at such later time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time hereinafter referred to as the “Effective Time”).

1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

1.5          Conversion of First Foundation Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FirstSun, First Foundation or the holders of any securities of FirstSun or First Foundation:

(a)          First Foundation Common Stock. Subject to Section 2.2(e), each share of the common stock, par value $0.001 per share, of First Foundation (“First Foundation Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of First Foundation Common Stock owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of First Foundation Common Stock (i) held by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in respect of debts previously contracted), shall be converted into the right to receive 0.16083 shares (the “Exchange Ratio”; and such shares, the “Merger Consideration”) of the common stock, par value $0.0001 per share, of FirstSun (the “FirstSun Common Stock”).

(b)          First Foundation Series A Preferred Stock and Series C NVCE Stock. Subject to Section 2.2(e), each share of the Series A Noncumulative Convertible Preferred Stock of First Foundation, par value $0.001 per share (“First Foundation Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time and each share of the Series C Non-Voting Common Equity Equivalent Stock of First Foundation, par value $0.001 per share, issued pursuant to exercise of the First Foundation Warrants under the WETA immediately prior to the Effective Time (“First Foundation Series C NVCE Stock”, and collectively with the First Foundation Series A Preferred Stock, “Outstanding First Foundation Preferred Stock”), except for shares of Outstanding First Foundation Preferred Stock owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of Outstanding First Foundation Preferred Stock (i) held by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in respect of debts previously contracted), shall be converted into the right to receive the Merger Consideration on the basis of each share of First Foundation Common Stock into which such shares of Outstanding First Foundation Preferred Stock were convertible immediately prior to the Effective Time.

(c)          Election of FirstSun Non-Voting Common Stock. Notwithstanding Section 1.5(a) and Section 1.5(b), if the receipt of the Merger Consideration by a holder of First Foundation Stock would result in a holder of First Foundation Stock holding more than 4.99% of the total outstanding shares of FirstSun Common Stock after giving effect to the Merger and the conversion of the First Foundation Stock pursuant to this Section 1.5, then such holder of First Foundation Stock may elect to receive, in lieu of the portion of shares of FirstSun Common Stock that would result such holder holding more than 4.99% of the total outstanding shares of FirstSun Common Stock immediately after the Effective Time (such holder’s “Excess Shares”), a number of shares of FirstSun non-voting common stock, par value $0.0001 per share (the “FirstSun Non-Voting Common Stock”) equal to such holder’s Excess Shares. To properly elect to receive FirstSun Non-Voting Common Stock in lieu Excess Shares, a holder of First Foundation Stock must notify FirstSun, in writing, of such election no later than ten (10) Business Days of the Effective Time. For the avoidance of doubt, a holder of First Foundation Stock will only receive FirstSun Non-Voting Common Stock in connection with the Merger, if such holder of First Foundation Stock both (i) would otherwise hold (or be entitled to receive by virtue of the Merger) Excess Shares immediately following the Effective Time, and (ii) timely notifies FirstSun of its election to receive FirstSun Non-Voting Common Stock in accordance with the immediately preceding sentence.

(d)          Treatment of First Foundation Warrants Exercised Prior to the Effective Time. At the Effective Time, each First Foundation Warrant that is subject to a WETA shall be terminated pursuant to the terms of the applicable WETA following the exercise and termination provisions of the WETA.

(e)          Treatment of First Foundation Warrants Unexercised Prior to the Effective Time. At the Effective Time, the terms of each warrant to purchase shares of First Foundation Series C NVCE Stock that remains outstanding and unexercised immediately prior to the Effective Time (each, an “Unexercised First Foundation Warrant,” and each applicable Warrant Agreement, an “Unexercised First Foundation Warrant Agreement”) shall, by virtue of the Merger and the terms of the applicable Unexercised First Foundation Warrant Agreement and without any required action on the part of First Foundation or any holder of such Unexercised First Foundation Warrant, be modified such that (i) the Shares (as defined in the Unexercised First Foundation Warrant Agreement) subject to the Unexercised First Foundation Warrant Agreement shall be exercisable for that number of shares of FirstSun Common Stock (rounded to the nearest whole share) at the Effective Time equal to (A) the total number of shares of First Foundation Series C NVCE Stock exercisable under the Unexercised First Foundation Warrant Agreement immediately prior to the Effective Time multiplied by (B) the Applicable Conversion Rate (as defined in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc.) immediately prior to the Effective Time multiplied by (C) the Exchange Ratio, and (ii) the Exercise Price (as defined in the Unexercised First Foundation Warrant Agreement) under the Unexercised First Foundation Warrant Agreement at the Effective Time shall equal (A) the Exercise Price (as defined in the Unexercised First Foundation Warrant Agreement) immediately prior to the Effective Time divided by (B) the Applicable Conversion Rate (as defined in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc.) immediately prior to the Effective Time divided by (C) the Exchange Ratio.

(f)           All of the shares of First Foundation Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”; it being understood that any reference herein to “Old Certificate” shall, unless the context otherwise requires, be deemed to include reference to book-entry account statements relating to the ownership of shares of First Foundation Stock) previously representing any such shares of First Foundation Stock shall thereafter represent only the right to receive (i) the Merger Consideration to which the holder of such Old Certificate is entitled under this Agreement as represented by a New Certificate (as defined below) representing the number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock that such shares of First Foundation Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of First Foundation Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon.

(g)          If, prior to the Effective Time, the outstanding shares of FirstSun Common Stock or First Foundation Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of: (i) with regard to First Foundation Stock, (A) an adjustment to the Exercise Price (as defined in the Warrant Agreement) or Shares (as defined in the Warrant Agreement) issuable upon exercise of the First Foundation Warrants as provided in Section 15 of the Warrant Agreement (a “Warrant Adjustment Event”) or (B) the occurrence of an Adjustment Event (as that term is defined in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc. or the Certificate of Designations of Series A Noncumulative Convertible Preferred Stock of First Foundation Inc., as applicable) with regard to the First Foundation Series A Preferred Stock or the First Foundation Series C NVCE Stock (a “Preferred Stock Adjustment Event”), or (ii) with regard to FirstSun Common Stock or First Foundation Stock, a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give FirstSun and the holders of First Foundation Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit First Foundation or FirstSun to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement. As used in this Agreement, the term “First Foundation Stock” means the First Foundation Common Stock and the First Foundation Preferred Stock (as defined below).

(h)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of First Foundation Stock that are owned by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries (in each case, other than shares of First Foundation Stock (i) held by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, or (ii) held, directly or indirectly, by First Foundation or FirstSun or any of their respective wholly owned Subsidiaries in respect of debts previously contracted) shall be cancelled and shall cease to exist and no FirstSun Common Stock or other consideration shall be delivered in exchange therefor.

1.6          FirstSun Stock. At and after the Effective Time, each share of FirstSun Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7          Treatment of First Foundation Equity Awards.

(a)          At the Effective Time, each time-vested restricted stock unit award with respect to shares of First Foundation Common Stock (a “First Foundation RSU Award”) that is outstanding and unvested immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed and converted into a restricted stock unit award in respect of FirstSun Common Stock (each, a “FirstSun Converted RSU Award”) with the same terms and conditions as were applicable under such First Foundation RSU Award immediately prior to the Effective Time and relating to a number of shares of FirstSun Common Stock equal to the product of (i) the number of shares of First Foundation Common Stock subject to such First Foundation RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the second to last sentence of Section 1.5(d)), with any fractional shares rounded to the nearest whole share of FirstSun Common Stock; provided that, any First Foundation RSU Award issued pursuant to the First Foundation Inc. 2024 Equity Incentive Plan (the “First Foundation 2024 Equity Plan”) assumed and converted to a FirstSun Converted RSU Award pursuant to this Section 1.7(a) shall provide that in the event a participant’s employment or service is terminated without cause within twenty-four (24) months of the Closing Date, the time-vesting portion of any FirstSun Converted RSU Award granted to such participant shall accelerate and vest in full upon the date of termination of employment or service of such participant.

(b)          At the Effective Time, each performance restricted stock unit award with respect to shares of First Foundation Common Stock (a “First Foundation PSU Award”) that is outstanding and unvested and unsettled immediately prior to the Effective Time shall be assumed and converted automatically into a restricted stock unit in respect of FirstSun Common Stock (a “FirstSun Converted PSU”) relating to the number of shares of FirstSun Common Stock equal to the product of (i) the number of shares of First Foundation Common Stock subject to such First Foundation PSU Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on target performance, multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the second to last sentence of Section 1.5(d)), with any fractional shares rounded to the nearest whole share of FirstSun Common Stock; provided that any First Foundation PSU Award issued pursuant to the First Foundation 2024 Equity Plan assumed and converted to a FirstSun Converted RSU Award pursuant to this Section 1.7(b) shall provide that in the event a participant’s employment or service is terminated without cause within twenty-four (24) months of the Closing Date, the time-vesting portion of any FirstSun Converted RSU Award granted to such participant shall accelerate and vest in full upon the date of termination of employment or service of such participant. Except as specifically provided in this Section 1.7(b), each such FirstSun Converted PSU shall be subject to the same terms and conditions as applied to the First Foundation PSU Award immediately prior to the Effective Time; provided, that each such FirstSun Converted PSU shall be subject only to service-based vesting through the end of the original performance period under the applicable First Foundation PSU Award and shall no longer be subject to any performance conditions.

(c)          Promptly following the Effective Time, FirstSun shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 with respect to the FirstSun Common Stock subject to the applicable adjusted First Foundation Equity Awards, as required under the Securities Act.

(d)          Prior to the Effective Time, First Foundation, the Board of Directors of First Foundation and the compensation committee of the First Foundation Board of Directors, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7, including using reasonable best efforts to obtain from each holder of a First Foundation PSU Award, prior to the Effective Time, a duly executed acknowledgement in the form provided by First Foundation (the form and substance of which shall be subject to reasonable review and comment by FirstSun).

(e)          For purposes of this Agreement, the “First Foundation Equity Awards” means the First Foundation RSU Awards and the First Foundation PSU Awards.

1.8          Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of FirstSun, as in effect immediately prior to the Effective Time (including, as amended as set forth in Exhibit E (such amendment, the “FirstSun Articles Amendment”), shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.

1.9          Bylaws of Surviving Entity. At the Effective Time, the bylaws of FirstSun, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable law.

1.10        Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

ARTICLE II
EXCHANGE OF SHARES

2.1          FirstSun to Make Consideration Available. At or prior to the Effective Time, FirstSun shall deposit, or shall cause to be deposited, with an exchange agent selected by FirstSun and reasonably satisfactory to First Foundation (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at FirstSun’s option, evidence in book-entry form, representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock to be issued pursuant to Section 1.5 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates for shares of First Foundation Common Stock and Outstanding First Foundation Preferred Stock, together with any dividends or distributions with respect to shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock payable in accordance with Section 2.2(b), being referred to as the “Exchange Fund”).

2.2          Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than five calendar days thereafter, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of First Foundation Stock immediately prior to the Effective Time and that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock and any cash in lieu of fractional shares, which the shares of First Foundation Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to any book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of First Foundation Stock held in book-entry form immediately prior to the Effective Time), together with such properly completed and duly executed letter of transmittal, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock to which such holder of First Foundation Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II, and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, which the shares of First Foundation Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          No dividends or other distributions declared with respect to FirstSun Common Stock or FirstSun Non-Voting Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock that the shares of First Foundation Stock represented by such Old Certificate have been converted into the right to receive.

(c)          If any New Certificate representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of First Foundation of the shares of First Foundation Stock. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, cash in lieu of fractional shares and dividends or distributions as contemplated by this Section 2.2, as applicable.

(e)          Notwithstanding anything to the contrary contained in this Agreement, no fractional shares shall be issued by FirstSun in connection with the Merger and no New Certificates or scrip representing fractional shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to FirstSun Common Stock or FirstSun Non-Voting Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FirstSun. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of First Foundation Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of FirstSun Common Stock on the NASDAQ Stock Market LLC (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by First Foundation and FirstSun) by (ii) the fraction of a share (after taking into account all shares of First Foundation Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of FirstSun Common Stock or FirstSun Non-Voting Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)           Any portion of the Exchange Fund that remains unclaimed by the former stockholders of First Foundation for 12 months after the Effective Time shall be paid to the Surviving Entity. Any former holders of First Foundation Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity for payment of the shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the FirstSun Common Stock or FirstSun Non-Voting Common Stock deliverable in respect of each former share of First Foundation Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FirstSun, First Foundation, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of First Foundation Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of First Foundation Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)          The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of First Foundation Stock or First Foundation Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such First Foundation Stock or First Foundation Equity Awards in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of FirstSun Common Stock or FirstSun Non-Voting Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST FOUNDATION

Except (a) as disclosed in the disclosure schedule delivered by First Foundation to FirstSun concurrently herewith (the “First Foundation Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the First Foundation Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Foundation that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify (1) any other section of this ARTICLE III specifically referenced or cross-referenced, and (2) any other sections of this ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any First Foundation Reports publicly filed with or furnished to the SEC by First Foundation since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature; provided that this clause (b) shall not apply to the representations and warranties set forth in Sections 3.1(a), 3.2(a), 3.3(a), 3.3(b)(i), 3.7 and 3.22), First Foundation hereby represents and warrants to FirstSun as follows:

3.1          Corporate Organization.

(a)          First Foundation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has not elected to be treated as a financial holding company under the BHC Act. First Foundation has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. First Foundation is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation. As used in this Agreement, the term “Material Adverse Effect” means, with respect to FirstSun, First Foundation or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements (and, in either case, any authoritative interpretations thereof), (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, naturally-occurring floods or other natural disasters or from any outbreak of any disease, pandemic, epidemic or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood that this Clause (E) shall not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby) or (F) a decline in the trading price of a party’s common stock in and of itself or the failure, in and of itself, to meet earnings projections or internal or published industry financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary” when used with respect to any person, means any subsidiary of such person as defined in Rule 1-02(x) of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the certificate of incorporation of First Foundation, as amended (the “First Foundation Articles”), and the bylaws of First Foundation (the “First Foundation Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by First Foundation to FirstSun.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation, each Subsidiary of First Foundation (a “First Foundation Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. Other than the covenants and restrictions set forth in this Agreement, there are no restrictions on the ability of First Foundation or any Subsidiary of First Foundation to pay dividends or distributions except, in the case of First Foundation or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. First Foundation Bank is the only depository institution Subsidiary of First Foundation, and the deposit accounts of First Foundation Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDI Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the First Foundation Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of First Foundation as of the date hereof. No Subsidiary of First Foundation is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of First Foundation Bank as in effect as of the date of this Agreement have previously been made available by First Foundation to FirstSun. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of First Foundation other than the First Foundation Subsidiaries.

3.2          Capitalization.

(a)          The authorized capital stock of First Foundation consists of 200,000,000 shares of First Foundation Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“First Foundation Preferred Stock”). As of the date of this Agreement, there were (i) 82,884,401 shares of First Foundation Common Stock issued and outstanding, (ii) 1,318,640 additional shares of First Foundation Common Stock are subject to outstanding First Foundation RSU Awards; (iii) 176,363 additional shares of First Foundation Common Stock are subject to outstanding First Foundation PSU Awards (assuming performance goals are satisfied at the maximum level); and (iv) 29,521 shares of First Foundation Preferred Stock issued and outstanding, as follows, (X) 29,521 shares of First Foundation Series A Preferred Stock issued and outstanding, (Y) no shares of First Foundation Series B Preferred Stock issued and outstanding, and (Z) no shares of First Foundation Series C NVCE Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, there were (i) 2,747,997 shares of First Foundation Common Stock reserved for issuance pursuant to future grants under the First Foundation equity incentive plans; (ii) 51,760,000 shares of First Foundation Common Stock reserved for issuance of upon conversion of the First Foundation Preferred Stock; and (iii) 22,239 shares of First Foundation Series C NVCE Stock reserved for issuance upon exercise of the First Foundation Warrants at a price of $5,125 per share, there are no shares of capital stock or other voting securities or equity interests of First Foundation issued, reserved for issuance or outstanding. No Warrant Adjustment Event or Preferred Stock Adjustment Event has occurred since the initial issuance of the First Foundation Warrants, the First Foundation Series A Preferred Stock or the First Foundation Series C NVCE Stock, as applicable. All the issued and outstanding shares of First Foundation Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no trust preferred or subordinated debt securities of First Foundation are issued or outstanding except as set forth on Section 3.2(a) of the First Foundation Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of First Foundation may vote. Other than First Foundation Equity Awards and the First Foundation Warrants issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral or phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in First Foundation, or contracts, commitments, understandings or arrangements by which First Foundation may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in First Foundation, or that otherwise obligate First Foundation to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “First Foundation Securities”). Other than First Foundation Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of First Foundation or any of its Subsidiaries) are outstanding. No First Foundation Subsidiary owns any capital stock of First Foundation. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which First Foundation or any of its Subsidiaries is a party with respect to the voting or transfer of First Foundation Stock, capital stock or other voting or equity securities or ownership interests of First Foundation or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to be material to First Foundation and except as disclosed on Schedule 3.2(b) of the First Foundation Disclosure Schedule, First Foundation owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the First Foundation Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any First Foundation Subsidiary, or contracts, commitments, understandings or arrangements by which any First Foundation Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such First Foundation Subsidiary, or otherwise obligating any First Foundation Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “First Foundation Subsidiary Securities”).

(c)          Section 3.2(c) of the First Foundation Disclosure Schedule sets forth, for each outstanding First Foundation Equity Award as of the date of this Agreement, the holder, type of award, grant date, number of shares covering such outstanding award, vesting schedule and, if applicable, exercise price and expiration date. On the date that is five days prior to the Closing Date, First Foundation will provide FirstSun with a revised version of Section 3.2(c) of the First Foundation Disclosure Schedule, updated as of the most recent practicable date.

3.3          Authority; No Violation.

(a)          First Foundation has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. This Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved and declared advisable by the Board of Directors of First Foundation. The Board of Directors of First Foundation has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger and the Bank Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of First Foundation and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Bank Merger), has directed that this Agreement be submitted to First Foundation’s stockholders for adoption at a meeting of such stockholders, has recommended that the First Foundation stockholders adopt this Agreement, and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of outstanding First Foundation Common Stock entitled to vote thereon, and (ii) the approval of the FirstSun Articles Amendment, by the affirmative vote of the holders of a majority of the outstanding shares of First Foundation Common Stock entitled to vote thereon ((i) and (ii) collectively, the “Requisite First Foundation Vote”), and the approval of the Bank Merger Agreement by First Foundation as First Foundation Bank’s sole stockholder, no other corporate proceedings on the part of First Foundation are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the submission to the stockholders of First Foundation of an advisory (non-binding) vote on the compensation that may be paid or become payable to First Foundation’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement). This Agreement has been duly and validly executed and delivered by First Foundation and (assuming due authorization, execution and delivery by FirstSun) constitutes a valid and binding obligation of First Foundation, enforceable against First Foundation in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by First Foundation nor the consummation by First Foundation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by First Foundation with any of the terms or provisions hereof, will (i) violate any provision of the First Foundation Articles, the First Foundation Bylaws or the organizational documents of any First Foundation Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Foundation or any of its Subsidiaries or any of their respective properties or assets or (y) except as disclosed on Section 3.3(b) of the First Foundation Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Foundation or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Foundation or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation.

3.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange (the “NYSE”) and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including Sunflower Bank’s establishment and operation of First Foundation Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 3.4(d) of the First Foundation Disclosure Schedule or Section 4.4(d) of the FirstSun Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the First Foundation Disclosure Schedule or Section 4.4 of the FirstSun Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meeting of First Foundation’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by FirstSun in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (g) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FirstSun Common Stock pursuant to this Agreement and the approval of the listing of such FirstSun Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by First Foundation of this Agreement or (ii) the consummation by First Foundation of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, First Foundation has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by First Foundation to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5          Reports. First Foundation and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) any foreign regulatory authority, and (f) any self-regulatory organization (an “SRO”) (clauses (a) - (f), collectively “First Foundation Regulatory Agencies”, and together with the FirstSun Regulatory Agencies, the “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any First Foundation Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws and regulations, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. Subject to Section 9.14, except for normal examinations conducted by a First Foundation Regulatory Agency in the ordinary course of business of First Foundation and its Subsidiaries, no First Foundation Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of First Foundation, investigation into the business or operations of First Foundation or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of First Foundation or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any First Foundation Regulatory Agency with respect to the business, operations, policies or procedures of First Foundation or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation.

3.6          Financial Statements.

(a)          The financial statements of First Foundation and its Subsidiaries included (or incorporated by reference) in the First Foundation Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Foundation and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in stockholders’ equity and consolidated financial position of First Foundation and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of First Foundation has resigned (or informed First Foundation that it intends to resign) or been dismissed as independent public accountants of First Foundation as a result of or in connection with any disagreements with First Foundation on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation and except as disclosed on Section 3.6(b) of the First Foundation Disclosure Schedule, neither First Foundation nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Foundation included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of First Foundation and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, First Foundation or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on First Foundation. First Foundation (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to First Foundation, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Foundation by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to First Foundation’s outside auditors and the audit committee of First Foundation’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Foundation’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of First Foundation, any fraud, whether or not material, that involves management or other employees who have a significant role in First Foundation’s internal controls over financial reporting. To the knowledge of First Foundation, any such disclosures were made in writing by management to First Foundation’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by First Foundation to FirstSun. As of the date hereof, neither First Foundation nor its independent audit firm has identified, and, to the knowledge of First Foundation and except as disclosed on Section 3.6(c) of the First Foundation Disclosure Schedule, no circumstances exist upon which First Foundation or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of First Foundation, there is no reason to believe that First Foundation’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since December 31, 2022, (i) neither First Foundation nor any of its Subsidiaries, nor, to the knowledge of First Foundation, any director, officer, auditor, accountant or representative of First Foundation or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Foundation or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Foundation or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing First Foundation or any of its Subsidiaries, whether or not employed by First Foundation or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by First Foundation or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of First Foundation or any committee thereof or the Board of Directors or similar governing body of any First Foundation Subsidiary or any committee thereof, or to the knowledge of First Foundation, to any director or officer of First Foundation or any First Foundation Subsidiary.

3.7          Broker’s Fees. Except as disclosed on Section 3.7 of the First Foundation Disclosure Schedule and, with the exception of the engagement of Keefe, Bruyette & Woods, Inc. and Jefferies LLC, neither First Foundation nor any First Foundation Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement. First Foundation has disclosed to FirstSun as of the date hereof the aggregate fees provided for in connection with the engagement by First Foundation of Keefe, Bruyette & Woods, Inc. and Jefferies LLC related to the Mergers and the other transactions contemplated hereunder.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, except as disclosed on Section 3.8(a) of the First Foundation Disclosure Schedule, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation.

(b)          Since December 31, 2024, except as disclosed on Section 3.8(b) of the First Foundation Disclosure Schedule, First Foundation and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on First Foundation and except as disclosed on Section 3.9(a) of the First Foundation Disclosure Schedule, neither First Foundation nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of First Foundation, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Foundation or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, be material to First Foundation and except as disclosed on Schedule 3.9(b) of the First Foundation Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Foundation, any of its Subsidiaries or the assets of First Foundation or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).

3.10         Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation: each of First Foundation and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither First Foundation nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of First Foundation and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; there are no Liens for Taxes upon any property of First Foundation or any of its Subsidiaries except for current Taxes not yet due and payable; each of First Foundation and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party; neither First Foundation nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither First Foundation nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of First Foundation and its Subsidiaries or the assets of First Foundation and its Subsidiaries; no claim or assertion has ever been made or threatened in writing by a Governmental Entity against First Foundation or any of its Subsidiaries in a jurisdiction where First Foundation or any of its Subsidiaries does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction; neither First Foundation nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither First Foundation nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among First Foundation and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); and neither First Foundation nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was First Foundation) or (B) has any liability for the Taxes of any person (other than First Foundation or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)          Neither First Foundation nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither First Foundation nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)          Neither First Foundation nor any of its Subsidiaries has taken any action, failed to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or to result in the covenants set forth in Section 6.20 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause First Foundation to be in breach of this representation. As of the date of this Agreement, neither First Foundation nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)          Neither First Foundation nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “Cares Act”) or IRS Notice 2020-65 or any similar election under state, local, or foreign law, or (ii) claimed any employee retention credits within the meaning of Section 2301 of the Cares Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020.

(e)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a Tax and imposed by a Governmental Entity with jurisdiction over Taxes, together with all penalties and additions to tax and interest thereon.

(f)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11        Employees.

(a)          Each First Foundation Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to be material to First Foundation and its Subsidiaries, taken as a whole, neither First Foundation nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any First Foundation Benefit Plan, and neither First Foundation nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “First Foundation Benefit Plans” means all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which First Foundation or any Subsidiary or any trade or business of First Foundation or any of its Subsidiaries, whether or not incorporated, all of which together with First Foundation would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “First Foundation ERISA Affiliate”), has or could be reasonably expected to have any current or, to the knowledge of First Foundation, future obligation or that are maintained, contributed to or sponsored by First Foundation or any of its Subsidiaries or any First Foundation ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of First Foundation or any of its Subsidiaries or any First Foundation ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity.

(b)          Section 3.11(b) of the First Foundation Disclosure Schedule sets forth a true, correct and complete list of all First Foundation Benefit Plans. First Foundation has made available to FirstSun true copies of each First Foundation Benefit Plan, or a brief description of the material terms of any First Foundation Benefit Plan that has not been reduced to a writing, and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each First Foundation Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “First Foundation Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of First Foundation, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any First Foundation Qualified Plan or the related trust.

(d)          None of First Foundation and its Subsidiaries nor any First Foundation ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan, a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and none of First Foundation and its Subsidiaries nor any First Foundation ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e)          Except as would not result in any material liability to First Foundation and its Subsidiaries, taken as a whole, no First Foundation Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f)           Except as would not reasonably be expected to result in any material liability to First Foundation and its Subsidiaries, taken as a whole, all contributions required to be made to any First Foundation Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Foundation Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of First Foundation.

(g)          There are no pending or, to the knowledge of First Foundation, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to First Foundation’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the First Foundation Benefit Plans, any fiduciaries thereof with respect to their duties to the First Foundation Benefit Plans or the assets of any of the trusts under any of the First Foundation Benefit Plans that would reasonably be expected to result in any material liability of First Foundation or any of its Subsidiaries, taken as a whole.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, none of First Foundation and its Subsidiaries nor any First Foundation ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the First Foundation Benefit Plans or their related trusts, First Foundation, any of its Subsidiaries or any First Foundation ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)           Except as disclosed in Section 3.11(i) of the First Foundation Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of First Foundation or any of its Subsidiaries, or result in any limitation on the right of First Foundation or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any First Foundation Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) to any employee, officer, director or other individual service provider of First Foundation or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) under any First Foundation Benefit Plan will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)           No First Foundation Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(k)          The transactions contemplated by this Agreement will not cause or require First Foundation or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation and its Subsidiaries, taken as a whole, there are no pending or, to First Foundation’s knowledge, threatened labor grievances or unfair labor practice claims or charges against First Foundation or any of its Subsidiaries, or any strikes or other labor disputes against First Foundation or any of its Subsidiaries. Neither First Foundation nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of First Foundation or any of its Subsidiaries, and, there are no pending or, to the knowledge of First Foundation, threatened organizing efforts by any union or other group seeking to represent any employees of First Foundation or any of its Subsidiaries.

(m)         Except as disclosed on Section 3.11(m) of the First Foundation Disclosure Schedule, First Foundation and its Subsidiaries are, and have been since December 31, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigrant, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not resulted and would not reasonably be expected to result in any material liability to First Foundation and its Subsidiaries, taken as a whole.

(n)          Except as disclosed on Section 3.11(n) of the First Foundation Disclosure Schedule, in the past five years, neither First Foundation nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or individual independent contractor of First Foundation or its Subsidiaries that substantially involves allegations relating to sexual harassment or sexual misconduct by either (i) an executive officer of First Foundation or its Subsidiaries or (ii) an employee at the level of Senior Vice President or above of First Foundation or its Subsidiaries. In the past five (5) years, to the knowledge of First Foundation, no allegations of sexual harassment have been made against (x) an executive officer of First Foundation or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of First Foundation or its Subsidiaries, or (z) a member of the board of directors of First Foundation or its Subsidiaries.

3.12        SEC Reports. First Foundation has previously made available to FirstSun an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by First Foundation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “First Foundation Reports”), and (b) communication mailed by First Foundation to its stockholders since December 31, 2022 and prior to the date hereof, and no such First Foundation Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Except as disclosed on Section 3.12 of the First Foundation Disclosure Schedule, since December 31, 2022, as of their respective dates, all First Foundation Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of First Foundation has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the First Foundation Reports.

3.13        Compliance with Applicable Law.

(a)          Except as disclosed on Section 3.13(a) of the First Foundation Disclosure Schedule, First Foundation and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation, and, to the knowledge of First Foundation, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation, First Foundation and each of its Subsidiaries have complied with, and are not in default or violation under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Foundation or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which First Foundation or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any data or information that could reasonably be used to identify any person, or that otherwise constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. First Foundation and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by First Foundation and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where First Foundation and its Subsidiaries conduct business.

(c)          First Foundation Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and First Foundation has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in First Foundation Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)          First Foundation maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any (i) loss or misuse, (ii) unauthorized or unlawful operations performed thereon, or (iii) other act or omission that compromises the security or confidentiality thereof (clauses (i) through (iii), a “Security Breach”). To the knowledge of First Foundation, neither First Foundation nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation. To the knowledge of First Foundation, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Foundation. No claims or actions have been asserted, or to the knowledge of First Foundation, threatened, against First Foundation or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation.

(e)          Without limitation, none of First Foundation or any of its Subsidiaries, or to the knowledge of First Foundation, any director, officer, employee, agent or other person acting on behalf of First Foundation or any of its Subsidiaries has, directly or indirectly, (i) used any funds of First Foundation or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Foundation or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of First Foundation or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of First Foundation or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for First Foundation or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Foundation or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Foundation.

(f)           As of the date hereof, each of First Foundation and First Foundation Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither First Foundation nor First Foundation Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

3.14        Certain Contracts.

(a)          Except as set forth in Section 3.14(a) of the First Foundation Disclosure Schedule or as filed with any First Foundation Reports since January 1, 2025, as of the date hereof, neither First Foundation nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any First Foundation Benefit Plan:

(i)           which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         which contains a provision that materially restricts the conduct of any line of business by First Foundation or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage or compete in any line of business or in any geographic region (including any non-compete or client or customer non-solicitation requirement and any exclusivity or exclusive dealing provisions with such an effect) (excluding customary non-solicitation covenants contained in vendor agreements entered into in the ordinary course);

(iii)        which is a collective bargaining agreement or similar agreement with any labor organization;

(iv)        that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of First Foundation or its Subsidiaries, taken as a whole;

(v)         any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite First Foundation Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to be material to First Foundation;

(vi)        that (A) relates to the incurrence of indebtedness by First Foundation or any First Foundation Subsidiary, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) provides for the guaranty, support, indemnification, assumption or endorsement by First Foundation or any of its Subsidiaries of, or any similar commitment by First Foundation or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(vii)       relating to the lease of property having a value in excess of $300,000 in the aggregate;

(viii)      in which (A) First Foundation or any of its Subsidiaries grants any right, license or covenant not to sue with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (B) First Foundation or any of its Subsidiaries obtains any right, license or covenant not to sue with respect to any Intellectual Property (other than licenses for commercial off-the-shelf software which are generally available on non-discriminatory pricing terms with aggregate annual payments of less than $250,000);

(ix)         relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement;

(x)          which relates to capital expenditures and involves future payments in excess of $1,000,000 in the aggregate;

(xi)         which is not terminable on 60 days or less notice and involves the payment of more than $1,000,000 per annum;

(xii)        any independent contractor agreement, retention agreement, change of control agreement, or similar contract or agreement that is with any consultant, service provider or independent contractor of First Foundation or any of its Subsidiaries;

(xiii)       that is a settlement, consent or similar agreement and contains any material continuing obligations of First Foundation or any of its Subsidiaries; or

(xiv)       that relates to the acquisition or disposition of any person, business or asset (including any merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a Regulatory Agency in connection with the acquisition of a depository institution) and under which First Foundation or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the First Foundation Disclosure Schedule, is referred to herein as a “First Foundation Contract.” First Foundation has made available to FirstSun true, correct and complete copies of each First Foundation Contract in effect as of the date hereof.

(b)          (1) Each First Foundation Contract is valid and binding on First Foundation or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation, (2) First Foundation and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each First Foundation Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation, (3) to the knowledge of First Foundation, each third-party counterparty to each First Foundation Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such First Foundation Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation, (4) neither First Foundation nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any First Foundation Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, (5) each First Foundation Contract described in Section 3.14(a)(xii) was entered into in compliance with all applicable laws and regulations in all material respects, and (6) to the knowledge of First Foundation, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of First Foundation or any of its Subsidiaries, any other party thereto, of or under any such First Foundation Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Foundation.

3.15        Agreements with Regulatory Agencies. Subject to Section 9.14, neither First Foundation nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “First Foundation Regulatory Agreement”), nor has First Foundation or any of its Subsidiaries been advised in writing, or to First Foundation’s knowledge, orally, since December 31, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such First Foundation Regulatory Agreement.

3.16        Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of First Foundation or any of its Subsidiaries or for the account of a customer of First Foundation or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of First Foundation or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). First Foundation and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to First Foundation’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

3.17        Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, First Foundation and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of First Foundation, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on First Foundation or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against First Foundation, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. To the knowledge of First Foundation, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation. First Foundation is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation.

3.18        Investment Securities and Commodities. Each of First Foundation and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to First Foundation’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Foundation or its Subsidiaries. Such securities and commodities are valued on the books of First Foundation in accordance with GAAP in all material respects. First Foundation and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that First Foundation believes are prudent and reasonable in the context of their respective businesses, and First Foundation and each of its Subsidiaries have, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.

3.19        Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Foundation, First Foundation or a First Foundation Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the First Foundation Reports as being owned by First Foundation or a First Foundation Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “First Foundation Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such First Foundation Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, the “First Foundation Leased Properties” and collectively with the First Foundation Owned Properties, the “First Foundation Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and has paid all rents and other charges to the extent due under the leases and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of First Foundation, the lessor. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, each of the First Foundation Leased Properties has been furnished or made available to FirstSun. There are no pending or, to the knowledge of First Foundation, threatened condemnation proceedings against the First Foundation Real Property.

3.20        Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation: (a)(i) First Foundation and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of First Foundation, neither First Foundation nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which First Foundation or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) except as disclosed on Section 3.20 of the First Foundation Disclosure Schedule, no person has asserted in writing to First Foundation or any of its Subsidiaries within the past six years that First Foundation or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of First Foundation, no person is challenging, infringing on or otherwise violating, any right of First Foundation or any of its Subsidiaries with respect to any Intellectual Property owned by First Foundation or its Subsidiaries; (c) neither First Foundation nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by First Foundation or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) First Foundation and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by First Foundation and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any and all intellectual property or proprietary rights of any kind arising in any jurisdiction, including in or with respect to any and all: trademarks, service marks, brand names, internet domain names, social media identifiers and accounts, corporate names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; data and database rights; computer software (including source code, object code, firmware, operating systems and specifications); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

3.21        Related Party Transactions. Except as set forth in any First Foundation Reports since January 1, 2025, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between First Foundation or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of First Foundation or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding First Foundation Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of First Foundation) on the other hand, of the type required to be reported in any First Foundation Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

3.22        State Takeover Laws. The Board of Directors of First Foundation has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the First Foundation Articles or First Foundation Bylaws (collectively, with any similar provisions of the FirstSun Articles or FirstSun Bylaws, “Takeover Statutes”). Section 203 of the DGCL does not apply to First Foundation, this Agreement, or the transactions contemplated hereby pursuant to Section 203(b)(1) of the DGCL. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of First Foundation Stock in connection with the Merger.

3.23        Opinion. Prior to the execution of this Agreement, the Board of Directors of First Foundation has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from each of Keefe, Bruyette & Woods, Inc. and Jefferies LLC to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications, and limitations set forth in its written opinion, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of First Foundation Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24        First Foundation Information. The information relating to First Foundation and its Subsidiaries or that is provided by First Foundation, its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement, the S-4 or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to First Foundation and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to First Foundation or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by First Foundation with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of FirstSun or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 3.25(a) of the First Foundation Disclosure Schedule, neither First Foundation nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which First Foundation or any Subsidiary of First Foundation is a creditor that, as of September 30, 2025, under the terms of which the obligor was, as of September 30, 2025 over 90 days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the First Foundation Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of First Foundation and its Subsidiaries that, as of September 30, 2025, were classified by First Foundation as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category, and (ii) each asset of First Foundation or any of its Subsidiaries that, as of September 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, each Loan of First Foundation or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Foundation and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, each outstanding Loan of First Foundation or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Foundation and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which First Foundation or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          First Foundation and its Subsidiaries (including First Foundation Bank) are in material compliance with, and since December 31, 2022, have complied in all material respects with their respective servicing or, as applicable, subservicing, obligations under all contracts or agreements pursuant to which First Foundation or its Subsidiaries (including First Foundation Bank) is obligated to a Governmental Entity or any other third-party person to service and administer Loans (each a “Servicing Agreement”). Since December 31, 2022, through the date of this Agreement, neither First Foundation nor any of its Subsidiaries has received written or, to the knowledge of First Foundation, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(f)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Loan serviced by either First Foundation or its Subsidiaries (including First Foundation Bank) as of the date hereof is true and complete and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by First Foundation or its Subsidiaries (including First Foundation Bank) under any Servicing Agreement.

(g)          There are no outstanding Loans made by First Foundation or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of First Foundation or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Foundation, neither First Foundation nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(i)           As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to First Foundation’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by First Foundation or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

3.26        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on First Foundation, (a) First Foundation and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Foundation and First Foundation Bank reasonably have determined to be prudent and consistent with industry practice, and First Foundation and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of First Foundation and its Subsidiaries, First Foundation or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by First Foundation or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither First Foundation nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27        RIA Compliance Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Subsidiary of First Foundation that is registered with the SEC as an investment adviser under the U.S. Advisers Act of 1940, as amended (the “Advisers Act”, and any such Subsidiary, a “RIA Subsidiary”) is and has been, (i) at all times required by applicable law, duly registered as an investment adviser under the Advisers Act and under all applicable state statutes (if required to be so registered under applicable law), and (ii) since December 31, 2022, duly registered and licensed as an investment adviser under all other applicable laws or exempt therefrom. Except for the RIA Subsidiaries, neither First Foundation nor any of its Subsidiaries provides investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Advisers Act (such services, “Investment Advisory Services”) in any jurisdiction or is required to be registered under the Advisers Act or any applicable law in any jurisdiction.

(b)          Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. Except as disclosed on Section 3.27(b) of the First Foundation Disclosure Schedule, each RIA Subsidiary has established in compliance with requirements of applicable law, and maintained in effect at all times required by applicable law since December 31, 2022, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such RIA Subsidiary under applicable law, including Rules 204A-1 and 206(4)-7 under the Advisers Act, and since December 31, 2022, there has been no material violation of such policies and procedures, except, in each case under clauses (i)-(vii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          With respect to each RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of First Foundation, any of such RIA Subsidiary’s other “associated persons” (as defined in the Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) are there any pending or, to the knowledge of First Foundation, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations in writing by any Regulatory Agency or other Governmental Entity that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to be, individually or in the aggregate, material to First Foundation.

(d)          Each RIA Subsidiary is, and since December 31, 2022, has been, in compliance with (i) the applicable provisions of the Advisers Act and (ii) all other applicable laws of the jurisdictions in which such RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Each RIA Subsidiary is not prohibited from charging fees to any person pursuant to Rule 206(4)-5 under the Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           Each RIA Subsidiary, and any investment advisory program sponsored by each RIA Subsidiary, is in compliance with Rule 3a-4 under the Investment Company Act.

3.28        Client Agreements.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each investment advisory agreement entered into by an RIA Subsidiary with any client or customer of any RIA Subsidiary for Investment Advisory Services (any such client or customer, an “Advisory Client”) for the purpose of providing Investment Advisory Services to such Advisory Client (any such agreement, an “Advisory Agreement”) includes all provisions required by and complies in all respects with the Advisers Act; (ii) no Advisory Client is registered or required to be registered as an investment company under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”); and (iii) each RIA Subsidiary does not sponsor, or act as an investment adviser or sub-adviser for, any public or private investment funds.

(b)          Each RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each RIA Subsidiary does not provide Investment Advisory Services to any person other than the Advisory Clients and (ii) each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

3.29        Fiduciary Activities.

(a)          First Foundation and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Since December 31, 2022 none of First Foundation, any of its Subsidiaries, or, to the knowledge of First Foundation, any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of First Foundation and its Subsidiaries include documented risk profiles signed by each customer. Since December 31, 2022, none of First Foundation or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

(b)          Each trust or wealth management customer of First Foundation or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of First Foundation and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with written instructions received from such customer and its authorized representatives and authorized signers, (iv) consistent with such customer’s risk profile, and (v) in compliance with all applicable laws and First Foundation’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of First Foundation or any of its Subsidiaries has been duly and validly executed and delivered by First Foundation and/or each such Subsidiary and, to the knowledge of First Foundation, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and First Foundation, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and First Foundation and its Subsidiaries and, to the knowledge of First Foundation, such other contracting parties are in compliance with each of the terms thereof.

(c)          No contract governing a relationship with a trust or wealth management customer of First Foundation or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to First Foundation or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement.

3.30        Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Foundation, (i) since December 31, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any First Foundation Subsidiary (“First Foundation Agent”) wrote, sold, produced, managed, administered or procured business for a First Foundation Subsidiary, such First Foundation Agent was, at the time the First Foundation Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no First Foundation Agent has been since December 31, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such First Foundation Agent’s writing, sale, management, administration or production of insurance business for any First Foundation Insurance Subsidiary (as defined below), and (iii) each First Foundation Agent was appointed by First Foundation or First Foundation Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such First Foundation Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “First Foundation Insurance Subsidiary” means each Subsidiary of First Foundation through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Foundation, (i) since December 31, 2022, First Foundation and the First Foundation Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any First Foundation Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each First Foundation Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.31        Broker-Dealer Subsidiaries. Neither First Foundation nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable law.

3.32        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by First Foundation in this ARTICLE III, neither First Foundation nor any other person makes any express or implied representation or warranty with respect to First Foundation, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Foundation hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither First Foundation nor any other person makes or has made any representation or warranty to FirstSun or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Foundation, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to FirstSun or any of its Affiliates or representatives in the course of their due diligence investigation of First Foundation, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case, for the representations and warranties made by First Foundation in this ARTICLE III.

(b)          First Foundation acknowledges and agrees that neither FirstSun nor any other person on behalf of FirstSun has made or is making, and First Foundation has not relied upon, any express or implied representation or warranty other than those representations and warranties expressly set forth in ARTICLE IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRSTSUN

Except (a) as disclosed in the disclosure schedule delivered by FirstSun to First Foundation concurrently herewith (the “FirstSun Disclosure Schedule”) (it being understood that (i) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FirstSun Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FirstSun that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced, and (2) any other sections of this ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any FirstSun Reports publicly filed with or furnished to the SEC by FirstSun since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature; provided that this clause (b) shall not apply to the representations and warranties set forth in Sections 4.1(a), 4.2(a), 4.3(a), 4.3(b)(i), 4.7 and 4.19), FirstSun hereby represents and warrants to First Foundation as follows:

4.1          Corporate Organization.

(a)          FirstSun is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. FirstSun has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. FirstSun is duly licensed or qualified to do business and in good standing (to the extent such concept (or a similar concept) exists in such jurisdiction) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun. True and complete copies of the amended and restated certificate of incorporation of FirstSun, as amended (the “FirstSun Articles”) and the bylaws of FirstSun, as amended (the “FirstSun Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by FirstSun to First Foundation.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun, each Subsidiary of FirstSun (an “FirstSun Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. Other than the covenants and restrictions set forth in this Agreement, there are no restrictions on the ability of FirstSun or any Subsidiary of FirstSun to pay dividends or distributions except, in the case of FirstSun or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Sunflower Bank is the only depository institution Subsidiary of FirstSun, and the deposit accounts of Sunflower Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the FirstSun Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of FirstSun as of the date hereof. No Subsidiary of FirstSun is in violation of any of the provisions of its articles or certificate of incorporation or bylaws (or comparable organizational documents). True and complete copies of the organizational documents of Sunflower Bank as in effect as of the date of this Agreement have previously been made available by FirstSun to First Foundation. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of FirstSun other than the FirstSun Subsidiaries.

4.2          Capitalization.

(a)          As of October 27, 2025, the authorized capital stock of FirstSun consists of 50,000,000 shares of FirstSun Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “FirstSun Preferred Stock”). As of October 27, 2025 there were (i) 27,874,121 shares of FirstSun Common Stock issued and outstanding, including 37,556 shares of FirstSun Common Stock granted in respect of outstanding restricted shares of FirstSun Common Stock (“FirstSun Restricted Share Awards”); (ii) 71,528 shares of FirstSun Common Stock reserved for issuance upon the settlement of outstanding time-vested restricted stock units in respect of shares of FirstSun Common Stock (“FirstSun RSU Awards”); (iii) 243,256 shares of FirstSun Common Stock reserved for issuance upon the settlement of outstanding FirstSun performance share unit awards (“FirstSun PSU Awards”) (assuming performance goals are satisfied at the target level) or 364,874 shares of FirstSun Common Stock reserved for issuance upon the settlement of outstanding FirstSun PSU Awards (assuming performance goals are satisfied at the maximum level); (iv) 718,290 shares of FirstSun Common Stock reserved for issuance upon the exercise of outstanding stock options (“FirstSun Options”, and collectively with FirstSun Restricted Share Awards, FirstSun RSU Awards and FirstSun PSU Awards, the “FirstSun Equity Awards”) and (v) no shares of FirstSun Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and 2,033,348 shares of FirstSun Common Stock reserved for issuance pursuant to future grants under the FirstSun equity incentive plans, there are no shares of capital stock or other voting securities or equity interests of FirstSun issued, reserved for issuance or outstanding. All the issued and outstanding shares of FirstSun Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no trust preferred or subordinated debt securities of FirstSun are issued or outstanding except as set forth on Section 4.2(a) of the FirstSun Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of FirstSun may vote. Other than FirstSun Equity Awards, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, deferral or phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in FirstSun, or contracts, commitments, understandings or arrangements by which FirstSun may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in FirstSun or that otherwise obligate FirstSun to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “FirstSun Securities”). Other than the FirstSun Equity Awards, no equity or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FirstSun or any of its Subsidiaries) are outstanding. No FirstSun Subsidiary owns any capital stock of FirstSun. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which FirstSun or any of its Subsidiaries is a party with respect to the voting or transfer of FirstSun Common Stock, capital stock or other voting or equity securities or ownership interests of FirstSun or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to be material to FirstSun, FirstSun owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the FirstSun Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3          Authority; No Violation.

(a)          FirstSun has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. This Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger) have been duly and validly approved and declared advisable by the Board of Directors of FirstSun. The Board of Directors of FirstSun has determined, by the unanimous vote of directors present at the applicable meeting, that the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of FirstSun and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger), has directed that this Agreement be submitted to FirstSun’s stockholders for adoption at a meeting of such stockholders, has recommended that the FirstSun stockholders adopt this Agreement, and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FirstSun Common Stock entitled to vote thereon, (ii) the adoption of the FirstSun Articles Amendment, by the affirmative vote of the holders of a majority of the outstanding shares of FirstSun Common Stock entitled to vote thereon ((i) and (ii) collectively, the “Requisite FirstSun Vote”), and (iii) the approval of the Bank Merger Agreement by FirstSun as Sunflower Bank’s sole stockholder, no other corporate proceedings on the part of FirstSun are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FirstSun and (assuming due authorization, execution and delivery by First Foundation) constitutes a valid and binding obligation of FirstSun, enforceable against FirstSun in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of FirstSun Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite FirstSun Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of FirstSun will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by FirstSun, nor the consummation by FirstSun of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by FirstSun with any of the terms or provisions hereof, will (i) violate any provision of the FirstSun Articles, the FirstSun Bylaws or the organizational documents of Sunflower Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FirstSun or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FirstSun or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstSun or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun.

4.4          Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ, (b) the filing of any required applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval or waiver of such applications, filings, waiver requests and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act of 1960, and approval or waiver of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with any state bank regulatory authority with respect to the Bank Merger, including FirstSun’s and Sunflower Bank’s establishment and operation of First Foundation Bank’s branches and other offices following the Bank Merger Effective Time, which applications, filings and notices are set forth on Section 4.4(d) of the FirstSun Disclosure Schedule or Section 3.4(d) of the First Foundation Disclosure Schedule, (e) those additional applications, filings and notices, if any, listed on Section 3.4 of the First Foundation Disclosure Schedule or Section 4.4 of the FirstSun Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement, and the S-4, and the declaration by the SEC of the effectiveness of the S-4 in which the Joint Proxy Statement will be included as a prospectus, (g) the filing of the Certificate of Merger and the FirstSun Articles Amendment with the Delaware Secretary pursuant to the DGCL, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FirstSun Common Stock pursuant to this Agreement and the approval of the listing of such FirstSun Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by FirstSun of this Agreement or (ii) the consummation by FirstSun of the Merger and the other transactions contemplated hereby (including the issuance of shares of FirstSun Common Stock in the Merger and the Bank Merger). As of the date hereof, FirstSun has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by FirstSun to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5          Reports. FirstSun and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2022 with (a) any state regulatory authority, (b) the OCC, (c) the SEC, (d) the Federal Reserve Board, (e) the FDIC, (f) any foreign regulatory authority, and (g) any SRO (clauses (a) - (g), collectively “FirstSun Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any FirstSun Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. Subject to Section 9.14, except for normal examinations conducted by a FirstSun Regulatory Agency in the ordinary course of business of FirstSun and its Subsidiaries, no FirstSun Regulatory Agency or governmental agency or authority has initiated or has pending any proceeding or, to the knowledge of FirstSun, investigation into the business or operations of FirstSun or any of its Subsidiaries since December 31, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. Except as set forth on Section 4.5 of the FirstSun Disclosure Schedule and subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FirstSun or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any FirstSun Regulatory Agency with respect to the business, operations, policies or procedures of FirstSun or any of its Subsidiaries since December 31, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

4.6          Financial Statements.

(a)          Except as set forth on Section 4.6(a) of the FirstSun Disclosure Schedule, the financial statements of FirstSun and its Subsidiaries included (or incorporated by reference) in the FirstSun Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FirstSun and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated balance sheets, results of operations, consolidated statements of cash flows, consolidated statements of comprehensive income, changes in stockholders’ equity and financial position of FirstSun and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2022, no independent public accounting firm of FirstSun has resigned (or informed FirstSun that it intends to resign) or been dismissed as independent public accountants of FirstSun as a result of or in connection with any disagreements with FirstSun on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, neither FirstSun nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FirstSun included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of FirstSun and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of, or leased or provided as a service to, FirstSun or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on FirstSun. FirstSun (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FirstSun, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FirstSun by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FirstSun’s outside auditors and the audit committee of FirstSun’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FirstSun’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of FirstSun, any fraud, whether or not material, that involves management or other employees who have a significant role in FirstSun’s internal controls over financial reporting. To the knowledge of FirstSun, any such disclosures were made in writing by management to FirstSun’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by FirstSun to first Foundation. As of the date hereof, neither FirstSun nor its independent audit firm has identified, and, to the knowledge of FirstSun, no circumstances exist upon which FirstSun or its independent audit firm would reasonably be expected to identify after the date hereof, any un-remediated material weakness in internal controls over financial reporting or disclosure controls and procedures. To the knowledge of FirstSun, there is no reason to believe that FirstSun’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since December 31, 2022, (i) neither FirstSun nor any of its Subsidiaries, nor, to the knowledge of FirstSun, any director, officer, auditor, accountant or representative of FirstSun or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FirstSun or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FirstSun or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing FirstSun or any of its Subsidiaries, whether or not employed by FirstSun or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by FirstSun or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of FirstSun or any committee thereof or the Board of Directors or similar governing body of any FirstSun Subsidiary or any committee thereof, or to the knowledge of FirstSun, to any director or officer of FirstSun or any FirstSun Subsidiary.

4.7          Broker’s Fees. With the exception of the engagement of Stephens, Inc., neither FirstSun nor any FirstSun Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or related transactions contemplated by this Agreement.

4.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

(b)          Since December 31, 2024, FirstSun and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9          Legal and Regulatory Proceedings.

(a)          Except as set forth on Section 4.9(a) of the FirstSun Disclosure Schedule and except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on FirstSun, neither FirstSun nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of FirstSun, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FirstSun or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, be material to FirstSun, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon FirstSun, any of its Subsidiaries or the assets of FirstSun or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its Affiliates).

4.10        Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun: each of FirstSun and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete; neither FirstSun nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of FirstSun and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; there are no Liens for Taxes upon any property of FirstSun or any of its Subsidiaries except for current Taxes not yet due and payable; each of FirstSun and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party; neither FirstSun nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect (other than extension or waiver granted in the ordinary course of business); neither FirstSun nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of FirstSun and its Subsidiaries or the assets of FirstSun and its Subsidiaries; no claim or assertion has ever been made or threatened in writing by a Governmental Entity against FirstSun or any of its Subsidiaries in a jurisdiction where FirstSun or any of its Subsidiaries does not file a Tax Return that such entity is or may be required to file such Tax Return or pay Taxes in such jurisdiction; neither FirstSun nor any of its Subsidiaries has entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three years; neither FirstSun nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (x) exclusively between or among FirstSun and its Subsidiaries or (y) not primarily related to Taxes and entered into in the ordinary course of business consistent with past practice); and neither FirstSun nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was FirstSun), or (B) has any liability for the Taxes of any person (other than FirstSun or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a transferee or successor.

(b)          Neither FirstSun nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither FirstSun nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)          Neither FirstSun nor any of its subsidiaries has taken any action, failed to take any action, or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or to result in the covenants set forth in Section 6.20 not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause FirstSun to be in breach of this representation. As of the date of this Agreement, neither FirstSun nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(d)          Neither FirstSun nor any of its Subsidiaries has (i) deferred the payment of any portion of any payroll, Social Security, unemployment, withholding or other Taxes pursuant to Section 2302 of the Cares Act or IRS Notice 2020-65 or any similar election under state, local, or foreign law, or (ii) claimed any employee retention credits within the meaning of Section 2301 of the Cares Act or Section 3134 of the Code (or any corresponding or similar credit under state or local Law) or other Tax credits applicable to employment Taxes under the Families First Coronavirus Relief Act of 2020.

4.11        Employees.

(a)          Each FirstSun Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and in all material respects with the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to be material to FirstSun and its Subsidiaries, taken as a whole, neither FirstSun nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any FirstSun Benefit Plan, and neither FirstSun nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “FirstSun Benefit Plans” means all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which FirstSun or any Subsidiary or any trade or business of FirstSun or any of its Subsidiaries, whether or not incorporated, all of which together with FirstSun would, at the relevant time, be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “FirstSun ERISA Affiliate”), has or could reasonably be expected to have any current or, to the knowledge of FirstSun, future obligation or that are maintained, contributed to or sponsored by FirstSun or any of its Subsidiaries or any FirstSun ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of FirstSun or any of its Subsidiaries or any FirstSun ERISA Affiliate, excluding, in each case, any Multiemployer Plan or any plan, program, agreement, contract, policy or arrangement that is sponsored, maintained or administered by any governmental body, agency, authority or entity.

(b)          The IRS has issued a favorable determination letter or opinion with respect to each FirstSun Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FirstSun Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of FirstSun, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FirstSun Qualified Plan or the related trust.

(c)          None of FirstSun and its Subsidiaries nor any FirstSun ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to a Multiemployer Plan, a Multiple Employer Plan, or a plan that is subject to Section 302 or Title VI of ERISA or Section 412 of the Code, and none of FirstSun and its Subsidiaries nor any FirstSun ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(d)          Except as would not result in any material liability to FirstSun and its Subsidiaries, taken as a whole, no FirstSun Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(e)          Except as would not reasonably be expected to result in any material liability to FirstSun and its Subsidiaries, taken as a whole, all contributions required to be made to any FirstSun Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FirstSun Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FirstSun.

(f)           There are no pending or, to the knowledge of FirstSun, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to FirstSun’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the FirstSun Benefit Plans, any fiduciaries thereof with respect to their duties to the FirstSun Benefit Plans or the assets of any of the trusts under any of the FirstSun Benefit Plans that would reasonably be expected to result in any material liability of FirstSun or any of its Subsidiaries, taken as a whole.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, none of FirstSun and its Subsidiaries nor any FirstSun ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the FirstSun Benefit Plans or their related trusts, FirstSun, any of its Subsidiaries or any FirstSun ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(h)          Except as disclosed in Section 4.11(i) of the FirstSun Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of FirstSun or any of its Subsidiaries, or result in any limitation on the right of FirstSun or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any FirstSun Benefit Plan or related trust on or after the Effective Time.

(i)           No FirstSun Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(j)           The transactions contemplated by this Agreement will not cause or require FirstSun or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k)          Except set forth on Section 4.11(l) of the FirstSun Disclosure Schedule and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun and its Subsidiaries, taken as a whole, there are no pending or, to FirstSun’s knowledge, threatened labor grievances or unfair labor practice claims or charges against FirstSun or any of its Subsidiaries, or any strikes or other labor disputes against FirstSun or any of its Subsidiaries. Neither FirstSun nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FirstSun or any of its Subsidiaries and, there are no pending or, to the knowledge of FirstSun, threatened organizing efforts by any union or other group seeking to represent any employees of FirstSun or any of its Subsidiaries.

(l)           FirstSun and its Subsidiaries are, and have been since December 31, 2022 in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigrant, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not resulted and would not reasonably be expected to result in any material liability to FirstSun and its Subsidiaries, taken as a whole.

(m)         In the past five years, neither FirstSun nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or individual independent contractor of FirstSun or its Subsidiaries that substantially involves allegations relating to sexual harassment or sexual misconduct by either (i) an executive officer of FirstSun or its Subsidiaries or (ii) an employee at the level of Senior Vice President or above of FirstSun or its Subsidiaries. In the past five (5) years, to the knowledge of FirstSun, no allegations of sexual harassment have been made against (x) an executive officer of FirstSun or its Subsidiaries, (y) an employee at the level of Senior Vice President or above of FirstSun or its Subsidiaries, or (z) a member of the board of directors of FirstSun or its Subsidiaries.

4.12        SEC Reports. Except as set forth on Section 4.12 of the FirstSun Disclosure Schedule, FirstSun has previously made available to First Foundation an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by FirstSun pursuant to the Securities Act or the Exchange Act (the “FirstSun Reports”), and (b) communication mailed by FirstSun to its stockholders since December 31, 2022 and prior to the date hereof, and no such FirstSun Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all FirstSun Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of FirstSun has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the FirstSun Reports.

4.13        Compliance with Applicable Law.

(a)          FirstSun and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun, and to the knowledge of FirstSun, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun, FirstSun and each of its Subsidiaries have complied with, and are not in default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FirstSun or any of its Subsidiaries, including all laws, rules and policies and all restrictions and requirements contained in any contract to which FirstSun or any of its Subsidiaries are bound, in each case relating to (i) the privacy of users of the products, services and websites of their business and/or (ii) the collection, use, storage, disclosure and other processing of any Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Cares Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. FirstSun and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by FirstSun and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where FirstSun and its Subsidiaries conduct business.

(c)          Sunflower Bank has received an Institution Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination, and FirstSun has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Sunflower Bank having its current rating lowered such that it is no longer “satisfactory” or better.

(d)          FirstSun maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data and any other material confidential information against any Security Breach. To the knowledge of FirstSun, neither FirstSun nor any of its Subsidiaries have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun. To the knowledge of FirstSun, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on FirstSun. Except as set forth on Section 4.11(d) of the FirstSun Disclosure Schedule, no claims or actions have been asserted, or to the knowledge of FirstSun, threatened, against FirstSun or any of its Subsidiaries alleging a violation of such person’s privacy, personal or confidentiality rights under any applicable laws, rules, policies, procedures or contracts, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun.

(e)          Without limitation, none of FirstSun, or any of its Subsidiaries, or to the knowledge of FirstSun, any director, officer, employee, agent or other person acting on behalf of FirstSun or any of its Subsidiaries has, directly or indirectly, (i) used any funds of FirstSun or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FirstSun or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of FirstSun or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of FirstSun or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for FirstSun or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FirstSun or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FirstSun.

(f)           As of the date hereof, each of FirstSun and Sunflower Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator) and, as of the date hereof, neither FirstSun nor Sunflower Bank has received any indication from a Governmental Entity that its status as “well-capitalized” will be downgraded within one year from the date of this Agreement.

4.14        Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which FirstSun or any of its Subsidiaries is a party or by which FirstSun or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by FirstSun, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “FirstSun Contract”).

(b)          (1) Each FirstSun Contract is valid and binding on FirstSun or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun, (2) FirstSun and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each FirstSun Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun, (3) to the knowledge of FirstSun, each third-party counterparty to each FirstSun Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such FirstSun Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun, (4) neither FirstSun nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any FirstSun Contract by any of the other parties thereto which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on FirstSun, and (5) to the knowledge of FirstSun, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of FirstSun or any of its Subsidiaries, any other party thereto, of or under any such FirstSun Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FirstSun.

4.15        Agreements with Regulatory Agencies. Subject to Section 9.14, neither FirstSun nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2022, a recipient of any supervisory letter from, or since December 31, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “FirstSun Regulatory Agreement”), nor has FirstSun or any of its Subsidiaries been advised in writing, or to FirstSun’s knowledge, orally, since December 31, 2022, by any FirstSun Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such FirstSun Regulatory Agreement.

4.16        Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, FirstSun and its Subsidiaries are in compliance, and have complied since December 31, 2022, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of FirstSun, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FirstSun or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against FirstSun, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. To the knowledge of FirstSun, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun. FirstSun is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun.

4.17        Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FirstSun or any of its Subsidiaries or for the account of a customer of FirstSun or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of FirstSun or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). FirstSun and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FirstSun’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

4.18        Related Party Transactions. Except as set forth on Section 4.18 of the FirstSun Disclosure Schedule and except as set forth in any FirstSun Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between FirstSun or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of FirstSun or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding FirstSun Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of FirstSun) on the other hand, of the type required to be reported in any FirstSun Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, that have not been so reported.

4.19        State Takeover Laws. The Board of Directors of FirstSun has approved this Agreement, the FirstSun Support Agreement, the Lock-Up Agreements and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of FirstSun Common Stock in connection with the Merger.

4.20        Investment Securities and Commodities. Each of FirstSun and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to FirstSun’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FirstSun or its Subsidiaries. Such securities and commodities are valued on the books of FirstSun in accordance with GAAP in all material respects. FirstSun and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FirstSun believes are prudent and reasonable in the context of their respective businesses, and FirstSun and each of its Subsidiaries have, since December 31, 2022, been in compliance with such policies, practices and procedures in all material respects.

4.21        Intellectual Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun: (a)(i) FirstSun and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or otherwise necessary for the conduct of its business as currently conducted, (ii) to the knowledge of FirstSun, neither FirstSun nor any of its Subsidiaries have, since December 31, 2022, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any other person’s rights in Intellectual Property, or violated or breached any applicable license pursuant to which FirstSun or any of its Subsidiaries acquired the right to use any Intellectual Property and (iii) no person has asserted in writing to FirstSun or any of its Subsidiaries within the past six years that FirstSun or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person; (b) to the knowledge of FirstSun, no person is challenging, infringing on or otherwise violating, any right of FirstSun or any of its Subsidiaries with respect to any Intellectual Property owned by FirstSun or its Subsidiaries; (c) neither FirstSun nor any of its Subsidiaries have received any written notice of any pending claim challenging any Intellectual Property owned by FirstSun or any of its Subsidiaries (including with respect to the ownership, abandonment, cancellation or enforceability thereof); and (d) FirstSun and its Subsidiaries have used reasonable best efforts to safeguard its and their material trade secrets and other confidential information, and avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned by FirstSun and its Subsidiaries.

4.22        Opinion. Prior to the execution of this Agreement, the Board of Directors of FirstSun has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Stephens, Inc., to the effect that as of the date thereof and based upon and subject to the various assumptions made, procedures followed, matters considered, and the terms, qualifications, and limitations set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to the holders of FirstSun Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23        FirstSun Information. The information relating to FirstSun and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to FirstSun and its Subsidiaries that is provided in writing by FirstSun or its Representatives specifically for inclusion in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement that relate only to FirstSun or any of its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to First Foundation or any of the First Foundation Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by FirstSun with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of First Foundation or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.24        Loan Portfolio(a).

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, each Loan of FirstSun or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FirstSun and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, each outstanding Loan of FirstSun or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FirstSun and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)          None of the agreements pursuant to which FirstSun or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)          FirstSun and its Subsidiaries (including Sunflower Bank) are in material compliance with, and since December 31, 2022, have complied in all material respects with their respective servicing or, as applicable, subservicing, obligations under all Servicing Agreements. Since December 31, 2022, through the date of this Agreement, neither FirstSun nor any of its Subsidiaries has received written or, to the knowledge of FirstSun, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, (i) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Loan serviced by either FirstSun or its Subsidiaries (including Sunflower Bank) as of the date hereof is true and complete and (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by FirstSun or its Subsidiaries (including Sunflower Bank) under any Servicing Agreement.

(f)           There are no outstanding Loans made by FirstSun or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FirstSun or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FirstSun, neither FirstSun nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)          As to each Loan that is secured whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to FirstSun’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by FirstSun or any of its Subsidiaries subject to the fulfillment of their obligations under the agreement with the Small Business Administration that arise after the date hereof.

4.25        Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FirstSun, (a) FirstSun and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FirstSun and Sunflower Bank reasonably have determined to be prudent and consistent with industry practice, and FirstSun and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of FirstSun and its Subsidiaries, FirstSun or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by FirstSun or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (e) neither FirstSun nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26        RIA Compliance Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each RIA Subsidiary of FirstSun that is registered with the SEC as an investment adviser under the Advisers Act, is and has been, (i) at all times required by applicable law, duly registered as an investment adviser under the Advisers Act and under all applicable state statutes (if required to be so registered under applicable law), and (ii) since December 31, 2022, duly registered and licensed as an investment adviser under all other applicable laws or exempt therefrom. Except for the RIA Subsidiaries, neither FirstSun nor any of its Subsidiaries provides Investment Advisory Services in any jurisdiction or is required to be registered under the Advisers Act or any applicable law in any jurisdiction.

(b)          Each RIA Subsidiary has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Advisers Act. Each RIA Subsidiary has established in compliance with requirements of applicable law, and maintained in effect at all times required by applicable law since December 31, 2022, (i) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written supervisory procedures and a supervisory control system, (v) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (vi) written recordkeeping policies and procedures and (vii) other policies required to be maintained by such RIA Subsidiary under applicable law, including Rules 204A-1 and 206(4)-7 under the Advisers Act, and since December 31, 2022, there has been no material violation of such policies and procedures, except, in each case under clauses (i)-(vii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          With respect to each RIA Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of such RIA Subsidiary, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of FirstSun, any of such RIA Subsidiary’s other “associated persons” (as defined in the Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) are there any pending or, to the knowledge of FirstSun, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations in writing by any Regulatory Agency or other Governmental Entity that would reasonably be expected to result in the ineligibility or disqualification of such RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification which would reasonably be expected to be, individually or in the aggregate, material to FirstSun.

(d)          Each RIA Subsidiary is, and since December 31, 2022, has been, in compliance with (i) the applicable provisions of the Advisers Act and (ii) all other applicable laws of the jurisdictions in which such RIA Subsidiary acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)          Each RIA Subsidiary is not prohibited from charging fees to any person pursuant to Rule 206(4)-5 under the Advisers Act or any similar “pay-to-play” rule or requirement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           Each RIA Subsidiary, and any investment advisory program sponsored by each RIA Subsidiary, is in compliance with Rule 3a-4 under the Investment Company Act.

4.27        Client Agreements.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Advisory Agreement entered into by an RIA Subsidiary with any Advisory Client for the purpose of providing Investment Advisory Services to such Advisory Client includes all provisions required by and complies in all respects with the Advisers Act; (ii) no Advisory Client is registered or required to be registered as an investment company under the Investment Company Act; and (iii) each RIA Subsidiary does not sponsor, or act as an investment adviser or sub-adviser for, any public or private investment funds.

(b)          Each RIA Subsidiary and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each RIA Subsidiary does not provide Investment Advisory Services to any person other than the Advisory Clients and (ii) each RIA Subsidiary provides Investment Advisory Services to Advisory Clients solely pursuant to written Advisory Agreements.

4.28        Fiduciary Activities.

(a)          FirstSun and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Since December 31, 2022 none of FirstSun, any of its Subsidiaries, or, to the knowledge of FirstSun, any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of FirstSun and its Subsidiaries include documented risk profiles signed by each customer. Since December 31, 2022, none of FirstSun or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

(b)          Each trust or wealth management customer of FirstSun or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of FirstSun and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with written instructions received from such customer and its authorized representatives and authorized signers, (iv) consistent with such customer’s risk profile, and (v) in compliance with all applicable laws and FirstSun’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of FirstSun or any of its Subsidiaries has been duly and validly executed and delivered by FirstSun and/or each such Subsidiary and, to the knowledge of FirstSun, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and FirstSun, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and FirstSun and its Subsidiaries and, to the knowledge of FirstSun, such other contracting parties are in compliance with each of the terms thereof.

(c)          No contract governing a relationship with a trust or wealth management customer of FirstSun or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to FirstSun or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement.

4.29        Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstSun, (i) since December 31, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any FirstSun Subsidiary (“FirstSun Agent”) wrote, sold, produced, managed, administered or procured business for a FirstSun Subsidiary, such FirstSun Agent was, at the time the FirstSun Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no FirstSun Agent has been since December 31, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such FirstSun Agent’s writing, sale, management, administration or production of insurance business for any FirstSun Insurance Subsidiary (as defined below), and (iii) each FirstSun Agent was appointed by FirstSun or FirstSun Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such FirstSun Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “FirstSun Insurance Subsidiary” means each Subsidiary of FirstSun through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on FirstSun, (i) since December 31, 2022, FirstSun and the FirstSun Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any FirstSun Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each FirstSun Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.30        Broker-Dealer Subsidiaries. Neither FirstSun nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law.

4.31        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by FirstSun in this ARTICLE IV, neither FirstSun nor any other person makes any express or implied representation or warranty with respect to FirstSun, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FirstSun hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FirstSun nor any other person makes or has made any representation or warranty to First Foundation or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FirstSun, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to First Foundation or any of its Affiliates or representatives in the course of their due diligence investigation of FirstSun, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by FirstSun in this ARTICLE IV.

(b)          FirstSun acknowledges and agrees that neither First Foundation nor any other person on behalf of First Foundation has made or is making, and FirstSun has not relied upon, any express or implied representation or warranty other than those representations and warranties expressly set forth in ARTICLE III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses by First Foundation Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the First Foundation Disclosure Schedule), required by applicable law, or as consented to in writing by FirstSun (such consent not to be unreasonably withheld, conditioned or delayed), First Foundation shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either FirstSun or First Foundation to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2          Forbearances of First Foundation. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.2 of the First Foundation Disclosure Schedule from a reading of the disclosure that such disclosure applies to such other subsections) or as required by law, First Foundation shall not, and First Foundation shall not permit any of its Subsidiaries to, without the prior written consent of FirstSun (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          other than (1) federal funds borrowings and borrowings from the Federal Home Loan Bank, in each case, with a maturity not in excess of six months and (2) the creation of deposit liabilities or other customary banking products, issuances of letters of credit, sales of certificates of deposits, and entry into repurchase agreements, in each case (1) and (2), in the ordinary course of business on terms and in amounts consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of First Foundation or any of its wholly-owned Subsidiaries, on the one hand, to First Foundation or any of its wholly-owned Subsidiaries, on the other hand), or directly or indirectly, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for the indebtedness obligations or liabilities of any other individual, corporation or other entity;

(b)          (i) adjust, split, combine or reclassify any capital stock (or shares thereof);

(ii)         make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any First Foundation Securities or any securities of any First Foundation Subsidiary except (A) cash dividends paid by any of the Subsidiaries of First Foundation to First Foundation or any of its wholly-owned Subsidiaries, or (B) with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of First Foundation Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2 and the terms of the applicable award agreements;

(iii)        grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any First Foundation Securities or any securities of any First Foundation Subsidiary; or

(iv)        except as expressly provided in the WETA, issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any First Foundation Securities or any securities of any First Foundation Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any First Foundation Securities or any securities of any First Foundation Subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of First Foundation Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.2;

(c)          sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of, or discontinue, any of its material rights, properties, assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the First Foundation Disclosure Schedule;

(d)          except for foreclosure or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice, make any material investment in or acquire (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or all or any portion of the property, assets, debt, business, deposits or properties of any other person, in each case, other than a wholly-owned Subsidiary of First Foundation;

(e)          in each case, except for transactions in the ordinary course of business, (x) enter into, terminate, amend, extend or waive any material provision of, any First Foundation Contract (or any contract that would constitute a First Foundation Contract if in effect on the date of this Agreement), (y) make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to First Foundation or any of its Subsidiaries (or the Surviving Entity), or (z) enter into any material contract of a type described in Section 3.3(b)(y) (or amend an existing material contract in a manner that would result in it being of a type described in Section 3.3(b)(y)), read without giving effect to any qualification as to Material Adverse Effect set forth in Section 3.3(b);

(f)           except as required pursuant to the terms of any First Foundation Benefit Plan in effect as of the date of this Agreement or entered into, established or adopted after the date of this Agreement in a manner not in contravention with this Section 5.2(f), (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any First Foundation employee or individual service provider, except (1) increases in annual salary or wage rate (and corresponding increases in incentive opportunities) in the ordinary course of business consistent with past practice that do not exceed 5% individually or 4% in the aggregate on an annualized basis and (2) for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice pursuant to a First Foundation Benefit Plan in effect as of the date hereof or entered into, established or adopted after the date of this Agreement in a manner not in contravention with this Section 5.2(f), (B) become a party to, establish, adopt, materially amend, commence participation in or terminate any First Foundation Benefit Plan or any arrangement that would have been a First Foundation Benefit Plan had it been entered into prior to this Agreement, (C) grant any new equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, under any First Foundation Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any First Foundation Benefit Plan, (E) enter into any new, or amend any existing, employment, severance, change in control, retention, consulting or collective bargaining agreement or similar agreement or arrangement, (F) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any First Foundation Benefit Plan, First Foundation Contract, as the case may be, (G) hire, promote, or replace any individual who would be an employee at the Senior Vice President level or above or with an annual base salary equal to or in excess of $250,000 or, (H) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any First Foundation Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (I) forgive any loans or issue any loans (other than issuing loans in the ordinary course of business and consistent with past practice) to any First Foundation employee;

(g)          (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $500,000 and in the aggregate less than $1,000,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the Surviving Entity after consummation of the Mergers;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)           alter, change, amend, modify, supplement or repeal its certificate or articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)           take any action that would result in or reasonably be expected to result in a Warrant Adjustment Event or a Preferred Stock Adjustment Event;

(k)          other than in consultation with Sunflower Bank, (i) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) acquire (other than (A) by way of foreclosure or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith) any debt security or equity investment or any certificates of deposit issued by other banks, other than securities rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service;

(l)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(m)         (i) enter into any new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with FirstSun, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, hedging, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n)          abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(o)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(p)          purchase, either outright or pursuant to a participation, in any loan or pool of loans in excess of $10,000,000 or greater with respect to such loan or pool of loans; provided, that if FirstSun does not respond to a request for consent pursuant to this Section 5.2(o) within five Business Days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(q)          make, or commit to make, any capital expenditures in amounts exceeding $500,000 individually, or in the aggregate, provided, however, that capital expenditures for emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property may be made without FirstSun’s prior written consent, but First Foundation shall notify FirstSun of any such capital expenditure as soon as reasonably practicable;

(r)           merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries, or conduct any statutory conversion or domestication, share exchange or business combination of itself or any of its Subsidiaries;

(s)          make any material new investment or material new commitment to invest in low income housing tax credits or real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any material new investment or material new commitment to develop, or otherwise take any actions to develop any material real estate owned by First Foundation or any of its Subsidiaries;

(t)           file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any branch office, loan production or servicing facility or automated banking facility;

(u)          pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

(v)          except for loans or extensions of credit approved and/or committed as of the date of this Agreement and subject to Section 5.2(o), without 48 hours’ notice prior to closing via email to Sunflower Bank, (i) make any loan in excess of $10,000,000; (ii) renew any loan greater than $10,000,000 if the interest rate lock is more than five years, or if the loan is not fully amortizing and its maturity is 10 years or more, or (iii) renew for more than 12 months any loans greater than $5,000,000 rated “watch” or worse. For purposes of this Section 5.2(u), prior email notice would be to the Chief Credit Officer or designated Credit Administrator of Sunflower Bank;

(w)         other than interest rate swaps entered into for the account of customers of First Foundation or any First Foundation Subsidiaries (i.e. “back-to-back” agreements) or in the ordinary course of business, enter into any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions;

(x)          (i) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.2 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) knowingly take any action that is intended or would reasonably be expected to prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or

(y)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3          Conduct of Businesses by FirstSun Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.3 of the FirstSun Disclosure Schedule), required by applicable law, or as consented to in writing by First Foundation (such consent not to be unreasonably withheld, conditioned or delayed), FirstSun shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to carry on its business with prudent banking practice and in compliance in all material respects with all applicable laws and (c) take no action that would reasonably be expected to materially and adversely affect or delay the ability of either FirstSun or First Foundation to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4          Forbearances of FirstSun. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.4 of the FirstSun Disclosure Schedule from a reading of the disclosure that such disclosure applies to such other subsections)), as required by law or as consented to in writing by First Foundation (such consent not to be unreasonably withheld, conditioned or delayed), FirstSun shall not, and shall not permit any of its Subsidiaries to:

(a)          adjust, split, combine or reclassify any capital stock of FirstSun (or shares thereof);

(b)          make, declare, pay, set aside for payment or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any FirstSun Securities or any securities of any FirstSun Subsidiary except, in each case, (A) dividends paid by any of the Subsidiaries of FirstSun to FirstSun or any of its wholly-owned Subsidiaries, (B) regular distributions of outstanding trust preferred securities in accordance with their terms or (C) for withholding Taxes incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(c)          except for the grant or issuance of FirstSun Equity Awards in the ordinary course consistent with past practice in all material respects, issue, sell, transfer, encumber, or authorize the issuance, sale or transfer, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any FirstSun Securities or any securities of any FirstSun Subsidiary, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any FirstSun Securities or any securities of any FirstSun Subsidiary except with respect to the forfeiture, vesting, settlement or satisfaction of applicable Tax withholding of FirstSun Equity Awards outstanding as of the date of this Agreement or granted thereafter not in violation of this Section 5.4;

(d)          incur any indebtedness for borrowed money (other than indebtedness of FirstSun or any of its wholly-owned Subsidiaries to FirstSun or any of its Subsidiaries) that would reasonably be expected to prevent FirstSun or its Subsidiaries from assuming First Foundation’s or its Subsidiaries’ outstanding indebtedness;

(e)          (i) settle, or enter into any settlement or similar agreement with respect to, any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually of less than $500,000 and in the aggregate less than $1,000,000, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations or the Surviving Entity after consummation of the Mergers;

(f)           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g)          except for the FirstSun Charter Amendment, amend the FirstSun Articles or the FirstSun Bylaws in a manner that would materially and adversely affect the holders of First Foundation Common Stock, or adversely affect the holders of First Foundation Common Stock relative to other holders of FirstSun Common Stock;

(h)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(i)           (i) enter into any new line of business or, other than in the ordinary course of business consistent with past practice or in consultation with First Foundation, introduce any new products or services, in each case, except as required by applicable law, regulation or policies imposed by any Governmental Entity; or (ii) other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, hedging, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(j)           abandon or allow to lapse any material Intellectual Property, other than in the ordinary course of business consistent with past practice;

(k)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(l)           merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its Subsidiaries;

(m)         pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or associates of any of its officers or directors other than routine banking relationships, compensation or business expense advancements or reimbursements in the ordinary course of business;

(n)          (i) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied by the Termination Date, except as may be required by applicable law or (ii) knowingly take any action that is intended or would reasonably be expected to prevent, delay or impair in any material respect its ability to consummate the transactions contemplated by this Agreement or by the Bank Merger Agreement; or

(o)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

5.5          No Control. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Promptly after the date of this Agreement, FirstSun and First Foundation shall prepare and file with the SEC the Joint Proxy Statement, and FirstSun shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings no later than 35 days after the date of this Agreement. Each of FirstSun and First Foundation shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and FirstSun and First Foundation shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. FirstSun and First Foundation shall use their reasonable best efforts to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement. FirstSun shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and First Foundation shall furnish all information concerning First Foundation and the holders of First Foundation Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within 45 days of the date of this Agreement) and (ii) obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, waivers, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. First Foundation and FirstSun shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. FirstSun and First Foundation shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable laws relating to the exchange of information and Section 9.14, all the non-confidential information relating to First Foundation or FirstSun (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, including copies of any applications and correspondence relating thereto prior to filing and with sufficient opportunity to comment (provided, that, each party shall provide any comments as promptly as reasonably practicable, not to exceed three Business Days), other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to obtaining all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated in this Agreement, and each party shall consult with the other in advance of any material meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, to the extent permitted by such Governmental Entity and subject to applicable law and Section 9.14. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders, non-objections and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the OCC and the Federal Reserve Board (in respect of the Merger or the Bank Merger) or (ii) referred to in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), except, in the case of this clause (ii), for any such authorizations, consents, waivers, orders or approvals the failure of which to be obtained would not be material to the Surviving Entity.

(c)          In furtherance and not in limitation of the foregoing, each party shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require FirstSun or First Foundation or any of their respective Subsidiaries, and neither First Foundation nor any of its Subsidiaries shall be permitted (without the prior written consent of FirstSun), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (provided that for purposes of determining whether any of the foregoing gives rise to such a “material adverse effect”, “material adverse effect” shall be measured on a scale relative only to the size of First Foundation and its Subsidiaries, taken as a whole, without FirstSun and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(d)          FirstSun and First Foundation shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FirstSun, First Foundation or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          FirstSun and First Foundation shall promptly advise each other upon receiving any communication from any Governmental Entity whose permit, consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such permit, consent, waiver, approval or authorization will be materially delayed; provided, for the avoidance of doubt, that neither party shall be required to disclose confidential supervisory information to the other party.

(f)           Notwithstanding anything to the contrary in this Agreement, FirstSun shall be entitled to direct the defense of the transactions contemplated by this Agreement before any Governmental Entity and to control the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding any Requisite Regulatory Approvals consistent with this Section 6.1, so long as FirstSun consults with First Foundation and its counsel reasonably in advance regarding the matters described in this Section 6.1, and consider in good faith all recommendations of First Foundation and its counsel.

6.2          Advisory Client Consents.

(a)          First Foundation shall, and shall cause each RIA Subsidiary to, use its reasonable best efforts to obtain, as promptly as reasonably practicable after the date of this Agreement in accordance with applicable law and the applicable Advisory Agreement, the consent of each Advisory Client to the deemed assignment of its Advisory Agreement as a result of the transactions contemplated hereby prior to Closing (such consent, “Client Consent”). Without limiting the generality of the foregoing, each RIA Subsidiary shall send, at least 60 days prior to Closing, notices to each Advisory Client as of the date hereof (i) informing such Advisory Client of the transactions contemplated hereby, (ii) informing such Advisory Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such Advisory Client after the Closing and requesting such Advisory Client’s consent thereto, (iii) requesting the requisite consent of such Advisory Client to such deemed assignment and (iv), unless the Advisory Client’s Advisory Agreement requires the Advisory Client’s written consent to such deemed assignment, informing such Advisory Client that the consent of such Advisory Client will be deemed to have been provided if such Advisory Client does not notify in writing the applicable RIA Subsidiary of its objection to such deemed assignment, or of its termination of its Advisory Agreement, within 60 days after the sending of such notice. At the end of such 60-day period, if such Advisory Client has not provided written notice to the applicable RIA Subsidiary of such objection or termination, such Advisory Client shall be deemed to have provided its Client Consent for all purposes under this Agreement. In the case of a person who becomes an Advisory Client during the period from the date of this Agreement through the Closing (a “New Client”), the Client Consent of such New Client shall be deemed to have been provided for all purposes hereunder, if the relevant RIA Subsidiary provides such New Client with disclosure prior to the entering into of its Advisory Agreement (A) informing such New Client of the transactions contemplated hereby, (B) informing such New Client that such RIA Subsidiary intends to continue to provide Investment Advisory Services to such New Client after Closing, and (C) informing such New Client that the consent of such New Client will be deemed to have been provided by the entering in to by such New Client of its Advisory Agreement. FirstSun shall have a reasonable opportunity to review and comment on all materials used to seek Client Consents, or disclose the transactions contemplated hereby to New Clients, for purposes of this Section 6.2(a) prior to distribution. First Foundation agrees to cause the RIA Subsidiary to cooperate with and support First Foundation’s efforts under this Section 6.2(a).

(b)          Each party hereto shall reasonably cooperate in connection with obtaining the approvals and consents sought pursuant to this Section 6.2. Each party shall cause all information relating to such party and its Affiliates supplied by it for inclusion in such requests for approvals and consents contemplated by this Section 6.2, at the time of the mailing or delivery of such requests for approvals and consents or supplemental communications related thereto, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.3          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws, each of First Foundation and FirstSun, for the purposes of enabling FirstSun and First Foundation to verify the representations and warranties of the other party and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and both First Foundation and FirstSun shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, First Foundation and FirstSun shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement or proxy statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that First Foundation is not permitted to disclose in accordance with Section 9.14 or otherwise under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither FirstSun nor First Foundation nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of FirstSun’s or First Foundation’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of FirstSun and First Foundation shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement, dated May 1, 2025, by and between FirstSun and First Foundation (as it may be amended in accordance with its terms, the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth in this Agreement.

6.4          Stockholders’ Approvals.

(a)          Each of FirstSun and First Foundation shall call a meeting of its stockholders (the “FirstSun Meeting” and the “First Foundation Meeting”, respectively, and such meetings together, the “Meetings”) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of FirstSun, the Requisite FirstSun Vote, and, in the case of First Foundation, the Requisite First Foundation Vote and (b) if so desired and agreed by FirstSun and First Foundation, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of FirstSun and First Foundation shall use its reasonable best efforts to cause such Meetings to occur on the same date. Subject to Section 6.4(b), each of FirstSun and First Foundation and its respective Board of Directors shall use its reasonable best efforts to obtain from the stockholders of FirstSun and First Foundation, as applicable, the Requisite FirstSun Vote and the Requisite First Foundation Vote, as applicable, including by communicating to the respective stockholders of FirstSun and First Foundation its respective recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of FirstSun, the stockholders of FirstSun adopt this Agreement, including the issuance of shares of FirstSun Common Stock in the Merger and adopt the FirstSun Articles Amendment, (the “FirstSun Board Recommendation”), and, in the case of First Foundation, the stockholders of First Foundation adopt this Agreement (the “First Foundation Board Recommendation”). Each of FirstSun and First Foundation and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the FirstSun Board Recommendation, in the case of FirstSun, or the First Foundation Board Recommendation, in the case of First Foundation, (ii) fail to make the FirstSun Board Recommendation, in the case of FirstSun, or the First Foundation Board Recommendation, in the case of First Foundation, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal, or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the FirstSun Board Recommendation, in the case of FirstSun, or the First Foundation Board Recommendation, in the case of First Foundation, in each case within 10 Business Days (or such fewer number of days as remains prior to the applicable Meeting) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing actions described in clauses (i) through (v), a “Recommendation Change”) or (vi) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(b)          Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, prior to the receipt of the Requisite FirstSun Vote, in the case of FirstSun, and the Requisite First Foundation Vote, in the case of First Foundation, the Board of Directors of FirstSun and the Board of Directors of First Foundation, respectively, may effect a Recommendation Change, including submitting this Agreement to its respective stockholders without a recommendation that such stockholders adopt this Agreement (which, for the avoidance of doubt, shall constitute a Recommendation Change by such party), in which event the applicable Board of Directors may communicate the basis for its lack of recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law, if (i) such Board of Directors has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.14, which it determines in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor(s), constitutes a Superior Proposal, and (ii) such Board of Directors, after receiving the advice of its outside counsel and its financial advisor(s), determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable law, in each case, if, but only if, (1) FirstSun or First Foundation, as applicable, has complied in all material respects with Section 6.14, (2) such party delivers to the other party at least four Business Days’ prior written notice of its intention to take such action, and furnishes to the other party a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, such party negotiates, and causes its financial, legal, and other advisors to negotiate, in good faith with the other party, during the four Business Day period following such party’s delivery of the notice referred to in such sub-clause (2) above (to the extent the other party desires to so negotiate) any revision to the terms of this Agreement that the other party desires to propose, and (4) after the conclusion of such four Business Day period, the Board of Directors of FirstSun or the Board of Directors of First Foundation, as applicable, determines in good faith, after giving effect to all of the adjustments or revisions (if any) which may be offered by the other party pursuant to sub-clause (3) above, that, in the case of actions described in clause (i) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in clause (i) above, would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the FirstSun Board Recommendation or the First Foundation Board Recommendation, as applicable (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the four Business Day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two Business Days remain to negotiate subsequent to the time First Foundation notifies FirstSun of any such material revision (it being understood that there may be multiple extensions)).

(c)          Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the First Foundation Meeting and the FirstSun Meeting shall be convened and this Agreement shall be submitted to the stockholders of First Foundation and FirstSun at such meetings for the purpose of the stockholders of First Foundation or FirstSun, as the case may be, considering and voting on adoption of this Agreement and any other matters required to be approved and/or adopted by the stockholders of such party in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, neither First Foundation nor FirstSun shall submit to or for a vote of its stockholders any Acquisition Proposal.

(d)          Each of FirstSun and First Foundation shall adjourn or postpone its Meeting if (i) as of the date of such Meeting there are insufficient shares of FirstSun Common Stock or First Foundation Common Stock, as applicable, represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such Meeting, (ii) as of the date of such Meeting FirstSun or First Foundation, as applicable, has not received proxies representing a sufficient number of votes necessary for the adoption of this Agreement by its stockholders or, in the case of FirstSun, the adoption of the FirstSun Articles Amendment, or (iii) required by applicable law in order to ensure that any required supplement or amendment to the Joint Proxy Statement required by applicable law is provided to the stockholders of FirstSun or First Foundation, as applicable, a reasonable amount of time prior to such Meeting; provided that, in the case of clauses (i) and (ii), without the prior written consent of the other party, neither FirstSun nor First Foundation, as applicable, shall adjourn or postpone its Meeting for more than five Business Days in the case of any individual adjournment or postponement or more than 20 Business Days in the aggregate.

6.5          Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of FirstSun and First Foundation shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by First Foundation or FirstSun or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

6.6          Stock Exchange Listing. FirstSun shall cause the shares of FirstSun Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7          Employee Matters.

(a)          From the Effective Time through the 12-month anniversary of the Closing Date, subject to Section 6.7(a) of the FirstSun Disclosure Schedule, FirstSun shall provide to each employee of First Foundation and its Subsidiaries who at the Effective Time becomes an employee of the Surviving Entity or its Subsidiaries (a “Continuing Employee”): (1) base salary or base wage that is no less than the base salary or base wage provided by First Foundation and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (2) target annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of FirstSun and its Subsidiaries; (3) employee benefits that are in the aggregate no less favorable than those made available to similarly situated employees of FirstSun and its Subsidiaries; provided that for purposes of this clause (3), “employee benefits” shall exclude equity and equity-based compensation, long-term incentives, defined benefit pension benefits, retiree medical benefits and severance benefits; and (4) severance benefits for employees not otherwise party to an employment, severance, change in control, or similar contract that provides for severance that are no less favorable than as set forth on Section 6.7(a) of the First Foundation Disclosure Schedule, subject to such Continuing Employee’s execution, delivery and non-revocation of a general release in favor of First Foundation, FirstSun and their respective Affiliates (including the Surviving Entity).

(b)          For all purposes (including eligibility, participation, vesting and benefit accrual), except not for any purpose under any defined benefit pension plan, retiree medical plan or any frozen plan or to the extent that such credit would result in a duplication of benefits, under the FirstSun Benefit Plans, service with or credited by FirstSun, First Foundation or any of their respective Subsidiaries or predecessors for Continuing Employees shall be treated as service with the Surviving Entity to the same extent that such service was taken into account under the analogous First Foundation Benefit Plan prior to the Effective Time. With respect to any FirstSun Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, FirstSun shall use commercially reasonable efforts to (or cause its Subsidiary to): (A) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous First Foundation Benefit Plan in which such employee participated immediately prior to the Effective Time; and (B) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a First Foundation Benefit Plan (to the same extent that such credit was given under the analogous First Foundation Benefit Plan in which such employee participated immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under such FirstSun Benefit Plan, in each case, subject to FirstSun receiving all applicable information as reasonably requested by FirstSun, including information regarding pre-Closing co-payments and deductibles from First Foundation.

(c)          If requested by FirstSun in writing delivered to First Foundation not less than 20 Business Days before the Closing Date, the Board of Directors of First Foundation (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the First Foundation 401(k) Plan (the “First Foundation 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If FirstSun requests that the First Foundation 401(k) Plan be terminated, (i) First Foundation shall provide FirstSun with executed resolutions demonstrating that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by FirstSun) not later than two days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by FirstSun, the Surviving Entity or one of their Subsidiaries (the “FirstSun 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. FirstSun and First Foundation shall take any and all actions as may be required, including amendments to the First Foundation 401(k) Plan and/or the FirstSun 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the FirstSun 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), FirstSun Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the First Foundation 401(k) Plan.

(d)          The Surviving Entity agrees to honor in accordance with their terms all First Foundation Benefit Plans set forth on Schedule 6.7(d) of the First Foundation Disclosure Schedule.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of FirstSun or First Foundation or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, First Foundation, FirstSun or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, First Foundation, FirstSun or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FirstSun or First Foundation or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any First Foundation Benefit Plan or FirstSun Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular First Foundation Benefit Plan or FirstSun Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of FirstSun or First Foundation or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case, to the fullest extent permitted by applicable law, the First Foundation Articles, the First Foundation Bylaws and the governing or organizational documents of any First Foundation Subsidiary, each present and former director, officer or employee of First Foundation and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “First Foundation Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of, or pertaining to, the fact that such person is or was a director, officer or employee of First Foundation or any of its Subsidiaries and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any First Foundation Indemnified Party to whom expenses are advanced provides an irrevocable undertaking to repay such advances if it is ultimately determined that such First Foundation Indemnified Party is not entitled to indemnification. The Surviving Entity shall reasonably cooperate with the First Foundation Indemnified Parties, and the First Foundation Indemnified Parties shall reasonably cooperate with the Surviving Entity, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), nothing herein shall be interpreted to be less advantageous to the insured than the indemnification and other rights, including limitations on liability, existing in favor of the First Foundation Indemnified Parties as provided in any indemnification agreement in existence on the date of this Agreement and set forth on Section 6.8 of the First Foundation Disclosure Schedules.

(b)          For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by First Foundation (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of First Foundation or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by First Foundation for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, FirstSun or First Foundation, in consultation with, but only upon the consent of, FirstSun, may (and at the request of FirstSun, First Foundation shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under First Foundation’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If First Foundation purchases such tail policy, the Surviving Entity shall maintain such tail policy in full force and effect and continue to honor its obligations thereunder.

(c)          The obligations of the Surviving Entity, FirstSun or First Foundation under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any First Foundation Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected First Foundation Indemnified Party or affected person.

(d)          The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each First Foundation Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8.

6.9          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of FirstSun, on the one hand, and a Subsidiary of First Foundation, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.

6.10        Advice of Changes. FirstSun and First Foundation shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on such first party, or (ii) that such first party believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11        Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. First Foundation shall (i) give FirstSun the opportunity to participate (at FirstSun’s expense) in the defense or settlement of any such litigation, (ii) give FirstSun a reasonable opportunity to review and comment on all filings or responses to be made by First Foundation in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without FirstSun’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.

6.12        FirstSun Articles Amendment. Subject to the receipt of the Requisite FirstSun Vote, prior to the Effective Time, FirstSun shall take all such actions as may be necessary or advisable to amend the FirstSun Articles as set forth in the FirstSun Articles Amendment, including filing the FirstSun Articles Amendment with the Delaware Secretary and causing the FirstSun Articles Amendment to be effective prior to the Effective Time.

6.13        Board Representation.

(a)          Effective as of the Effective Time, the number of directors that will comprise the entire Board of Directors of the Surviving Entity shall be thirteen (13). Of the members of the Board of Directors of the Surviving Entity as of the Effective Time, eight (8) of which shall be current members of the Board of Directors of FirstSun as of immediately prior to the Effective Time (including the Executive Chairman and Chief Executive Officer of FirstSun as of immediately prior to the Effective Time) (the “Legacy FirstSun Directors”), and five (5) of which shall be members of the Board of Directors of First Foundation as of immediately prior to the Effective Time (including those individuals listed on Section 6.13(a) of the FirstSun Disclosure Schedule) (the “Legacy First Foundation Directors”) who are eligible to serve under the provisions of FirstSun Bylaws and, in accordance with the Corporate Governance Guidelines of FirstSun as of the date of this Agreement. On or prior to the Effective Time, the Board of Directors of FirstSun shall take such actions as are necessary to cause the Legacy First Foundation Directors to be elected or appointed to the Board of Directors of the Surviving Entity, including the committees thereof, in each case as specified therein and with effect as of the Effective Time. In connection with the first annual meeting of stockholders of the Surviving Entity following the Effective Time (the “First Annual Meeting”), the Board of Directors of the Surviving Entity shall (i) nominate a slate of Directors that is comprised of (A) all the Legacy FirstSun Directors who are eligible to serve under the provisions of the FirstSun Bylaws and, in accordance with the Corporate Governance Principles of FirstSun as of the date hereof and (B) each Legacy First Foundation Director and (ii) use reasonable best efforts to obtain the election of all such nominees by the stockholders of the Surviving Entity at the First Annual Meeting.

(b)          Effective as of the Effective Time, FirstSun shall enter into a Board Representation Letter Agreement in the form attached hereto as Exhibit F with those investors listed on Section 6.13(b) of the FirstSun Disclosure Schedule.

6.14        Acquisition Proposals.

(a)          Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the parties hereto with respect to any Acquisition Proposal. Each party agrees that it will not, and will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors (including, with regard to the directors of each party, each fund affiliated with such director), employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.14(a)), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FirstSun Vote, in the case of FirstSun, or the Requisite First Foundation Vote, in the case of First Foundation, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.14(a) by such party, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of outside counsel and, with respect to financial matters, financial advisor(s)) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will promptly (within 24 hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to a party, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its Subsidiaries or 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party. As used in this Agreement, “Superior Proposal” shall mean, with respect to a party, any bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.14(a) by such party and which the Board of Directors of such party determines, in good faith, after taking into account all legal, financial, regulatory, and other aspects of such proposal (including the amount, form, and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions, certainty of consummation and all conditions to consummation) and the person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to such party’s stockholders than the transactions contemplated by this Agreement (taking into account any proposal by the other party to amend the terms of this Agreement pursuant to Section 6.4(b)) and (ii) if accepted, reasonably likely to be timely consummated on the terms set forth; provided, however, that for purposes of this definition of Superior Proposal, references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.” It is agreed that any violation of the restrictions on a party set forth in this Section 6.14(a) by any officer, director, employee, consultant, advisor or other Representative (including, with regard to the directors of each party, each fund affiliated with such director) of such party or any of its Subsidiaries, in each case acting on behalf of such party or any of its Subsidiaries, shall be a breach of this Section 6.14(a) by such party.

(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15        Public Announcements. First Foundation and FirstSun agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15, (iii) with respect to any Acquisition Proposal or Superior Proposal (subject to Section 6.4 and Section 6.14) or (iv) for statements that are reasonably necessary in connection with a party enforcing its rights under this Agreement in any litigation between the parties relating to this Agreement. It is understood that FirstSun shall assume the primary responsibility for the preparation of joint press releases relating to this Agreement, the Mergers and the other transactions contemplated hereby.

6.16        Change of Method. To the fullest extent permitted by law, FirstSun shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of First Foundation and FirstSun (including the provisions of ARTICLE I), if and to the extent the Board of Directors of FirstSun deems such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the Exchange Ratio or the number of shares of FirstSun Common Stock received by holders of First Foundation Common Stock in exchange for each share of First Foundation Common Stock, (ii) otherwise adversely affect the economic effect on holders of First Foundation Common Stock, (iii) adversely affect the Tax treatment of First Foundation’s stockholders or FirstSun’s stockholders pursuant to this Agreement, (iv) adversely affect the Tax treatment of First Foundation or FirstSun pursuant to this Agreement or (v) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17        Takeover Statutes. Neither party nor its Board of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18        Treatment of First Foundation Indebtedness. At and after the Effective Time, FirstSun shall assume the due and punctual performance and observance of the covenants to be performed by First Foundation under the indentures set forth on Section 6.18 of the First Foundation Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, prior to the Effective Time, FirstSun and First Foundation shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof required to make such assumption effective as of the Effective Time.

6.19        Exemption from Liability Under Section 16(b). First Foundation and FirstSun agree that, in order to most effectively compensate and retain First Foundation Insiders, both prior to and after the Effective Time, it is desirable that First Foundation Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of First Foundation Common Stock into shares of FirstSun Common Stock in the Merger and the conversion of First Foundation Equity Awards into corresponding FirstSun Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.19. First Foundation shall deliver to FirstSun in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors (including by “deputization”) of First Foundation subject to the reporting requirements of Section 16(a) of the Exchange Act (the “First Foundation Insiders”), and the Board of Directors of FirstSun and of First Foundation, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of First Foundation) any dispositions of First Foundation Common Stock or First Foundation Equity Awards by the First Foundation Insiders, and (in the case of FirstSun) any acquisitions of FirstSun Common Stock or FirstSun Equity Awards by any First Foundation Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20        Certain Tax Matters. Each of First Foundation and FirstSun shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of First Foundation and FirstSun shall use its reasonable best efforts and shall cooperate with one another to obtain the opinion of counsel referred to in Section 7.2(g) and Section 7.3(c). In connection with the foregoing, (a) First Foundation shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(g) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “First Foundation Tax Certificate”), and (b) FirstSun shall deliver to the counsel that is delivering the opinion referred to in Section 7.2(g) and Section 7.3(c) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to either such counsel (the “FirstSun Tax Certificate”), in the case of each of clauses (a) and (b), at such times as either such counsel shall reasonably request.

6.21        Calculation of Consolidated Tangible Stockholders’ Equity. First Foundation shall deliver the calculation of Consolidated Tangible Stockholders’ Equity to FirstSun, accompanied by appropriate supporting detail, no later than the close of business on the 10th Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by FirstSun, which approval shall not be unreasonably withheld. As used in this Agreement: (A) “Consolidated Tangible Stockholders’ Equity” as to First Foundation means the consolidated stockholders’ equity of First Foundation as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP adjusted to exclude (i) all goodwill and Intangible Assets, (ii) all accumulated other comprehensive income (loss) balances, (iii) all Permitted Expenses expensed in connection with this Agreement and the transactions contemplated by it, (iv) the amount, if any, in which the allowance for credit losses (the “ACL”) is less than the ACL Minimum Threshold, (v) any amounts resulting from new equity or equity awards issuances after the date of this Agreement to the extent not permitted under this Agreement; (B) “Measuring Date” means (i) the close of business for the month which immediately precedes the month in which the Closing Date occurs, if the Closing Date occurs after the 15th day of a month, or (ii) the close of business for the month which is two months prior to the month in which the Closing Date occurs, if the Closing Date occurs on or before the 15th day of a month; (C) “Permitted Expenses” means those expenses of First Foundation or First Foundation Bank described on Section 6.21 of the FirstSun Disclosure Schedule, (D) “ACL Minimum Threshold” means the “Minimum Required Ratio” as indicated on Section 6.21 of the FirstSun Disclosure Schedule, and (E) “Intangible Assets” means any core deposit intangibles. The estimated Consolidated Tangible Stockholders’ Equity of First Foundation for certain periods before and after the date of this Agreement is set forth on Section 6.21 of the FirstSun Disclosure Schedule. Within ten days of the end of each calendar month starting January 1, 2026, First Foundation shall calculate its Consolidated Tangible Stockholders’ Equity in substantially the same form as set forth on Section 6.21 of the FirstSun Disclosure Schedule, as of the end of such calendar month and provide such sample calculation to FirstSun for the Parties to discuss in good faith.

6.22        Coordination; Informational Systems Conversion; Operating Functions.

(a)          From and after the date hereof, FirstSun and First Foundation will use their commercially reasonable efforts to facilitate the integration of First Foundation with the business of FirstSun following consummation of the transactions contemplated hereby. First Foundation shall permit representatives of FirstSun to be onsite at First Foundation or First Foundation Bank to facilitate integration of operations and assist with any other coordination efforts as necessary, provided that such efforts shall be done without undue disruption to First Foundation Bank’s business, during normal business hours and at the expense of FirstSun or Sunflower Bank (not to include First Foundation Bank’s regular employee payroll).

(b)          Prior to the Effective Time, subject to applicable laws, First Foundation and its Subsidiaries shall take any actions FirstSun may reasonably request in connection with negotiating any amendments, modifications or terminations of any leases or First Foundation Contracts that FirstSun may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective immediately upon and conditioned upon the Closing, and shall cooperate with FirstSun and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FirstSun in connection with any such amendment, modification or termination.

(c)          From and after the date hereof, senior officers of FirstSun and First Foundation shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of First Foundation and each of its Subsidiaries (the “Informational Systems Conversion”) to such systems designated by FirstSun, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of First Foundation and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by First Foundation and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.

(d)          First Foundation and First Foundation Bank shall cooperate with FirstSun and Sunflower Bank in connection with planning for the efficient and orderly combination of the operations of First Foundation Bank and Sunflower Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective upon consummation of the Bank Merger. Without limiting the foregoing, First Foundation shall provide reasonably requested support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of First Foundation and FirstSun shall meet from time to time as First Foundation or FirstSun may reasonably request, to review the financial and operational affairs of First Foundation and First Foundation Bank, and First Foundation shall give due consideration to FirstSun’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither FirstSun nor Sunflower Bank shall under any circumstance be permitted to exercise control of First Foundation, First Foundation Bank, or any of First Foundation’s other Subsidiaries prior to the Effective Time; (b) neither First Foundation nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws; and (c) neither First Foundation nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

6.23        Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, First Foundation has caused each director of First Foundation and First Foundation Bank to execute and deliver the Claims Letter set forth in Exhibit H.

6.24        Partial Termination Agreement. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, First Foundation has caused each of the Stockholders listed on Section 6.24 of the First Foundation Disclosure Schedule to execute and deliver the Partial Termination Agreement set forth in Exhibit I.

6.25        WETA. First Foundation shall use commercially reasonable efforts to enter into a WETA with any holder of First Foundation Warrants who has not otherwise entered into a WETA contemporaneous with the execution of this Agreement.

6.26        Amendment to Registration Rights Agreement. FirstSun shall use commercially reasonable efforts to enter into the Second Amendment to Registration Rights Agreement substantially in the form attached hereto as Exhibit J, to be effective as of the Effective Time.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approvals. (i) This Agreement and the FirstSun Articles Amendment shall have been adopted by the stockholders of FirstSun by the Requisite FirstSun Vote and (ii) this Agreement shall have been adopted by the stockholders of First Foundation by the Requisite First Foundation Vote.

(b)          NASDAQ Listing. The shares of FirstSun Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)          Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the Bank Merger.

7.2          Conditions to Obligations of FirstSun. The obligation of FirstSun to effect the Merger is also subject to the satisfaction, or waiver by FirstSun, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of First Foundation set forth in Section 3.2(a) and Section 3.8(a) (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of First Foundation set forth in Section 3.1(a), Section 3.1(b) (but only with respect to First Foundation Bank and First Foundation Advisors), Section 3.2(b) (but only with respect to First Foundation Bank and First Foundation Advisors), Section 3.3(a) and Section 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of First Foundation set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Foundation or the Surviving Entity. FirstSun shall have received a certificate dated as of the Closing Date and signed on behalf of First Foundation by the Chief Executive Officer or the Chief Financial Officer of First Foundation to the foregoing effect.

(b)          Performance of Obligations of First Foundation. First Foundation shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and FirstSun shall have received a certificate dated as of the Closing Date and signed on behalf of First Foundation by the Chief Executive Officer or the Chief Financial Officer of First Foundation to such effect.

(c)          Lock-Up Agreements. The Lock-Up Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

(d)          WETA. Each WETA executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

(e)          Partial Termination Agreement. The Partial Termination Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

(f)           Minimum Consolidated Tangible Stockholders’ Equity. As of the Measuring Date, First Foundation shall have Consolidated Tangible Stockholders’ Equity of no less than the Minimum TE Threshold for the corresponding month ended set forth on Section 6.21 of the FirstSun Disclosure Schedule.

(g)          Federal Tax Opinion. FirstSun shall have received the opinion from Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to FirstSun, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the FirstSun Tax Certificate and the First Foundation Tax Certificate.

7.3          Conditions to Obligations of First Foundation. The obligation of First Foundation to effect the Merger is also subject to the satisfaction, or waiver by First Foundation, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of FirstSun set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of FirstSun set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Sunflower Bank), Section 4.2(b) (but only with respect to Sunflower Bank), Section 4.3(a) and Section 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of FirstSun set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FirstSun. First Foundation shall have received a certificate dated as of the Closing Date and signed on behalf of FirstSun by the Chief Executive Officer or the Chief Financial Officer of FirstSun to the foregoing effect.

(b)          Performance of Obligations of FirstSun. FirstSun shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and First Foundation shall have received a certificate dated as of the Closing Date and signed on behalf of FirstSun by the Chief Executive Officer or the Chief Financial Officer of FirstSun to such effect.

(c)          Federal Tax Opinion. First Foundation shall have received the opinion from Alston & Bird LLP, in form and substance reasonably satisfactory to First Foundation, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the FirstSun Tax Certificate and the First Foundation Tax Certificate.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)          by mutual written consent of FirstSun and First Foundation;

(b)          by either FirstSun or First Foundation if (i) (A) any Governmental Entity has denied a Requisite Regulatory Approval and such denial has become final and non-appealable, or (B) any Governmental Entity shall have requested in writing or orally that FirstSun or its affiliates withdraw (other than for technical reasons) and not be permitted to resubmit in such time as would reasonably permit resubmission and approval prior to the Termination Date, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure to obtain a Requisite Regulatory Approval, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger;

(c)          by either FirstSun or First Foundation if the Merger shall not have been consummated on or before the 12-month anniversary of the date of this Agreement (as may be extended from time to time by the mutual written agreement of the parties, the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)          by either FirstSun or First Foundation (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of First Foundation, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by First Foundation, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by FirstSun, or Section 7.3, in the case of a termination by First Foundation, and which is not cured within 30 days following written notice to First Foundation, in the case of a termination by FirstSun, or FirstSun, in the case of a termination by First Foundation, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by FirstSun, prior to the receipt of the Requisite First Foundation Vote, if (i) First Foundation or the Board of Directors of First Foundation shall have made a Recommendation Change or (ii) First Foundation or the Board of Directors of First Foundation shall have committed a material breach of its obligations under Section 6.4 or 6.14;

(f)           by First Foundation, prior to the receipt of the Requisite FirstSun Vote, if (i) FirstSun or the Board of Directors of FirstSun shall have made a Recommendation Change or (ii) FirstSun or the Board of Directors of FirstSun shall have committed a material breach of its obligations under Section 6.4 or 6.14; or

(g)          by either First Foundation or FirstSun, if (i) the Requisite First Foundation Vote shall not have been obtained upon a vote thereon taken at the First Foundation Meeting (including any adjournment or postponement thereof) or (ii) the Requisite FirstSun Vote shall not have been obtained upon a vote thereon taken at the FirstSun Meeting (including any adjournment or postponement thereof); provided that, a party may not terminate this Agreement pursuant to this paragraph if such party is in breach of its obligations pursuant to Section 6.4 or Section 6.14.

8.2          Effect of Termination.

(a)          In the event of termination of this Agreement by either FirstSun or First Foundation as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FirstSun, First Foundation, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(b) (Access to Information, Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX (other than Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary in this Agreement, neither FirstSun nor First Foundation shall be relieved or released from any liabilities or damages arising out of its Fraud or its willful and material breach of any provision of this Agreement. “Fraud” shall mean actual common law fraud under Delaware law in the making of the representations and warranties expressly set forth in Article III or Article IV, but not constructive fraud, equitable fraud or negligent misrepresentation or omission, and “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b)

(i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to First Foundation shall have been communicated to or otherwise made known to the Board of Directors or senior management of First Foundation or shall have been made directly to the stockholders of First Foundation or any person shall have publicly announced (and not withdrawn at least two Business Days prior to First Foundation Meeting) an Acquisition Proposal with respect to First Foundation, and (A)(x) thereafter this Agreement is terminated by either FirstSun or First Foundation pursuant to Section 8.1(c) (Termination Date) without the Requisite First Foundation Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by FirstSun pursuant to Section 8.1(d) (First Foundation Breach) as a result of a willful and material breach or (z) thereafter this Agreement is terminated by FirstSun or First Foundation pursuant to Section 8.1(g)(i) (First Foundation No Vote) and (B) prior to the date that is 12 months after the date of such termination, First Foundation enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then First Foundation shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FirstSun, by wire transfer of same-day funds, a fee equal to $31,390,000 (the “First Foundation Termination Fee”); and

(ii)         In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to FirstSun shall have been communicated to or otherwise made known to the Board of Directors or senior management of FirstSun or shall have been made directly to the stockholders of FirstSun or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the FirstSun Meeting) an Acquisition Proposal with respect to FirstSun, and (A)(x) thereafter this Agreement is terminated by either FirstSun or First Foundation pursuant to Section 8.1(c) (Termination Date) without the Requisite FirstSun Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by First Foundation pursuant to Section 8.1(d) (FirstSun Breach) as a result of a willful and material breach or (z) thereafter this Agreement is terminated by FirstSun or First Foundation pursuant to Section 8.1(g)(ii) (FirstSun No Vote) and (B) prior to the date that is 12 months after the date of such termination, FirstSun enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FirstSun shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Foundation, by wire transfer of same-day funds, a fee equal to $45,089,000 (the “FirstSun Termination Fee”); provided, that for purposes of this Section 8.2(b)(i) and (ii), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(c)          In the event that this Agreement is terminated by FirstSun pursuant to Section 8.1(e) (First Foundation Recommendation Change; Breach of Section 6.4 or 6.14), or by First Foundation or FirstSun pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(i) (First Foundation No Vote), in each case, at a time when this Agreement was terminable by FirstSun pursuant to Section 8.1(e) (First Foundation Recommendation Change; Breach of Section 6.4 or 6.14), then First Foundation shall pay FirstSun, by wire transfer of same-day funds, the First Foundation Termination Fee within two Business Days of the date of termination.

(d)          In the event that this Agreement is terminated by First Foundation pursuant to Section 8.1(f) (FirstSun Recommendation Change; Breach of Section 6.4 or 6.14), or by First Foundation or FirstSun pursuant to Section 8.1(c) (Termination Date) or Section 8.1(g)(ii) (FirstSun No Vote), in each case, at a time when this Agreement was terminable by First Foundation pursuant to Section 8.1(f) (FirstSun Recommendation Change; Breach of Section 6.4 or 6.14), then FirstSun shall pay First Foundation, by wire transfer of same-day funds, the FirstSun Termination Fee within two Business Days of the date of termination.

(e)          Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s Fraud or willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee, as the case may be, more than once.

(f)           Each of FirstSun and First Foundation acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if a party fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1          Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite FirstSun Vote or the Requisite First Foundation Vote; provided, however, that after the receipt of the Requisite FirstSun Vote or Requisite First Foundation Vote there may not be, without further approval of the stockholders of FirstSun and First Foundation, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in this Agreement; provided, however, that after the receipt of the Requisite FirstSun Vote or Requisite First Foundation Vote, there may not be, without further approval of the stockholders of FirstSun or First Foundation, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.8 and Section 6.13 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.

9.4          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by FirstSun and First Foundation.

9.5          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to First Foundation, to:

First Foundation Inc.
18101 Von Karman Ave, Suite 700
Irvine, CA 92610
	Attention:	Tom Shafer
	E-mail:	tshafer@ff-inc.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
	Attention:	Mark C. Kanaly
William W. Hooper
	E-mail:	mark.kanaly@alston.com
will.hooper@alston.com

(b)	if to FirstSun, to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:	J. Brennan Ryan
John M. Willis
Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

9.6          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of First Foundation means the actual knowledge of any of the persons listed on Section 9.6 of the First Foundation Disclosure Schedule, and the “knowledge” of FirstSun means the actual knowledge of any of the persons listed on Section 9.6 of the FirstSun Disclosure Schedule. As used in this Agreement, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern Time, on the date prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof, or (iii) filed or furnished by a party with the SEC and publicly available on EDGAR at least one day prior to the date hereof, (d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Bank Merger and the issuance of shares of FirstSun Common Stock in the Merger. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

9.7          Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement. This Agreement (including the documents and instruments referred to herein, but excluding all disclosure letters, disclosure schedules or similar documents or instruments to be delivered in connection with this Agreement that modify, supplement, qualify, or make exceptions to representations, warranties, covenants or conditions contained in this Agreement (which shall not be deemed part of this Agreement for purposes of any provision of the DGCL, but which shall have the effects provided in this Agreement)) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)          This Agreement and all claims and causes of action arising out of or related to this Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except (a) as otherwise specifically provided in Section 6.8, which is intended to benefit each First Foundation Indemnified Party, and (b) the rights of First Foundation, on behalf of the First Foundation stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), and the rights of FirstSun, on behalf of the FirstSun stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such stockholders, including, in the case of First Foundation, the loss of the premium (if any) to which the stockholders of First Foundation would have been entitled) in accordance with Section 8.2 in the event of Fraud or willful and material breach of any provision of this Agreement, it being agreed that in no event shall any First Foundation or FirstSun stockholder be entitled to enforce any of their rights, or any of the party’s obligations, under this Agreement directly in the event of any such breach, but rather that (i) First Foundation shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the First Foundation stockholders, and (ii) FirstSun shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the FirstSun stockholders, and First Foundation or FirstSun, as applicable, may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15        Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, FirstSun and First Foundation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIRST FOUNDATION INC.

By:
Name: Thomas Shafer
Title: Chief Executive Officer

FIRSTSUN CAPITAL BANCORP

By:
Name: Neal Arnold
Title: President and Chief Executive Officer

Exhibit A

Form of First Foundation Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 27, 2025, by and between FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and each person or entity executing this Agreement or a counterpart of this Agreement as a stockholder of First Foundation, Inc., a Delaware corporation (“First Foundation”) and listed on Schedule A hereto (collectively, the “Stockholders” and each, a “Stockholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between FirstSun and First Foundation, First Foundation will be merged with and into FirstSun, with FirstSun as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of First Foundation Stock, set forth next to such Stockholder’s name on Schedule A hereto (all such shares and equity rights, the “Existing Shares”);

WHEREAS, the Board of Directors of First Foundation has approved, by the unanimous vote of directors present, the Merger and declared advisable and adopted the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement by First Foundation and the consummation of the transactions contemplated thereby, and has resolved to submit the Merger Agreement to its stockholders for approval and to recommend that its stockholders approve the Merger Agreement; and

WHEREAS, the Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and the transactions contemplated thereby, and this Agreement is further a condition and inducement for FirstSun to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.           Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.           Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Effective Time, or (c) by mutual written consent of the parties hereto; provided that (i) this Section 2 and Sections 8 through 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or intentional and material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.           Support Agreement. From the date hereof until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement for any reason in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of First Foundation’s stockholders, however called, and in connection with any written consent of First Foundation’s stockholders, such Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of First Foundation Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any shares of First Foundation Stock acquired by means of purchase, dividend distribution, split-up, recapitalization, combination, exchange of shares or the like, give bequest, inheritance, or as a successor in interest in any capacity or otherwise, or issued upon the exercise of any stock options, warrants or rights, to acquire First Foundation Stock or the conversion or exchange of any convertible or exchangeable securities, or pursuant to any other equity awards or derivative securities (including any First Foundation Equity Awards, First Foundation Preferred Stock, and First Foundation Warrants which have been exercised, or otherwise) (together with the Existing Shares, the “Shares”)), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Foundation and adopted in accordance with the terms thereof), (B) in favor of any other matter that is reasonably necessary to be approved by the stockholders of the Company to facilitate the consummation of the transactions contemplated by the Merger Agreement; (C) in favor of any proposal to adjourn or postpone such meeting of First Foundation’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement or the transactions contemplated by the Merger Agreement, (D) against any proposal made in opposition to the approval of the Merger Agreement, (E) other than the transactions contemplated by the Merger Agreement, against any proposal that relates to an Acquisition Proposal, and (F) against any action, proposal, transaction, agreement or amendment of the First Foundation Articles or First Foundation Bylaws, in each case of this clause (F), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Foundation contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of First Foundation, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of First Foundation at the request of the Board of Directors of First Foundation in connection with election of directors or other routine matters at any annual or special meeting of the First Foundation stockholders. The Stockholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

4.           Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the end of the Support Period, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Stockholder may Transfer Shares (i) to any of its Affiliates (including each other Stockholder), direct or indirect partners, members or other equityholders of the Stockholder, any investment funds, accounts or vehicles managed or controlled by, or under common management or control of, the Stockholder, or any officers, directors or employees of such Affiliates, partners, members or equityholders, (ii) to any other person to whom FirstSun has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of the Stockholder and/or any Family Member of the Stockholder for estate or tax planning purposes or (B) upon the death of the Stockholder pursuant to the terms of any trust or will of the Stockholder or by the applicable laws of intestate succession, and (iv) disposing of or surrendering Shares to First Foundation in connection with the vesting, settlement or exercise of First Foundation Equity Awards or First Foundation Warrants for the payment of taxes thereon or the exercise price thereon, if applicable, (v) to First Foundation or (vi) to the extent required by law, regulation or order or if each Stockholder determines, in its reasonable discretion, that a Transfer is necessary or advisable to avoid any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that such Stockholder, its Affiliates or any of their partners or principals would become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking law in connection with the transactions contemplated hereby that would be materially burdensome to them, but only to the extent necessary to prevent such materially burdensome condition; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by the provisions of this Agreement with respect to such Transferred Shares subject to such Transfer, and the Stockholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee in a form reasonably acceptable to FirstSun agreeing to be bound by and comply with the provisions of this Agreement to the same extent as the Stockholder is bound hereunder and to make the representations and warranties hereunder in respect of the Shares Transferred as the Stockholder shall have made hereunder) to FirstSun, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). As used in this Agreement, the term “Family Member” means, with respect to the Stockholder, (I) such Stockholder and such Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), or (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III).

5.           Representations of the Stockholder. Each Stockholder represents and warrants to FirstSun as follows: (a) such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission (or any amendment thereof), if applicable); (d) such Stockholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of First Foundation Stock beneficially owned by such Stockholder and its affiliates and represent the number of shares and voting power indicated on Schedule A hereto; (e) such Stockholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission); (f) as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair in any material respect the ability of such Stockholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; (g) other than as set forth in the Merger Agreement or as disclosed on Schedule B, such Stockholder does not have any agreements, arrangements or understandings of any kind with First Foundation or any other person (i) with respect to the Transfer or voting of the Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder; and (f) such Stockholder has had an opportunity to review the Merger Agreement and certain other agreements and documents contemplated herein and therein. The Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.           Publicity; Cooperation. Each Stockholder hereby authorizes FirstSun and First Foundation to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement, to the extent required or requested by the SEC (or as otherwise required or requested pursuant to any applicable laws or any other Governmental Entities). Each Stockholder agrees to notify FirstSun as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed and that has been provided to the Stockholder for review. The Stockholder shall, if applicable and required, promptly and in accordance with applicable law file or amend his, her or its Schedule 13D or 13G, as applicable, with the Securities and Exchange Commission to disclose this Agreement. Each Stockholder will promptly provide any information in its possession reasonably requested in writing by FirstSun or First Foundation, for any regulatory application or filing made or approval sought in connection with the transactions contemplated in the Merger Agreement (including filings with the SEC), and to the extent such information is confidential, upon the written request of such Stockholder, First Foundation and FirstSun will take all reasonable action to ensure that any confidential information is afforded confidential treatment.

7.           Non-Solicitation. The Stockholder hereby agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, does not include First Foundation or any of its Subsidiaries) and instruct his, her or its Representatives not to, take any action that, were it taken by First Foundation or its Representatives, would violate Section 6.14 of the Merger Agreement.

8.           Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered contemporaneously with or at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.           Assignment; Third-Party Beneficiaries. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9 shall be null and void ab initio.

10.         Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.         Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.         Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Stockholder, to its address set forth on Schedule A hereto, and if to FirstSun to the following addresses:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention:	Neal Arnold
Cc:	Rob Cafera
Email: neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:	J. Brennan Ryan
John M. Willis
Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

13.         Individual Obligations. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.

14.         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15.         Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by FirstSun and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.         Capacity as Stockholder. The Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing in this Agreement is intended to or shall limit or affect any actions taken by the Stockholder or any of its Representatives, solely in his or her capacity as a director of First Foundation, including any actions Stockholder or any of its Representatives deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of First Foundation.

18.         Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.         Interpretation. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a law shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement.

20.         Certain Stockholder Matters. In this Agreement, references to the Stockholder which is a trust or similar entity shall be deemed to be to the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of FirstSun, including for purposes of such Stockholder’s representations and warranties.

21.         Non-Recourse. This Agreement may be enforced only against persons expressly identified as parties hereto. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made solely in connection with this Agreement. No party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

22.         Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

STOCKHOLDER

[●]

By:
Name:
Title:

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

[Signature page to Support Agreement]

Schedule A

Existing Shares

Stockholder	Address	First Foundation Common Stock	First Foundation Shares of Series A Preferred Stock

Total:	--

Schedule B

Other Agreements

Exhibit B

Form of FirstSun Support Agreement

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of October 27, 2025, by and between First Foundation Inc., a Delaware corporation (“First Foundation”), and each person or entity executing this Agreement or a counterpart of this Agreement as a stockholder of FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”) and listed on Schedule A hereto (collectively, the “Stockholders” and each, a “Stockholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between FirstSun and First Foundation, First Foundation will be merged with and into FirstSun, with FirstSun as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of FirstSun Common Stock, set forth next to such Stockholder’s name on Schedule A hereto (all such shares and equity rights, the “Existing Shares”);

WHEREAS, the Board of Directors of FirstSun has approved, by the unanimous vote of directors present, the Merger and declared advisable and adopted the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement by FirstSun and the consummation of the transactions contemplated thereby, and has resolved to submit the Merger Agreement to its stockholders for approval and to recommend that its stockholders approve the Merger Agreement; and

WHEREAS, the Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and the transactions contemplated thereby, and this Agreement is further a condition and inducement for First Foundation to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.        Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.        Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon (and may only be terminated upon) the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms, (b) the Effective Time, or (c) by mutual written consent of the parties hereto; provided that (i) this Section 2 and Sections 8 through 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or intentional and material breach of any of its representations, warranties, covenants or other agreements set forth herein.

Exhibit B-1

3.        Support Agreement. From the date hereof until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement for any reason in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of FirstSun’s stockholders, however called, and in connection with any written consent of FirstSun’s stockholders, such Stockholder shall (i) appear at such meeting or otherwise cause all of such Stockholder’s Existing Shares and all other shares of FirstSun Common Stock or voting securities over which such Stockholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any shares of FirstSun Common Stock acquired by means of purchase, dividend distribution, split-up, recapitalization, combination, exchange of shares or the like, give bequest, inheritance, or as a successor in interest in any capacity or otherwise, or issued upon the exercise of any stock options, warrants or rights, to acquire FirstSun Common Stock or the conversion or exchange of any convertible or exchangeable securities, or pursuant to any other equity awards or derivative securities (including any FirstSun Equity Awards or FirstSun Options which have been exercised, or otherwise) (together with the Existing Shares, the “Shares”)), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of FirstSun and adopted in accordance with the terms thereof), (B) in favor of any other matter that is reasonably necessary to be approved by the stockholders of the Company to facilitate the consummation of the transactions contemplated by the Merger Agreement; (C) in favor of any proposal to adjourn or postpone such meeting of FirstSun’s stockholders to a later date if there are not sufficient votes to approve the Merger Agreement or the transactions contemplated by the Merger Agreement, (D) against any proposal made in opposition to the approval of the Merger Agreement, (E) other than the transactions contemplated by the Merger Agreement, against any proposal that relates to an Acquisition Proposal, and (F) against any action, proposal, transaction, agreement or amendment of the FirstSun’s Articles (other than the FirstSun Articles Amendment) or FirstSun Bylaws, in each case of this clause (F), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of FirstSun contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Stockholder agrees to exercise all voting or other determination rights such Stockholder has in any trust or other legal entity to carry out the intent and purposes of such Stockholder’s obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of FirstSun, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms. Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of FirstSun at the request of the Board of Directors of FirstSun in connection with election of directors or other routine matters at any annual or special meeting of the FirstSun stockholders. The Stockholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer.

Exhibit B-2

4.        Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that such Stockholder will not, from the date hereof until the end of the Support Period, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Stockholder may Transfer Shares (i) to any of its Affiliates (including each other Stockholder), direct or indirect partners, members or other equityholders of the Stockholder, any investment funds, accounts or vehicles managed or controlled by, or under common management or control of, the Stockholder, or any officers, directors or employees of such Affiliates, partners, members or equityholders, (ii) to any other person to whom FirstSun has consented with respect to a Transfer by such Stockholder in advance in writing, (iii) to (A) any Family Member (as defined below) of such Stockholder or to a trust solely for the benefit of the Stockholder and/or any Family Member of the Stockholder for estate or tax planning purposes or (B) upon the death of the Stockholder pursuant to the terms of any trust or will of the Stockholder or by the applicable laws of intestate succession, and (iv) disposing of or surrendering Shares to FirstSun in connection with the vesting, settlement or exercise of FirstSun Equity Awards or FirstSun Options for the payment of taxes thereon or the exercise price thereon, if applicable, (v) to FirstSun or (vi) to the extent required by law, regulation or order or if each Stockholder determines, in its reasonable discretion, that a Transfer is necessary or advisable to avoid any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that such Stockholder, its Affiliates or any of their partners or principals would become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking law in connection with the transactions contemplated hereby that would be materially burdensome to them, but only to the extent necessary to prevent such materially burdensome condition; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by the provisions of this Agreement with respect to such Transferred Shares subject to such Transfer, and the Stockholder provides at least three Business Days’ prior written notice (which shall include the written consent of the transferee in a form reasonably acceptable to FirstSun agreeing to be bound by and comply with the provisions of this Agreement to the same extent as the Stockholder is bound hereunder and to make the representations and warranties hereunder in respect of the Shares Transferred as the Stockholder shall have made hereunder) to FirstSun, in which case the Stockholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). As used in this Agreement, the term “Family Member” means, with respect to the Stockholder, (I) such Stockholder and such Stockholder’s spouse, individually, (II) any descendant, niece or nephew of such Stockholder or such Stockholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), or (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III).

Exhibit B-3

5.        Representations of the Stockholder. Each Stockholder represents and warrants to First Foundation as follows: (a) such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust; (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions, and no other action is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the performance of such Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon such Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission (or any amendment thereof), if applicable); (d) such Stockholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of such Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of FirstSun Common Stock beneficially owned by such Stockholder and its affiliates and represent the number of shares and voting power indicated on Schedule A hereto; (e) such Stockholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on such Stockholder’s Schedule 13D or 13G filed with the Securities and Exchange Commission); (f) as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair in any material respect the ability of such Stockholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; (g) other than as set forth in the Merger Agreement or as disclosed on Schedule B, such Stockholder does not have any agreements, arrangements or understandings of any kind with FirstSun or any other person (i) with respect to the Transfer or voting of the Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder; and (f) such Stockholder has had an opportunity to review the Merger Agreement and certain other agreements and documents contemplated herein and therein. The Stockholder agrees that such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of such Stockholder’s obligations under this Agreement. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Exhibit B-4

6.        Publicity; Cooperation. Each Stockholder hereby authorizes FirstSun and First Foundation to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s obligations under this Agreement, to the extent required or requested by the SEC (or as otherwise required or requested pursuant to any applicable laws or any other Governmental Entities). Each Stockholder agrees to notify FirstSun as promptly as practicable of any inaccuracies or omissions in any information relating to such Stockholder that is so published or disclosed and that has been provided to the Stockholder for review. The Stockholder shall, if applicable and required, promptly and in accordance with applicable law file or amend his, her or its Schedule 13D or 13G, as applicable, with the Securities and Exchange Commission to disclose this Agreement. Each Stockholder will promptly provide any information in its possession reasonably requested in writing by FirstSun or First Foundation, for any regulatory application or filing made or approval sought in connection with the transactions contemplated in the Merger Agreement (including filings with the SEC), and to the extent such information is confidential, upon the written request of such Stockholder, First Foundation and FirstSun will take all reasonable action to ensure that any confidential information is afforded confidential treatment.

7.        Non-Solicitation. The Stockholder hereby agrees not to, and agrees to cause his, her or its controlled affiliates (which, for the avoidance of doubt, does not include FirstSun or any of its Subsidiaries) and instruct his, her or its Representatives not to, take any action that, were it taken by FirstSun or its Representatives, would violate Section 6.14 of the Merger Agreement.

8.        Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered contemporaneously with or at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

Exhibit B-5

9.        Assignment; Third-Party Beneficiaries. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9 shall be null and void ab initio.

10.      Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.      Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

Exhibit B-6

12.      Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Stockholder, to its address set forth on Schedule A hereto, and if to First Foundation to the following addresses:

First Foundation Inc.
5221 N. O’Conner Blvd., Suite 1375
Irving, Texas 75039
Attention:	Tom Shafer
E-mail:	tshafer@ff-inc.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
Attention:	Mark C. Kanaly
William W. Hooper
E-mail:	mark.kanaly@alston.com
will.hooper@alston.com

13.      Individual Obligations. This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.

14.      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15.      Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by First Foundation and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Exhibit B-7

16.      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.      Capacity as Stockholder. The Stockholder is entering into this Agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing in this Agreement is intended to or shall limit or affect any actions taken by the Stockholder or any of its Representatives, solely in his or her capacity as a director of FirstSun, including any actions Stockholder or any of its Representatives deems necessary to discharge his or her fiduciary duties with respect to his or her role on the Board of Directors of FirstSun.

18.      Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

19.      Interpretation. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a law shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement.

20.      Certain Stockholder Matters. In this Agreement, references to the Stockholder which is a trust or similar entity shall be deemed to be to the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of First Foundation, including for purposes of such Stockholder’s representations and warranties.

Exhibit B-8

21.      Non-Recourse. This Agreement may be enforced only against persons expressly identified as parties hereto. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made solely in connection with this Agreement. No party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

22.      Counterparts. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

Exhibit B-9

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

STOCKHOLDER

[●]

By:
Name:
Title:

FIRST FOUNDATION INC.

By:
Name:
Title:

[Signature page to Support Agreement]

Schedule A

Existing Shares

Stockholder	Address	FirstSun Common Stock	FirstSun Options

Total:	--

Schedule B

Exhibit C

Form of Lock-Up Agreement

LOCK-UP AGREEMENT

This Lock-Up Agreement, dated as of October 27, 2025 (this “Agreement”), is entered into by and among FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), First Foundation Inc., a Delaware corporation (“First Foundation”), and the holders set forth on Schedule 1 (collectively, the “Equityholders” and each an “Equityholder”). FirstSun, First Foundation and the Equityholders are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Equityholder is the record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the power to acquire, dispose of and/or vote, the number of shares of First Foundation Securities set forth opposite each Equityholder’s name on Schedule 1 attached hereto (collectively, such shares and equity rights, the “First Foundation Shares”);

WHEREAS, on the date hereof, FirstSun and First Foundation are entering into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which First Foundation will merge with and into FirstSun (the “Merger”), with FirstSun continuing as the surviving entity following the Merger;

WHEREAS, upon consummation of the Merger, the separate corporate existence of First Foundation shall terminate;

WHEREAS, following the Closing of the Merger, each Equityholder shall be the record owner and beneficial owner of, and shall have the power to dispose of and vote (with regard to FirstSun Common Stock), shares of FirstSun Common Stock and, as applicable, shares of FirstSun Non-Voting Common Stock held by each Equityholder by virtue of the exchange set forth in the Merger Agreement (the “Covered Securities” as such Covered Securities may be adjusted pursuant to Section 7 hereof), which, for the avoidance of doubt, includes shares of FirstSun Common Stock and, as applicable, FirstSun Non-Voting Common Stock received in the Merger from each Equityholder’s exercise of the First Foundation Warrants prior to the Merger;

WHEREAS, as of the date of this Agreement, each Equityholder’s approximate number of Covered Securities expected to be received in the Merger are set forth on Schedule 1 attached hereto; and

WHEREAS, as a condition and inducement to the willingness of FirstSun to enter into the Merger Agreement, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, FirstSun, First Foundation and each Equityholder hereby agree as follows:

1.            Termination; Survival of Representations, Warranties and Covenants.

(a)            This Agreement shall terminate on the soonest to occur of (i) the end of the Lock-up Period (as defined below); (ii) the termination of the Merger Agreement pursuant to its terms, in which case this Agreement shall be null and void ab initio; (iii) FirstSun’s liquidation, merger, reorganization, change of control, tender offer, capital stock exchange, repurchase or other similar transaction which results in FirstSun’s stockholders having the right to exchange a majority of outstanding shares of FirstSun Common Stock for cash, securities or other property subsequent to the Effective Time or (iv) FirstSun’s receivership or voluntary or involuntary filing for bankruptcy.

(b)            The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

2.            Representations and Warranties of the Equityholders. Each Equityholder hereby represents and warrants, severally and not jointly, to FirstSun and First Foundation as follows:

(a)            Such Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Equityholder and, subject to the due execution and delivery of this Agreement by FirstSun and First Foundation, constitutes a legally valid and binding agreement of such Equityholder enforceable against such Equityholder in accordance with the terms hereof.

(b)            Such Equityholder is the record owner and beneficial owner of, and has good, valid and marketable title to the First Foundation Shares, free and clear of any Liens (other than as created by this Agreement). As of the date hereof, other than the First Foundation Shares set forth opposite Equityholder’s name on Schedule 1, such Equityholder does not own beneficially or of record any First Foundation Securities (or any securities convertible into First Foundation Securities) or any interest therein.

(c)            The execution and delivery of this Agreement by such Equityholder does not, and the performance by such Equityholder of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any person (as such term is defined in the Merger Agreement) (including under any contract or agreement binding upon such Equityholder or the Covered Securities), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Equityholder of its obligations under this Agreement.

(d)            As of the date of this Agreement, there is no litigation, legal action or regulatory investigation pending against such Equityholder or, to its knowledge, threatened against such Equityholder that, in any manner, questions the beneficial or record ownership of the First Foundation Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Equityholder of its obligations under this Agreement.

(e)            Such Equityholder understands and acknowledges that FirstSun is entering into the Merger Agreement in reliance upon its execution and delivery of this Agreement and such Equityholder’s representations, warranties, covenants and other agreements contained herein.

3.            Certain Covenants of the Equityholders; Lock-up.

(a)            For a period beginning as of the Effective Time and ending as of the end of the Lock-up Period, each Equityholder shall not (except in each case as is expressly permitted by this Agreement), (i) sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, any of the Covered Securities, (ii) enter into any contract, agreement or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any of the Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, that the foregoing shall not prohibit a Transfer (A) to any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of each Equityholder’s officers, directors or employees, (B) to any Affiliates (including each other Equityholder), direct or indirect partners, members or other equityholders of each Equityholder, any investment funds, accounts or vehicles managed or controlled by, or under common management or control of, each Equityholder, or any officers, directors or employees of such Affiliates, partners, members or equityholders, (C) to any person whom FirstSun has consented with respect to a Transfer by such Equityholder in advance in writing (D) pursuant to a tender offer or other similar transaction made to all holders of the Covered Securities, (E) pursuant to a hedging, swap or derivative transaction involving an index that includes the capital stock of FirstSun (provided that the value of such capital stock of FirstSun in such index is not more than five percent (5%) of the total value of the index of securities), (F) to FirstSun or upon a written consent of FirstSun, or (G) to the extent required by law, regulation or order or if each Equityholder determines, in its reasonable discretion, that a Transfer is necessary or advisable to avoid a Materially Burdensome Condition (as defined below) (each of (A) through (G), a “Permitted Transfer”, and each transferee contemplated by clauses (A) and (C), a “Permitted Transferee”), provided, further, that any Permitted Transfer contemplated by clauses (A) and (C) shall be permitted only if, as a precondition to such Transfer, the Permitted Transferee agrees in writing to assume all of the obligations of the transferring Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3(a) shall not relieve the transferring Equityholder of its obligations under this Agreement with respect to any remaining Covered Securities held by such Equityholder.

(b)            Subject to Section 3(a) (with regard to a Permitted Transfer) and Section 3(c), each Equityholder hereby agrees that such Equityholder shall not Transfer any Covered Securities during the period beginning on the Closing Date and ending on the date that is 24 months after the Closing Date (the “Lock-up Period”), with such Transfer restriction referred to as the “Lock-up”. Any Transfer in violation of this Section 3 shall be null and void, and FirstSun or any duly appointed transfer agent shall refuse to make any such Transfer or recognize any such purported transferee of the Covered Securities as an equity holder of FirstSun for any purpose.

(c)            The Lock-up Period shall expire in the following manner:

(i)             an aggregate of one-third of each Equityholder’s Covered Securities (as calculated on the date of Closing) will be automatically released from the Lock-up on date that is 12 months after the Closing Date;

(ii)            an additional aggregate of one-third of each Equityholder’s Covered Securities (as calculated on the date of Closing) will be automatically released from the Lock-up on the date that is 18 months after the Closing Date; and

(iii)           the remainder of each Equityholder’s Covered Securities, being an aggregate of one-third of such Equityholder’s Covered Securities (as calculated on the date of Closing), will be automatically released from the Lock-up on the date that is 24 months after the Closing Date.

(d)            Except for Strategic Value Investors, LP’s right to terminate its Lock-Up Agreement should Benjamin Mackovak no longer serve on the Board of Directors of FirstSun, if FirstSun waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in any other lock-up agreement entered into in connection with the execution of the Merger Agreement as to any First Foundation or FirstSun equityholder or stockholder party thereto (a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Equityholder’s Covered Securities hereunder (and, for the avoidance of doubt, without regard to any difference between the Lock-Up Period and the lock-up period subject to the Release) and the provisions of Section 3 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the Parties. For the avoidance of doubt, the provisions of Section 3 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the Equityholders. In the event that during the Lock-up Period FirstSun repurchases any equityholders of Covered Securities from any other holder, FirstSun shall make such repurchase offer available to each Equityholder on the same terms and conditions and on a proportional basis.

(e)            Notwithstanding anything to the contrary in this Agreement, no Equityholder shall be required to take any action, commit to take or refrain from taking any action, or accept or agree to the existence of any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that such Equityholder, its Affiliates or any of their partners or principals would become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking law in connection with the transactions contemplated hereby that would be materially burdensome to them (a “Materially Burdensome Condition”), to the extent necessary to prevent such Materially Burdensome Condition. In the event that a Party believes that the imposition of a Materially Burdensome Condition is reasonably likely to occur, it shall promptly notify the other Parties, and the Parties shall cooperate in good faith to consider, to the extent commercially reasonable, such modifications or arrangements as may be necessary or advisable to avoid imposition of the Materially Burdensome Condition.

4.            Maintenance of Records. FirstSun shall maintain a copy of this Agreement at its headquarters.

5.            Further Actions. At a Party’s reasonable request, another Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated hereby.

6.            Disclosure. Each Equityholder hereby authorizes FirstSun and First Foundation to publish and disclose in any announcement or disclosure relating to the transactions contemplated in the Merger Agreement, including any such announcement or disclosure of such Equityholder’s identity and ownership of the First Foundation Shares or the Covered Securities and the nature of such Equityholder’s obligations under this Agreement and a copy of this Agreement, to the extent required or requested by the SEC (or as otherwise required or requested pursuant to any applicable laws or any other Governmental Entities), provided, that before filing or making public the Joint Proxy Statement and the S-4 naming any Equityholder, FirstSun or First Foundation, as applicable, shall provide such Equityholder and its counsel a reasonable opportunity to review and comment (which comments shall be provided as promptly as reasonably practicable) on the Joint Proxy Statement and the S-4 to the extent the Joint Proxy Statement and the S-4 describes the nature of such Equityholder’s obligations of this Agreement or its involvement in connection with the Merger (including the “background of the merger” or similar sections in the Joint Proxy Statement and S-4); provided, further, that after filing of either the Joint Proxy Statement and the S-4, FirstSun or First Foundation, as applicable, shall provide any Equityholder and its counsel a reasonable opportunity to review and comment (which comments shall be provided as promptly as reasonably practicable) on any amendment to the Joint Proxy Statement or S-4 which amends the description of the nature of such Equityholder’s obligations of this Agreement or its involvement in connection with the Merger (including the “background of the merger” or similar sections in the Joint Proxy Statement and S-4). Each Equityholder will promptly provide any information in its possession reasonably requested in writing by First Foundation, or after the Closing, FirstSun, for any regulatory application or filing made or approval sought in connection with the transactions contemplated in the Merger Agreement (including filings with the SEC), and to the extent such information is confidential, upon the written request of such Equityholder, First Foundation and FirstSun will take all reasonable action to ensure that any confidential information is afforded confidential treatment.

7.          Changes in Covered Securities. In the event an Equityholder’s First Foundation Shares or Covered Securities shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar structural change in capitalization, or there shall be any extraordinary dividend or distribution, in each case prior to or after the Effective Time, the term “Covered Securities” shall be appropriately and proportionally adjusted and deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.          Entire Agreement; Assignment; Amendment. (a) This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter herein identified and merge and integrate any and all previous and contemporaneous implied agreements (in fact or law), between or among the Parties concerning such matters. (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (as such term is defined in the Merger Agreement) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. (c) This Agreement may be amended only by execution of an instrument in writing signed by each Party to this Agreement; provided, that after the Closing of the Merger, this Agreement may be amended only by the execution of an instrument in writing signed by FirstSun and the Equityholders.

9.          Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, nor any failure or delay on the part of any Party hereto in the exercise or failing or delaying in the exercise of any right hereunder, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with or of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Equityholders:

to the address set forth on Schedule 1 attached hereto

(a)	if to First Foundation (prior to the Closing), to:

First Foundation Inc.
5221 N. O’Conner Blvd., Suite 1375
Irving, Texas 75039
	Attention:	Tom Shafer
	E-mail:	tshafer@ff-inc.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
	Attention:	Mark C. Kanaly
	E-mail:	mark.kanaly@alston.com

(b)	if to FirstSun (prior to and following the Closing), to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to each of:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
John M. Willis
	Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

11.          Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(b)            Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.

12.          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.          Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

14.          Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

15.          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.          Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

17.          Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

18.          Non-Recourse. This Agreement may be enforced only against persons expressly identified as Parties. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made solely in connection with this Agreement. No Party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

EQUITYHOLDER

By:
Name:

[Signature Page to Lock-Up Agreement]

FIRST FOUNDATION, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule 1

First Foundation Shares

Equity Holders	Address	First Foundation Common Stock	First Foundation Shares of Series A Preferred Stock	First Foundation Warrants[1]	Approximate FirstSun Shares Post Effective Time (Covered Securities)[2]

Total:	--

[1]	Expressed as a number of shares of Series C Non-Voting Common Equity Equivalent Stock issuable by the Warrant.
[2]	Illustrative Calculation based on an Exchange Ratio of 0.16083 and assuming cashless exercise of Warrants pursuant to the Warrant Exercise and Termination Agreement.

Exhibit D

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER

FIRST FOUNDATION BANK

with and into

SUNFLOWER BANK, NATIONAL ASSOCIATION

under the charter of

SUNFLOWER BANK, NATIONAL ASSOCIATION

under the title of

“SUNFLOWER BANK, NATIONAL ASSOCIATION”

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October [•], 2025, by and between First Foundation Bank, a California state chartered bank, with its main office located at 18101 Von Karman Ave., Irvine CA 92612 (“First Foundation Bank”), and Sunflower Bank, National Association, a national banking association, with its main office located at 8117 Preston Rd., Ste 220, Dallas, TX 75225 (“Sunflower Bank” or the “Resulting Bank”). Collectively, First Foundation Bank and Sunflower Bank are referred to as the “Banks”.

WHEREAS, the Board of Directors of First Foundation Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the laws of the State of California;

WHEREAS, the Board of Directors of Sunflower Bank approved, by the unanimous vote of directors present, this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, First Foundation Inc. (“First Foundation”), which owns all of the outstanding shares of First Foundation Bank, and FirstSun Capital Bancorp (“FirstSun”), which owns all of the outstanding shares of Sunflower Bank, have entered into an Agreement and Plan of Merger, dated as of October [•], 2025 (the “Holding Company Agreement”), which, among other things, provides for the merger of First Foundation with and into FirstSun, all subject to the terms and conditions of such Holding Company Agreement (the “HC Merger”);

WHEREAS, First Foundation, as the sole stockholder of First Foundation Bank, and FirstSun, as the sole stockholder of Sunflower Bank, have approved this Agreement; and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of First Foundation Bank with and into Sunflower Bank, with Sunflower Bank being the surviving bank charter of such merger transaction (the “Bank Merger”) under the name of Sunflower Bank, National Association, subject to, and immediately following, the closing of the HC Merger.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of sections 354 and 361 of the Code.

Exhibit D-1

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, First Foundation Bank shall be merged with and into Sunflower Bank in the Bank Merger. Sunflower Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of First Foundation Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the letter issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such time when the Bank Merger becomes effective, the “Effective Time”); provided that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the HC Merger.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “Sunflower Bank, National Association”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 8117 Preston Rd., Ste 220, Dallas, TX 75225, as well as at its legally established branches and at the banking offices of First Foundation Bank existing at the Effective Time, at the officially designated address of each such office or branch, all of which shall be acquired in the Bank Merger. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Sunflower Bank issued and outstanding immediately prior to the Effective Time.

SECTION 5

All assets of Sunflower Bank and First Foundation Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of Sunflower Bank and First Foundation Bank existing as of the Effective Time, all in accordance with the provisions of the Act.

Exhibit D-2

SECTION 6

First Foundation Bank and Sunflower Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above the aggregate liability to its creditors, in such amounts as set forth on the books of First Foundation Bank and Sunflower Bank at the Effective Time.

SECTION 7

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, each outstanding share of common stock of First Foundation Bank shall be automatically cancelled with no consideration being paid therefor.

At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holders thereof, outstanding certificates representing shares of the common stock of First Foundation Bank shall be automatically cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of Sunflower Bank’s common stock shall continue to remain outstanding shares of Sunflower Bank’s common stock, all of which shall be unaffected by the Bank Merger and shall continue to be owned by FirstSun.

SECTION 9

Upon consummation of the Bank Merger, the directors and officers of the Resulting Bank shall be the persons serving as directors and officers of Sunflower Bank immediately prior to the Effective Time. Directors of the Resulting Bank shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

SECTION 10

This Agreement has been approved by First Foundation, which owns all of the outstanding shares of First Foundation Bank, and by FirstSun, which owns all of the outstanding shares of Sunflower Bank.

SECTION 11

It is the intention of the Banks and each of the Banks undertakes and agrees to use its commercially reasonable efforts to cause the Bank Merger to qualify, and to take no action which would cause the Bank Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

SECTION 12

The Bank Merger is also subject to the following terms and conditions: (i) the HC Merger shall have closed and become effective; and (ii) the OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

Exhibit D-3

SECTION 13

Effective as of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of Sunflower Bank as in effect immediately prior to the Effective Time.

SECTION 14

This Agreement shall terminate immediately and automatically without any further action on the part of Sunflower Bank or First Foundation Bank, or any other person, upon the termination of the HC Agreement.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

Exhibit D-4

IN WITNESS WHEREOF, First Foundation Bank and Sunflower Bank, National Association have entered into this Agreement as of the date and year first set forth above.

FIRST FOUNDATION BANK

By:
Name:
Title:

SUNFLOWER BANK,
NATIONAL ASSOCIATION

By:
Name:	Neal Arnold
Title:	Chief Executive Officer

Exhibit D-5

Exhibit E

Form of FirstSun Certificate Amendment

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF FIRSTSUN CAPITAL BANCORP

FirstSun Capital Bancorp (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 7, 2025 (the “Certificate of Incorporation”).

2.           Article IV, Section 4.01 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Designation and Amount. The aggregate number of shares which the Corporation shall have authority to issue is 110,000,000, consisting of (i) 80,000,000 shares of voting common stock, par value $0.0001 per share (the “Common Stock”); (ii) 20,000,000 shares of non-voting common stock, par value $0.0001 per shares (the “Non-Voting Common Stock”) (having the powers, rights, and preferences, and the qualifications, limitations and restrictions thereof, as set forth in Exhibit A attached hereto), and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The aggregate number of shares which the Corporation shall have authority to issue pursuant to this Section 4.01 (as well as the allocation between Common Stock, Non-Voting Common Stock and Preferred Stock) may be amended, altered, changed, increased, or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.”

3.           The Certificate of Incorporation of the Corporation is hereby amended by adding the powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Non-Voting Common Stock as set forth in Exhibit A attached hereto.

4.           This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.           All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

Exhibit E-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Neal E. Arnold, its Chief Executive Officer, this [•] day of [•], 202[•].

By:
Neal E. Arnold
President & Chief Executive Officer

[Signature Page to Certificate of Amendment]

Exhibit E-2

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

NON-VOTING COMMON STOCK

OF

FIRSTSUN CAPITAL BANCORP

The shares of Non-Voting Common Stock of the Corporation shall have the following terms and provisions:

1.     Definitions.

(a)   “Affiliate” has the meaning set forth in 12 C.F.R. § 225.2(a) or any successor provision.

(b)   “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

(c)   “Board of Directors” means the board of directors of the Corporation.

(d)   A “business day” means any day other than a Saturday or a Sunday or a day on which banks in Texas are authorized or required by law, executive order or regulation to close.

(e)   “Certificate” means a certificate representing one (1) or more shares of Non- Voting Common Stock, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Non-Voting Common Stock.

(f)    “Common Stock” means the voting common stock of the Corporation, par value $0.0001 per share.

(g)   “Conversion” has the meaning set forth in Section 5.

(h)   “Corporation” means FirstSun Capital Bancorp, a Delaware corporation.

(i)    “Dividends” has the meaning set forth in Section 3.

(j)    “Exchange Agent” means Broadridge Financial Solutions, Inc. solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(k)   “Liquidation Distribution” has the meaning set forth in Section 4.

Exhibit E-3

(l)    “Non-Voting Common Stock” has the meaning set forth in Section 2.

(m)  “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock and/or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the Voting Securities of the Corporation (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(n)   “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(o)   “Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision.

2.    Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock” (the “Non-Voting Common Stock”). The number of authorized shares of the Non-Voting Common Stock shall be 20,000,000 shares. The Non-Voting Common Stock shall have a par value of $0.0001 per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3.     Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Stock, determined on an as- converted basis assuming all shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount (on an as-converted basis) as paid on the Common Stock and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non- Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non- Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

Exhibit E-4

4.     Liquidation.

(a)   Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Corporation, and the depositors of the Corporation’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b)   Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to the sum of (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidation Distributions to the holders of the Non- Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

Exhibit E-5

(c)   Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.     Conversion.

(a)   General.

(i)     A holder of shares of Non-Voting Common Stock may convert shares of Non-Voting Common Stock into shares of Common Stock, at any time or from time to time, in accordance with the provisions of this Section 5 to the extent (but only to the extent) that such conversion would not cause or result in such holder of Non-Voting Common Stock, together with all Affiliates of such holder, to own or control shares of Common Stock (or shares of any class of Voting Securities issued by the Corporation) that would exceed 4.99% of the total outstanding shares of Common Stock (or total outstanding shares of any class of Voting Securities issued by the Corporation).

(ii)    Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-Affiliate of the holder in a Permissible Transfer.

(iii)    To effect any conversion that is permitted under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the Certificate or Certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such Certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates (or, at the Corporation’s option, evidence in book-entry form) for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) (or, at the Corporation’s option, evidence in book-entry form) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

Exhibit E-6

(iv)   All shares of Common Stock delivered upon conversion of the Non- Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(v)    If the Corporation ceases to be a bank holding company or financial holding company, then the conversion conditions included in this Section 5(a) shall lapse and any holder of Non-Voting Common Stock may convert such shares of Non-Voting Common Stock into Common Stock without limitations as described herein.

(b)   Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(c)   No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6.     Adjustments.

(a)   Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

Exhibit E-7

(b)   Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

(c)   Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7.     Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a reorganization, exchange or conversion of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such reorganization, exchange, conversion, merger, consolidation or sale, to which a holder of that number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such reorganization, exchange, conversion, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

Exhibit E-8

8.     Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non- Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9.     Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as provided for herein and as may otherwise from time to time be required by law.

10.   Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation, reorganization, conversion, re-domiciliation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (ii) increase or decrease the authorized number of shares of Non-Voting Common Stock (iii) dissolve the Corporation, or (iv) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would, in any of such instances, have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11.   Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

Exhibit E-9

12.   Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13.   Term. The Non-Voting Common Stock shall have a perpetual term unless converted in accordance with Section 5.

14.   No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.

15.   Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16.  Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

Exhibit E-10

Exhibit F

 Form of Board Representative Agreement

(attached)

 (Form of Board Representative Letter Agreement for Fortress Party)

BOARD REPRESENTATIVE LETTER AGREEMENT

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202

[•], 2025

[•]

Attention: [•]

Dear Sir or Madam:

For good and valuable consideration acknowledged to have been received, FirstSun Capital Bancorp (the “Company”) and [•] (the “Investor”), effective as of the date hereof, agree as follows:

The Company will use its best efforts to cause an individual designated for nomination by Investor (the “Board Representative”) to be elected or appointed to the board of directors of the Company (the “Board”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company; provided that the Investor’s right to designate for nomination the Board Representative will continue only so long as Investor, together with its Affiliates, in the aggregate owns 40% of the total shares of the Company that the Investor owns as of the date of this letter (the “Minimum Ownership Interest”). As used in this letter agreement, “Affiliates” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person, as such terms are used in and construed in Rule 405 under the Securities Act of 1933. For the avoidance of doubt, with respect to Investor, any entity owned by investment funds or managed accounts that are managed on a discretionary basis by Fortress Investment Group LLC or one of its Affiliates will be deemed to be an Affiliate of Investor.

So long as Investor, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its stockholders the election of the Board Representative to the Board at all of the Company’s meetings of stockholders at which the Board Representative is to be elected, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company. If Investor no longer has a Minimum Ownership Interest, Investor (i) shall promptly notify the Company of such fact, (ii) will have no further rights under Section 1(a) through (e), and (iii) at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board as promptly as possible thereafter.

(a)          Subject to applicable law and this Section 1, the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the stockholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board.

(b)          Subject to this Section 1, upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the Board Representative, Investor shall have the right to designate the replacement for the Board Representative, provided such replacement satisfies all legal and regulatory requirements regarding service and election or appointment as a director of the Board. The Board shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board), using reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board.

(c)          The Company hereby agrees that, for so long as Investor and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board (or whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by Investor (the “Observer”) to attend meetings of the Board, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Observer with all written materials and other information given to members of the Board at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any Confidential Supervisory Information) and shall permit the Observer to attend as an observer at all meetings thereof. As used herein, Confidential Supervisory Information shall mean confidential supervisory information as defined in 12 C.F.R. § 261.2(c), non-public OCC information as defined in 12 C.F.R. § 4.32(b), and as identified in 12 C.F.R. § 309.5(g)(8). In the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. Notwithstanding anything to the contrary contained in this Section 1(c): (i) the Observer may be excluded from executive sessions comprised solely of independent directors if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), and (ii) the Company and the Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, or (B) necessary to avoid a violation of any applicable Law or any fiduciary requirements under applicable law, provided that the Company shall use commercially reasonable efforts to provide such information to the Observer in a manner that does not compromise or violate (as applicable) such attorney-client privilege, fiduciary requirements or applicable Law. If Investor no longer has a Minimum Ownership Interest, Investor will have no further rights under this Section 1(c).

(d)          The Board Representative shall be entitled to compensation, indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board and shall be entitled to prompt reimbursement for reasonable and documented out-of-pocket expenses incurred in attending in meetings of the Board, or any committee thereof in accordance with the policies of the Company; provided, that, if the Board Representative is an employee of FIG LLC, the compensation to which such Board Representative would be entitled pursuant to this Section 1(d) shall instead be remitted to FIG LLC or its designee. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board. The Company shall provide the Board Representative with copies of all notices, minutes, consents, and other material that it provides to all members of the Board, at the same time such materials are provided to the other respective members.

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(e)          The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses, and/or insurance provided by Investor and/or its respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses, and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board) are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

(f)           In addition to the foregoing, the Company will reimburse Investor and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s or the Observer’s travel to in person meetings of the Board, to the same extent as other directors on the Board.

(g)          Notwithstanding anything to the contrary contained in this Section 1, the Board may exclude the Board Representative and/or the Observer from portions of meetings of the Board to the extent that the Board will be discussing (i) any matters directly related to Investor or (ii) any exam or other confidential correspondence constituting Confidential Supervisory Information with the Federal Reserve, the FDIC, or the OCC, in each case under clauses (i) and (ii) herein to the extent required by applicable Law as reasonably determined by the Company’s legal counsel.

(h)          Investor covenants and agrees to hold any information obtained from its Board Representative or Observer in confidence, and to cause its Observer to agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such Observer, in each case except to the extent that such information (i) was previously known by or in the possession of such party on a nonconfidential basis, (ii) is or becomes in the public domain through no fault of such party, (iii) is later lawfully acquired from other sources by the party to which it was furnished, or (iv) is independently developed by such party without the use of such information. Each of the parties to this letter agreement hereby acknowledges that they are aware, and will ensure that their representatives and Affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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2.           Confidentiality. Each party to this letter agreement will hold, and will use commercially reasonable efforts to cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants, managers, investors and advisors to hold, in strict confidence, unless disclosure to any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) is reasonably necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by another requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure so that such other party may seek confidential treatment of such information from the applicable Governmental Entity), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this letter agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a nonconfidential basis, (b) in the public domain through no fault of such party, (c) later lawfully acquired from other sources by the party to which it was furnished, or (d) independently developed or conceived by such party without use of such Information), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, and its and their respective directors, officers, employees, partners, investors, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to Governmental Entities; provided, however, that (i) the Investor is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this letter agreement and (ii) the Investor may identify the Company and the number and value of the Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.

3.           Miscellaneous.

(a)         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 3(a) prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 3(a) on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

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If to the Company:
FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention: Mollie H. Carter

With a copy to:	Nelson Mullins Riley & Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
	Telephone:	(404) 322-6444
	Email:	brennan.ryan@nelsonmullins.com

If to the Investor:	To the address on record with the Company

or such other address as may be designated in writing hereafter, in the same manner, by such person.

(b)         Successors and Assigns. The provisions of this letter agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent; provided, however that the Investor may assign its rights hereunder in whole or in part to one or more of its Affiliates without the Company’s consent. Subject to the foregoing restriction on assignment, this letter agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this letter agreement, except as expressly provided in this letter agreement.

(c)         Governing Law. This letter agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Each party agrees that all proceedings concerning the interpretations, enforcement, and defense of this letter agreement (whether brought against a party hereto or its respective affiliates, employees, or agents) may be commenced on an exclusive basis in the Delaware courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS.

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(d)         Severability. If any provision of this letter agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this letter agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this letter agreement.

(e)          Amendments; Waivers, No Additional Consideration. No amendment or waiver of any provision of this letter agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this letter agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)          Construction. The headings herein are for convenience only, do not constitute a part of this letter agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.

(g)         No Third-Party Beneficiaries. This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than Investor Indemnitors.

(h)         Delivery by Facsimile or Electronic Transmission. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(i)          Counterparts. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

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6

FIRSTSUN CAPITAL BANCORP

By:

Name: Neal E. Arnold
Title: President & Chief Executive Officer

 [Signature Page to the Board Representative Letter Agreement]

Agreed and acknowledged as of the date first above written:

[•]

By:

Name: [•]
Title: [•]

 [Signature Page to the Board Representative Letter Agreement]

(Form of Board Representative Letter Agreement for Canyon Party)

BOARD REPRESENTATIVE LETTER AGREEMENT

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202

[•], 2025

[•]

Attn: [•]

Dear Sir or Madam:

For good and valuable consideration acknowledged to have been received, FirstSun Capital Bancorp (the “Company”) and the entities listed on Exhibit A (collectively, the “Investor”), effective as of the date hereof, agree as follows.

1.                   The Company will use its best efforts to cause an individual designated for nomination by Investor (the “Board Representative”) to be elected or appointed to the board of directors of the Company (the “Board”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company; provided that Investor’s right to designate for nomination the Board Representative will continue only so long as Investor, together with its Affiliates, in the aggregate owns 40% of the total shares the Company that the Investor owns as of the date of this letter (the “Minimum Ownership Interest”). As used in this letter agreement, “Affiliates” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person, as such terms are used in and construed in Rule 405 under the Securities Act of 1933. With respect to Investor, any investment fund or managed account that is managed on a discretionary basis by the same investment manager or advisor as Investor or an investment manager or advisor that is an affiliate of the Investor’s investment manager or advisor will be deemed to be an Affiliate of Investor.

So long as Investor, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its stockholders the election of the Board Representative to the Board at all of the Company’s meetings of stockholders (or the solicitation of written consents in lieu of a shareholder meeting) in which the Board Representative is to be elected, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company. If Investor no longer has a Minimum Ownership Interest, Investor (i) shall promptly notify the Company of such fact, (ii) will have no further rights under Section 1(a) through (e), and (iii) at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board as promptly as possible thereafter.

(a)                 Subject to applicable law and this Section 1, the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the stockholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board.

(b)                Subject to this Section 1, upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the Board Representative, Investor shall have the right to designate the replacement for the Board Representative, provided such replacement satisfies all legal and regulatory requirements regarding service and election or appointment as a director of the Board. The Board shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being one of the Company’s nominees to serve on the Board), using reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board.

(c)                 The Company hereby agrees that, for so long as Investor and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by Investor (the “Observer”) to attend meetings of the Board, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Observer with all written materials and other information given to members of the Board at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any Confidential Supervisory Information) and shall permit the Observer to attend as an observer at all meetings thereof. As used herein, Confidential Supervisory Information shall mean confidential supervisory information as defined in 12 C.F.R. § 261.2(c), non-public OCC information as defined in 12 C.F.R. § 4.32(b), and as identified in 12 C.F.R. § 309.5(g)(8). In the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. Notwithstanding anything to the contrary contained in this Section 1(c): (i) the Observer may be excluded from executive sessions comprised solely of independent directors if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), and (ii) the Company and the Board shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, or (B) necessary to avoid a violation of any applicable law or any fiduciary requirements under applicable law, provided that the Company shall use commercially reasonable efforts to provide such information to the Observer in a manner that does not compromise or violate (as applicable) such attorney-client privilege, fiduciary requirements or applicable law. If Investor no longer has a Minimum Ownership Interest, Investor will have no further rights under this Section 1(c).

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(d)                The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board and shall be entitled to prompt reimbursement for reasonable and documented out-of-pocket expenses incurred in attending in meetings of the Board, or any committee thereof in accordance with the policies of the Company. The Company shall notify the Board Representative of all regular meetings and special meetings of the Board and of all regular and special meetings of any committee of the Board. The Company shall provide the Board Representative with copies of all notices, minutes, consents, and other material that it provides to all members of the Board, at the same time such materials are provided to the other respective members.

(e)                 The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses, and/or insurance provided by Investor and/or its respective Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees that, with respect to any claim by a Board Representative for indemnification arising out his or her service as a director of the Company, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses, and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to other members of the Board) are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

(f)                  In addition to the foregoing, the Company will reimburse Investor and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s or the Observer’s travel to in person meetings of the Board, to the same extent as other directors on the Board.

(g)                Notwithstanding anything to the contrary contained in this Section 1, the Board may exclude the Board Representative and/or the Observer from portions of meetings of the Board to the extent that the Board will be discussing (i) any matters directly related to Investor or (ii) any exam or other confidential correspondence constituting Confidential Supervisory Information with the Federal Reserve, the FDIC, or the OCC, in each case under clauses (i) and (ii) herein to the extent required by applicable Lawlaw as reasonably determined by the Company’s legal counsel.

(h)                Investor covenants and agrees to hold any information obtained from its Board Representative or Observer in confidence, and to cause its Observer to agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such Observer, in each case except to the extent that such information (i) was previously known by or in the possession of such party on a nonconfidential basis, (ii) is or becomes in the public domain through no fault of such party, (iii) is later lawfully acquired from other sources by the party to which it was furnished, or (iv) is independently developed by such party without the use of such information. Each of the parties to this letter agreement hereby acknowledges that they are aware, and will ensure that their representatives and affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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5.                   Confidentiality. Each party to this letter agreement will hold, and will use commercially reasonable efforts to cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants, managers, investors and advisors to hold, in strict confidence, unless disclosure to any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) is reasonably necessary or appropriate in connection with any necessary regulatory approval, or request for information or similar process, or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by another requirement of law or the applicable requirements of any Governmental Entity (in which case, the party permitted to disclose such information shall, to the extent legally permissible and reasonably practicable, provide the other party with prior written notice of such permitted disclosure so that such other party may seek confidential treatment of such information from the applicable Governmental Entity), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this letter agreement (except to the extent that such information can be shown to have been (a) previously known by such party on a nonconfidential basis, (b) in the public domain through no fault of such party, (c) later lawfully acquired from other sources by the party to which it was furnished, or (d) independently developed or conceived by such party without use of such Information), and neither party hereto shall release or disclose such Information to any other person, except its Affiliates, and its and their respective directors, officers, employees, partners, investors, auditors, attorneys, financial advisors, other consultants and advisors with the express understanding that such parties will maintain the confidentiality of the Information and, to the extent permitted above, to Governmental Entities; provided, however, that (i) the Investor is permitted to disclose Information to auditors and bank and securities regulatory authorities without prior written notice to the Company in connection with any audit or examination that does not explicitly reference the Company or this letter agreement and (ii) the Investor may identify the Company and the number and value of the Investor’s security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or internal policies without prior notice to or consent from the Company.

6.                   Miscellaneous.

(a)                 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 3(a) prior to 5:00 p.m., New York City time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 3(a) on a day that is not a Business Day or later than 5:00 p.m., New York City time, on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

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If to the Company:

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Attention: Mollie H. Carter

With a copy to:                                Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: J. Brennan Ryan

Telephone: (404) 322-6444

Email: brennan.ryan@nelsonmullins.com

If to the Investor:

c/o Canyon Capital Advisors LLC

2728 N. Harwood Street, 2nd Floor

Dallas, TX 75201

Attention: Legal Department

Email: legal@canyonpartners.com

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: James Hu; Adrian Rae Leipsic; Adam Fleisher

Email: jjhu@cgsh.com; aleipsic@cgsh.com; afleisher@cgsh.com

or such other address as may be designated in writing hereafter, in the same manner, by such person.

(b)                Successors and Assigns. The provisions of this letter agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent; provided, however that the Investor may assign its rights hereunder in whole or in part to one or more of its Affiliates without the Company’s consent. Subject to the foregoing restriction on assignment, this letter agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing in this letter agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this letter agreement, except as expressly provided in this letter agreement.

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(c)                 Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. Each party agrees that all proceedings concerning the interpretations, enforcement, and defense of this letter agreement (whether brought against a party hereto or its respective affiliates, employees, or agents) may be commenced on an exclusive basis in the Delaware courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware courts for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS.

(d)                Severability. If any provision of this letter agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this letter agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this letter agreement.

(e)                 Amendments; Waivers, No Additional Consideration. No amendment or waiver of any provision of this letter agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No waiver of any default with respect to any provision, condition or requirement of this letter agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(f)                  Construction. The headings herein are for convenience only, do not constitute a part of this letter agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this letter agreement.

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(g)                No Third-Party Beneficiaries. This letter agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than Investor Indemnitors.

(h)                Delivery by Facsimile or Electronic Transmission. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(i)                  Counterparts. This letter agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.

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7

FIRSTSUN CAPITAL BANCORP

By:______________________________

Name: Neal E. Arnold
Title: President & Chief Executive Officer

[Signature Page to the Letter Agreement]

Agreed and acknowledged as of the date first above written:

[●]

By:_________________________________

Name: [●]
Title: [●]

[Signature Page to the Letter Agreement]

Exhibit A

1.	The Canyon Value Realization Master Fund, L.P.
2.	Canyon Value Realization Fund, L.P.
3.	Canyon Balanced Master Fund, Ltd.
4.	Canyon ESG Master Fund, L.P.
5.	Canyon Distressed TX (A) LLC
6.	CDOF IV Master Fund, L.P.

Exhibit G

Form of Warrant Exercise and Termination Agreement

WARRANT EXERCISE AND TERMINATION AGREEMENT

This Warrant Exercise and Termination Agreement (this “Agreement”) dated October 27, 2025 is made by and among First Foundation Inc., a Delaware corporation (“First Foundation”), the holders listed on Exhibit A (each, a “Warrantholder”), and FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”). Each of First Foundation, Warrantholders and FirstSun is referred to herein as the “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each Warrantholder has previously been issued a Warrant, dated as of July 8, 2024 (each, a “Warrant”), to purchase an aggregate number of shares of Series C Non-Voting Common Equivalent Stock of First Foundation set forth across such Warranholder’s name under the heading “Shares” on Exhibit A (the “Shares”), at an initial exercise price of $5,125 per share of Series C NVCE Stock;

WHEREAS, as of even date herewith, First Foundation and FirstSun have entered into that certain Agreement and Plan of Merger dated October 27, 2025 attached hereto in Exhibit B (as such agreement is entered into on October 27, 2025, the “Merger Agreement”), pursuant to which, among other things, First Foundation will merge with and into FirstSun, leaving FirstSun as the surviving corporation (the “Merger”);

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and conditioned upon the consummation of the Merger, each Warrantholder has agreed to exercise the Warrant immediately prior to the Effective Time of the Merger in full on a cashless basis, in accordance with the terms of the Warrant and this Agreement, in exchange for the applicable Issued Series C Shares, as further described herein;

WHEREAS, at or immediately prior to the Effective Time of the Merger, each Warrantholder shall also receive the Warrant Termination Consideration for the exercise of the Warrant, as set forth herein; and

WHEREAS, the Parties are entering into this Agreement to confirm the Parties’ understanding of, and agreement with, the exercise of the Warrant immediately prior to, and in connection with, the consummation of the Merger and to set forth certain related covenants and acknowledgements.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby acknowledge and agree to the following:

1.         Defined Terms; Recitals. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement or the Warrant, as applicable. The Parties hereby acknowledge and agree that all of the recitals stated above are true and accurate and by this reference are incorporated into and made part of this Agreement.

2.         Exercise of Warrant; Consideration.

(a)          Immediately prior to the Effective Time of the Merger, each Warrant shall be deemed to have been exercised by the applicable Warrantholder in full on a cashless basis without any further action or payment of Exercise Price required of the Warrantholder. The Parties agree that each Warrantholder shall receive, in consideration of the exercise of its Warrant on a cashless basis pursuant to the preceding sentence, the “Issued Series C Shares” as defined in, and calculated pursuant to, Exhibit A. In consideration of each Warrantholder’s exercise of the Warrant immediately prior to the Effective Time of the Merger, each Warrantholder shall additionally receive a cash payment per Issued Series C Share in a total amount set forth across such Warrantholder’s name under the heading “Warrant Termination Consideration” on Exhibit A (the “Warrant Termination Consideration”). Upon such deemed exercise of the Warrant, the Warrant shall cease to exist and shall automatically be cancelled, terminated and retired pursuant to the terms of the Warrant, and Warrantholder will cease to have any rights with respect thereto other than the right to receive the Issued Series C Shares and the Warrant Termination Consideration. Pursuant to the Merger Agreement, receipt of such consideration by the Warrantholder will be subject to the execution and delivery of this Agreement and surrendering the Warrant for such cancellation and execution. Each Party hereby waives any and all notice, consent or similar provisions under the Warrant related to the cancellation of the Warrant as contemplated hereby and acknowledges and agrees that this Agreement replaces and supersedes solely to the extent of any conflicting processes or procedures in the Warrant.

(b)         Each Warrantholder acknowledges that the Warrant Termination Consideration to be made pursuant to this Agreement will be made as provided in (and subject to the terms of) this Agreement and will only be made to such Warrantholder if (i) such Warrantholder duly executes and delivers this Agreement, and (ii) the Closing occurs.

(c)         Upon any termination of the Merger Agreement pursuant to its terms, this Agreement shall immediately terminate and be null and void ab initio and of no force or effect.

3.         Warrantholder Agreements and Acknowledgements. Each Warrantholder hereby represents, warrants, covenants or agrees, severally and not jointly, as follows:

(a)         that (A) the Warrant is the only warrant issued to such Warrantholder by First Foundation that is outstanding as of the date hereof, (B) such Warrantholder is the legal and beneficial owner of all legal and equitable rights and claims of any kind with respect to the Warrant, (C) such Warrantholder has not assigned, pledged or contracted to assign or pledge any such rights or claims, and (D) the Warrant is free and clear of all Liens;

(b)         that (A) such Warrantholder has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, (B) the execution, delivery and performance of this Agreement (1) have been duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by such Warrantholder and (2) do not and will not (x) result in the violation or breach of, or constitute a default or an event of default under, any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license (whether in written, electronic or oral form) to which such Warrantholder is a party or by which such Warrantholder or any of such Warrantholder’s assets or properties are bound, (y) violate any law, writ, judgment, injunction or court decree to which such Warrantholder or the Warrant is subject or (z) result in any third party having the right to obtain an injunction barring the performance of all or any of the transactions contemplated by this Agreement;

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(c)         that such Warrantholder will not exercise or seek to exercise the Warrant prior to the Effective Time except as specifically set forth herein;

(d)         that this Agreement shall be binding upon such Warrantholder’s successors, assigns, heirs, executors, administrators, representatives or agents and shall not be affected by, and shall survive, such Warrantholder’s death, incapacity, dissolution or liquidation;

(e)          that such Warrantholder understands that immediately prior to the Effective Time, the Warrant will be deemed exercised and terminated and Warrantholder will cease to have any rights as a Warrantholder of First Foundation, except as to the receipt of the Issued Series C Shares and the Warrant Termination Consideration with respect to the exercise and termination of the Warrant;

(f)          that the delivery of this Agreement, including the agreement to exercise the Warrant, is, subject to termination pursuant to Section 2(c), irrevocable; and

(g)         that (A) such Warrantholder has carefully read and fully understands all of the terms of this Agreement, and (B) such Warrantholder has not transferred or assigned any rights or claims that such Warrantholder is hereby purporting to release herein.

4.         Release. Upon the full payment of all consideration due to such Warrantholder pursuant to this Agreement, such Warrantholder, on such Warrantholder’s own behalf and that of such Warrantholder’s heirs, executors, attorneys, administrators, successors and assigns, knowingly and voluntarily releases and forever discharges First Foundation (including, after the Closing, FirstSun), and its and its successors’ past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, such Warrantholder had, now has or may have as the date of this Agreement by reason of any matter or claim under the terms of the Warrant or this Agreement.

5.         First Foundation and First Sun Agreement and Acknowledgements. Each of First Foundation and FirstSun hereby represents, warrants, covenants or agrees, severally and not jointly, as follows:

(a)          that (A) each of them has all requisite power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, (B) the execution, delivery and performance of this Agreement have been (1) duly and validly approved and authorized by all necessary action, including, if applicable, corporate action, by each of them, and (2) do not and will not (x) result in the violation or breach of, or constitute a default or an event of default under, any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license (whether in written, electronic or oral form) to which First Foundation is a party or by which it or any of its assets or properties are bound, (y) violate any law, writ, judgment, injunction or court decree to which First Foundation is subject or (z) result in any third party having the right to obtain an injunction barring the performance of all or any of the transactions contemplated by this Agreement, provided, that the representations and warranties provided in this Section 5(a)(B)(2) are provided by First foundation only;

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(b)         the calculation of Issued Series C Shares as set forth on Exhibit A and this Agreement is not intended to reduce the economic entitlement of each Warrantholder under the applicable Warrant;

(c)         as of the date of this Agreement, there has been no Warrant Adjustment Event or Preferred Stock Adjustment Event, provided, that the representations and warranties provided in this Section 5(c) are provided by First foundation only;

(d)         the shares of FirstSun Common Stock to be received by each Warrantholder as Merger Consideration on account of its Shares issuable pursuant to the exercise of the Warrant will be duly authorized, validly issued and fully paid and non-assessable and duly registered on the S-4;

(e)         Warrantholders have been provided with a true and complete copy of the Merger Agreement;

(f)          The warrant exercise and termination agreement entered into by holders of Other Warrants with First Foundation and FirstSun in connection with Merger are on substantially the same form as this Agreement; and

(g)         this Agreement shall be binding upon their respective successors, assigns, administrators, representatives or agents and shall not be affected by, and shall survive, its dissolution or liquidation.

6.         Tax Consequences. It is intended that the exercise of the Warrant shall qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code. No Party shall take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the exercise of the Warrant from qualifying as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

7.         The Merger Agreement. Each Warrantholder acknowledges receipt of a copy of the Merger Agreement. Each Warrantholder has reviewed and understands the terms and conditions of such Merger Agreement.

8.         Miscellaneous.

(a)          Further Actions. Each Party, at the reasonable request of another Party, agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the transactions contemplated by this Agreement.

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(b)          Entire Agreement; Assignment; Amendment. Unless otherwise specified herein, this Agreement, and the Warrant, contain the entire agreement and understanding between the Parties with respect to the subject matter herein identified and merge and integrate any and all previous and contemporaneous implied agreements (in fact or law), between or among the Parties concerning such matters. For the avoidance of doubt, Section 18 of the Warrant (Withholding) shall apply to this Agreement as though set forth herein, mutatis mutandis. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto; provided that each Warrantholder may assign this Agreement in connection with any Transfer in accordance with Section 10 of the Warrant, provided further, that each transferee to such Transfer shall execute and deliver to FirstSun and First Foundation a joinder agreement, in a form reasonably acceptable to FirstSun and First Foundation, pursuant to which such transferee shall become a party to this Agreement and shall agree to be bound by all terms and conditions hereof as if it were an original signatory hereto. Any assignment not in compliance with the preceding sentence shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other person (as defined in the Merger Agreement) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be amended only by execution of an instrument in writing signed by each Party to this Agreement; provided, that after the Closing of the Merger, this Agreement may be amended only by the execution of an instrument in writing signed by FirstSun and the Warrantholders. Except as expressly provided in this Agreement, each Warrant shall remain in full force and effect in accordance with its terms, and nothing herein shall be deemed to amend, modify, or waive any provision of the Warrant.

(c)          Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, nor any failure or delay on the part of any Party hereto in the exercise or failing or delaying in the exercise of any right hereunder, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with or of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(d)         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered personally or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested) or (c) on the first Business Day following the date of dispatch, if delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	If to First Foundation (prior to the Closing), to:

First Foundation Inc.
5221 N. O’Conner Blvd., Suite 1375
Irving, Texas 75039
	Attention:	Tom Shafer
	E-mail:	tshafer@ff-inc.com

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With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
	Attention:	Mark C. Kanaly
	E-mail:	mark.kanaly@alston.com

With a copy (which shall not constitute notice) to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
John M. Willis
	Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

(ii)	If to FirstSun (prior to and after the Closing), to:

FirstSun Capital Bancorp
1400 16th Street, Suite 250
Denver, Colorado 80202
	Attention:	Neal Arnold
	Cc:	Rob Cafera
	Email:	neal.arnold@sunflowerbank.com
robert.cafera@sunflowerbank.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
Atlantic Station, 201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
	Attention:	J. Brennan Ryan
John M. Willis
	Email:	brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com

(iii)	If to Warrantholders, to the address set forth on the signature pages hereto.

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(e)         Governing Law; Jurisdiction.

(i)            This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Delaware applicable to agreements entered into and to be performed solely within such state, without regard to any applicable conflicts of law principles.

(ii)           Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (C) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8(d).

(f)          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(f).

(g)         Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

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(h)         Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

(i)          Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(j)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k)         Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in counterparts (including by transmission of duly executed signature pages in .pdf format), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(l)          Fees and Expenses. Subject to Sections 17 and 18 of each Warrant, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

(m)        Section 19 of the Warrant is hereby incorporated by reference into this Agreement that applies mutatis mutandis to this Agreement and any agreement that First Foundation, FirstSun or any of their respective Affiliates is a party to with respect to any Other Warrant (as such term is defined in the Warrant).

(n)         This Agreement may be enforced only against persons expressly identified as Parties. No former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties or for any claim based on the transactions contemplated or representations made in solely in connection with this Agreement. No Party or its Affiliates shall seek to enforce this Agreement against or make claims for breach against any Non-Recourse Party. These covenants are intended to be for the benefit of, and enforceable by, each Non-Recourse Party and their heirs and assigns.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, Warrantholder has executed this Agreement as of the date first written above.

WARRANTHOLDER

[•]

By:
Title:

Name, address, and email address to which notices shall be sent to Warrantholder:

[•]

With a copy (which shall not constitute notice) to:

[•]

FIRST FOUNDATION INC.

By:
Name:
Title:

Firstsun capital bancorp

By:
Name:
Title:

[Signature Page to Warrant Exercise and Termination Agreement]

Exhibit A – Warrantholders And Warrant Calculation

Warrantholder	Shares	Current Exercise Price	Warrant Termination Consideration

Total

As of the date of this Agreement, assuming the accuracy of the representations in Section 5(c), the Applicable Conversion Rate (as defined below) for each share of Series C NVCE Stock is 1,000 shares of First Foundation Common Stock, subject to adjustment pursuant to Article VII of the Designations (as defined below).

The number of Shares and the Exercise Price under the Warrant are subject to further adjustment pursuant to Section 15 of the Warrant Agreement.

The Issued Series C Shares to be issued to Warrantholder upon exercise of the Warrants as provided in this Agreement shall be determined, immediately prior to the Effective Time, based upon the following:

As used in this Agreement, the “Issued Series C Shares” shall mean a number of Shares equal to the quotient of (i) the Warrant Value divided by (ii) the Series C Reference Value.

“Applicable Conversion Rate” has meaning given to it in the Certificate of Designations of Series C Non-Voting Common Equivalent Stock of First Foundation, Inc. (the “Designations”).

“Exchange Ratio” has the meaning given to it in the Merger Agreement.

“Common Reference Value” means an amount equal to $38.84 multiplied by the Exchange Ratio.

“Series C Reference Value” means an amount equal to the Applicable Conversion Rate multiplied by the Common Reference Value.

“Warrant Value” means an amount equal to the (i) the product of (A) the total number of Shares purchasable by Warrantholder under the Warrant, multiplied by (B) the Applicable Conversion Rate, multiplied by (C) the Common Reference Value, minus (ii) the aggregate exercise price of all Shares purchasable by Warrantholder under the Warrant.

Exhibit B – Merger Agreement

exhibit H

form of CLAIMS LETTER

October [•], 2025

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of October [•], 2025 (the “Merger Agreement”), by and between FirstSun Capital Bancorp., a Delaware corporation (“FirstSun”) and First Foundation Inc., a Delaware Corporation (“First Foundation”).

Concerning any claims which the undersigned may have against First Foundation or any of its Subsidiaries (each, a “First Foundation Entity”), including First Foundation Bank (“First Foundation Bank”) in his or her capacity as an officer, director or employee of any First Foundation Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

Section 1.         Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

Section 2.          Release of Certain Claims.

(a)           The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each First Foundation Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director or employee of any First Foundation Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to FirstSun on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)          For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)        any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any First Foundation Entity, including, but not limited to, (A) Claims as a borrower under written loan commitments and agreements between the undersigned and First Foundation Bank, (B) Claims as a depositor under any deposit account with First Foundation Bank, (C) Claims as the holder of any Certificate of Deposit issued by First Foundation Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any First Foundation Entity, (E) Claims in his or her capacity as a stockholder or warrantholder of First Foundation, and (F) Claims as a holder of any check issued by any other depositor of First Foundation Bank;

(ii)       the Claims excluded in Section 2(a)(i) above;

(iii)      any Claims that the undersigned may have under the Merger Agreement;

(iv)      any right to indemnification, contribution or advancement of expenses that the undersigned may have under the articles of incorporation or bylaws of any First Foundation Entity, under Delaware law or the Merger Agreement;

(v)       any Claims for coverage, benefits or proceeds under any directors and officers liability insurance policy or other insurance policy maintained by or on behalf of any First Foundation Entity or any successor thereto (including any tail coverage or run-off policy) for the benefit of the undersigned with respect to any liability the undersigned may incur as a result of serving as an officer or director of any First Foundation Entity; or

(vi)      any Claims arising from or based on facts and circumstances arising after the date hereof.

Section 3.         Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

Section 4.          Miscellaneous.

(a)         This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Delaware, without regard for conflict of law provisions.

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(b)        This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

(c)        This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

(d)        This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(e)        The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

(f)         This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

(g)          If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

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(h)        Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.

(i)         Any civil action, counterclaim, proceeding or litigation arising out of or relating to this letter shall be exclusively brought in any federal or state court of competent jurisdiction located in the State of Delaware. Each party consents to the jurisdiction of such court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

[Signature Pages Follow]

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Sincerely,

Signature of Director

Printed Name of Director

[Signature Page to Claims Letter]

On behalf of FirstSun Capital Bancorp, I hereby acknowledge receipt of this letter as of this ____ day of October, 2025.

FIRSTSUN CAPITAL BANCORP

By:
Name:	Neal Arnold
Title:	Chief Executive Officer

Exhibit I

Form of Partial Termination Agreement

PARTIAL Termination AGREEMENT

(Investment Agreement and Registration Rights Agreement)

THIS PARTIAL TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2025, by and between First Foundation Inc, a Delaware corporation (the “Corporation”), and the persons listed on Exhibit A (collectively, the “Investor”) (each a “party” and collectively, the “parties”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Investor entered into that certain Investment Agreement, dated July 2, 2024 (the “Investment Agreement”);

WHEREAS, the Corporation and the Investor entered into that certain Registration Rights Agreement dated as of July 8, 2024 (the “Registration Rights Agreement”);

WHEREAS, FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), and the Corporation have entered into that certain Agreement and Plan of Merger dated October 27, 2025 (the “Merger Agreement”) pursuant to which the Corporation will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into FirstSun (the “Merger”), so that FirstSun is the surviving entity (in such capacity, the “Surviving Entity”) in the Merger;

WHEREAS, the shares issued by FirstSun to the Investor in connection with the Merger will be registered pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Form S-4”), which shares will be freely transferable other than for stockholders that may be deemed to be “affiliates” of FirstSun under Rule 144 of the Securities Act of 1933, as amended (the “Potential Affiliate Holders”);

WHEREAS, contingent upon the consummation of the Merger, the Corporation and the Investor desire to terminate certain provisions of the Investment Agreement and fully terminate the Registration Rights Agreement, with such termination to be effective, contingent upon the closing of the Merger, as of immediately prior to the Effective Time (as such terms are defined in the Merger Agreement) of the Merger (the “Termination Effective Time”); and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, including the consideration to be received by Investor pursuant to the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Recitals. The parties hereby acknowledge and agree that all of the recitals stated above are true and accurate and by this reference are incorporated into and made a part of this Agreement.

2.	Termination of Certain Provisions of the Investment Agreement. Contingent upon the closing of the Merger, the parties hereto hereby agree to terminate the following provisions of the Investment Agreement (collectively, the “Terminated Provisions”), effective as of the Termination Effective Time: (a) Section 4.1 (Governance Matters); (b) Section 4.2 (Transfer Restrictions), (c) Section 4.3 (Hedging), (d) Section 4.4 (Legend), (e) Section 4.5 (No Materially Burdensome Condition); (f) Section 4.8 (Exchange Listing); and (g) Section 4.15 (Other Investment Agreements). The parties each agree that, contingent upon the closing of the Merger, as of the Termination Effective Time the Terminated Provisions will be wholly void and without effect, and notwithstanding anything in the Investment Agreement to the contrary, the rights, liabilities and obligations of each of the Corporation, the Investor and each of their respective affiliates (as such term is defined in the Investment Agreement), officers, directors, members, partners, trustees, beneficiaries, successors and assigns, in each case to the extent solely arising out of the Terminated Provisions, shall be terminated and of no further force and effect. For the avoidance of doubt, contingent upon the closing of the Merger, the Investor hereby agrees that the Investor’s rights and obligations under Section 4.1 (Governance Matters) of the Investment Agreement shall be void and without effect as of the Termination Effective Time and the Investor shall have no rights or obligations with regard to the appointment or designation of a member to serve on the board of directors of the Surviving Entity, except pursuant to a separate written agreement, if any, by and between the Investor and the Surviving Entity.
3.	Termination of Registration Rights Agreement. Contingent upon the closing of the Merger, the parties hereto hereby agree to terminate the Registration Rights Agreement, effective as of the Termination Effective Time. Contingent upon the closing of the Merger, the parties each agree that as of the Termination Effective Time the Registration Rights Agreement will be wholly void and without effect, and notwithstanding anything in the Registration Rights Agreement to the contrary, the rights, liabilities and obligations of each of the Corporation, the Investor and each of their respective Affiliates (as such term is defined in the Registration Rights Agreement), officers, directors, members, partners, trustees, beneficiaries, successors and assigns, shall be terminated and of no further force and effect as of the Termination Effective Time, including, without limitation, any right, liability or obligation in the Registration Rights Agreement that that purport to otherwise survive beyond the termination of the Registration Rights Agreement.
4.	FirstSun Registration Rights Agreement. The parties acknowledge that pursuant to the Merger Agreement, contingent upon the closing of the Merger and to be effective upon the closing of the Merger, FirstSun shall use commercially reasonably efforts add the Investor as a party to its Registration Rights Agreement dated June 19, 2017, as amended (the “FirstSun Registration Rights Agreement”), in the form provided as Exhibit J to the Merger Agreement (the “Registration Rights Agreement Amendment”), if the Investor is or becomes a Potential Affiliate Holder or to the extent that any shares issued by FirstSun to the Investor (whether in the capacity as a shareholder or warrantholder of First Foundation) in connection with the Merger are not duly registered on the Form S-4 prior to the Effective Time. If FirstSun is unable to add such Investor as a party to the FirstSun Registration Rights Agreement pursuant to the Registration Rights Agreement effective upon the closing of the Merger, FirstSun agrees that it shall continue to use commercially reasonable efforts to add such Investor as a party to the FirstSun Registration Rights Agreement pursuant to the Registration Rights Agreement Amendment after the closing of the Merger or shall otherwise use commercially reasonable efforts to provide equivalent registration rights to the Investor.
5.	Agreement to Assignment. Contingent upon the closing of the Merger, Investor hereby consents to the assignment of Investment Agreement (subject to the termination of the Terminated Provisions) to FirstSun as the Surviving Entity in the Merger.

6.	No Claims. As of date of this Agreement, the Investor hereby represents and warrants that it has no known claims, demands, or causes of action against the Corporation as of the date of this Agreement under the Investment Agreement or the Registration Rights Agreement.
7.	Further Assurances. Each of the parties hereto hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.
8.	Miscellaneous. (a) With regard to the Investment Agreement, Article VI (Miscellaneous) of the Investment Agreement is hereby incorporated by reference, and shall apply hereto as though set forth herein, mutatis mutandis; and (b) with regard to the Registration Rights Agreement, Section 7 (Miscellaneous) of the Registration Rights Agreement is hereby incorporated by reference, and shall apply hereto as those set forth herein, mutatis mutandis.
9.	Effectiveness. Upon any termination of the Merger Agreement pursuant to its terms, this Agreement shall immediately terminate and be null and void ab initio and of no force or effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.

FIRST FOUNDATION INC.

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:

[Signature Page to Partial Termination Agreement]

Exhibit A

[●]

Exhibit J

Form of Amendment No. 2 to Registration Rights Agreement

AMENDMENT NO. 2

TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of [•], 2025, by and among FIRSTSUN CAPITAL BANCORP, a Delaware corporation (the “Corporation”), the Persons executing the signature pages hereto, including the Persons listed on Exhibit A hereto (the “First Foundation Stockholders”).

RECITALS

WHEREAS, the Corporation, the Significant Investors and the Investors have entered into that certain Registration Rights Agreement, dated as of June 19, 2017, as amended by Amendment No. 1, dated as of June 1, 2021 (together, the “Registration Rights Agreement”);

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of [October 27, 2025] (the “First Foundation Merger Agreement”), by and between the Corporation and First Foundation Inc., a Delaware corporation (“First Foundation”), pursuant to which First Foundation will merge with and into the Corporation (the “First Foundation Merger”), with the Corporation surviving the First Foundation Merger;

WHEREAS, Section II. 9 (Amendment and Waiver) of the Registration Rights Agreement provides that any provision of the Registration Rights Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of (a) the Corporation, (b) the Significant Investors and (c) the Holders of at least a majority of the Registrable Securities outstanding;

WHEREAS, the Corporation has completed an IPO;

WHEREAS, the Corporation, the Significant Investors and the Investors signatory hereto, which constitute each Significant Investor and the Holders of at least a majority of the Registrable Securities outstanding, now desire to amend the Registration Rights Agreement (which shall constitute the written consent of the Investors signatory hereto) to (i) add the First Foundation Stockholders as parties, (ii) waive certain piggyback registration rights in connection with the shelf registration statement, similar to the shelf registration statements previously filed for other stockholders of the Corporation, to be filed after closing of the First Foundation Merger, and (iii) acknowledge that the closing of the First Foundation Merger shall be deemed to constitute a demand notice from the First Foundation Stockholders under Section I.2 of the Registration Rights Agreement and that the Corporation shall file a shelf registration statement covering their Registrable Securities in accordance with the terms of the Registration Rights Agreement (after giving effect to the waivers set forth in this Amendment).

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Registration Rights Agreement is hereby amended as follows:

1.          Effective Date of this Amendment. This Amendment will become effective on the date on which the Effective Time (as defined in the First Foundation Merger Agreement) of the transactions contemplated by the First Foundation Merger Agreement occurs (the “Effective Date”); provided, however, that the waivers provided herein shall be effective as of the date of this Amendment. If the Effective Time does not occur, this Amendment shall be null and void and have no effect.

2.          Addition of the First Foundation Stockholders. Effective as of the Effective Date, the First Foundation Stockholders shall be added as parties to the Registration Rights Agreement and shall be entitled to all rights and subject to all obligations thereunder, as amended hereby.

3.          Amendment to Exhibit A. Exhibit A to the Registration Rights Agreement is hereby amended to add the following Significant Investors: the First Foundation Stockholders.

4.          Addition of Section I.11. Section I.11 of the Registration Rights Agreement is hereby amended to add a new Section I.11(d) thereto, to read as follows:

(d)	Notwithstanding any other provision in this Agreement, each First Foundation Stockholder irrevocably waives any rights or powers it may have under this Section I.11 solely to the extent such provisions would allow it to impose a restriction on the rights of another Stockholder with respect to such Stockholder’s Company Securities.

5.          Waiver of Rights. The Corporation, the Significant Investors, and the Holders of at least a majority of the Registrable Securities outstanding hereby waive any and all rights set forth in Section I.2 and/or under Section I.3 of the Registration Rights Agreement solely with respect to the resale Demand Registration to be filed for the benefit of the First Foundation Stockholders after the closing of the Merger in accordance with the terms and conditions of the First Foundation Merger Agreement and the Registration Rights Agreement.

6.          Demand Notice and Shelf Registration. The parties agree that the closing of the First Foundation Merger shall be deemed to constitute a demand notice from the First Foundation Stockholders under Section I.2 of the Registration Rights Agreement, and the Corporation shall file a shelf registration statement on Form S-3 (or other available form) covering the resale of the Registrable Securities held by the First Foundation Stockholders in accordance with the terms of the Registration Rights Agreement (after giving effect to the waivers set forth in this Amendment).

7.          No Other Amendments. Except as expressly modified or amended hereby, the Registration Rights Agreement is and shall remain in full force and effect.

8.          Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

9.          Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first set forth above, but on the actual dates specified below.

FIRSTSUN CAPITAL BANCORP

By:
Name:
Title:

FIRST FOUNDATION STOCKHOLDERS
INSERT NAME

By:
Name:
Title:

INSERT NAME

By:
Name:
Title:

Signature Page to Amendment No. 2 to Registration Rights Agreement

Exhibit A

FIRST FOUNDATION STOCKHOLDERS

1.	CF 1Foundation Investors LP
2.	Canyon party
3.	Strategic Value Investors, LP